Exhibit 99(a)
EXECUTION COPY
MASTER SALE AND PURCHASE AGREEMENT
AMONG
DELPHI CORPORATION,
BUYER PARENT
AND
THE OTHER SELLERS PARTY HERETO
DATED AS OF
December 10, 2007

i

		PAGE NO
12.18	Risk of Loss	108
12.19	Enforcement of Agreement	108
12.20	Sellers’ Payment Obligations	108
12.21	Bankruptcy Court Approval	109

EXECUTION COPY
MASTER SALE AND PURCHASE AGREEMENT
     THIS MASTER SALE AND PURCHASE AGREEMENT, dated as of December ___, 2007 between Delphi Corporation, a Delaware corporation (“Delphi”) on behalf of itself and the other entities set forth on Schedule 1, and Steering Solutions Corporation, a Delaware corporation (“Buyer Parent”), on behalf of itself and the other buyers set forth on Schedule 1.2, which is to be provided by Buyer Parent to Delphi ten (10) Business Days before Closing (each a “Buyer,” and, collectively with Buyer Parent, the “Buyers”):
     WHEREAS, Delphi, through its Affiliates referred to in this Agreement, is engaged in the Business (as hereinafter defined);
     WHEREAS, the Securities Sellers (as hereinafter defined) own, directly or indirectly, the Sale Securities (as hereinafter defined);
     WHEREAS, the Asset Sellers (as hereinafter defined) own the Acquired Assets (as hereinafter defined);
     WHEREAS, on October 8, 2005 (the “Petition Date”), the Filing Affiliates (as hereinafter defined) filed voluntary petitions for relief (the “Bankruptcy Cases”) under Chapter 11 of Title 11, U.S.C. §§ 101 et seq. (as then amended) (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”); and
     WHEREAS, as contemplated by Sections 363, 365 and 1146 of the Bankruptcy Code, the Securities Sellers and the Asset Sellers desire to sell to the Buyers all of their right, title and interest in and to the Purchased Assets (as hereinafter defined), and Buyers desire to make such purchase, subject to and in accordance with the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound, the Parties agree:
     1. DEFINITIONS.
               1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings set forth below or in the Sections referred to below:
     “Accounts Payable” means all trade accounts payable, and other obligations to pay suppliers and third parties to the extent arising from the conduct of the Business or relating to the

Acquired Assets, including all trade accounts payable set forth on the Transferable Balance Sheet to the extent not settled prior to the Closing Date.
     “Accounts Receivable” means all trade accounts receivable, and other rights to payment from customers and all other accounts or notes receivable from third parties and the full benefit of all security for such accounts or notes, including the trade accounts receivable set forth on the Transferable Balance Sheet to the extent not paid prior to the Closing Date.
     “Acquired Assets” – Section 2.1.2.
     “Acquired Contracts” means all Contracts that primarily relate to the Business to which an Asset Seller is a party, including all Material Contracts and all Assumed and Assigned Contracts, except those Contracts listed or generally described on Schedule 2.1.3(O).
     “Adjusted Net Assets” means Acquired Assets plus the assets of the Sale Companies and the JV Companies minus Assumed Liabilities and the liabilities of the Sale Companies and the JV Companies (excluding any liabilities retained by Sellers), determined in accordance with GAAP applied consistently with the preparation of the December 31, 2006 balance sheet that is part of the Historical Financial Statements. For purposes of determining Adjusted Net Assets, Cash and Assumed Debt will be excluded.
     “Administrative Assets” of an Asset Seller or Sale Company, means books, records and instruments relating to the business, operations, condition of (financial or other), or results of operations of such Asset Seller with respect to the Business or Sale Company and other administrative assets including advertising and promotional materials, catalogues, price lists, correspondence, mailing lists, customer lists, vendor lists, photographs, production data, computer files, operating data and plans, sales materials and records, purchasing materials and records, personnel records of employees, billing records, sale order files, accounting records, other financial records, and related work papers that relate solely to the Purchased Assets, budgets, pricing guidelines, ledgers, journals, deeds and title policies and, with respect to a Sale Company, taxation records, minute books, stock certificates and stock transfer ledgers; provided, however, that Administrative Assets does not include Intellectual Property or Technical Documentation.
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” means ownership of more than fifty percent (50%) of the shares or other equity interest and having power to elect a majority of the members of the board of directors or similar body governing the affairs of such Person.

     “Aggregate NTD/POS Revenue” means the product of (i) any remaining NTD/POS inventory pre-sold to certain OEM customers from January 1, 2007 through the Closing and (ii) the selling price of such NTD/POS inventory.
     “Agreement” means this Master Sale and Purchase Agreement (including the Schedules and Exhibits referred to herein, each of which is incorporated herein by reference), as amended, modified or supplemented from time to time.
     “Allocation” – Section 3.5.1.
     “Alternate Bid(s)” – Section 10.10.
     “Alternate Bidder(s)” – Section 10.10.
     “Alternative Transaction” means the sale, transfer, lease or other disposition, directly or indirectly, including through an asset sale, stock sale, merger or other similar transaction, of any material portion of the Business or the Acquired Assets in a transaction or a series of transactions with one or more Parties other than Buyer Parent; provided, however, that an Alternative Transaction does not include: (i) retention of the Business by Sellers under a stand-alone plan of reorganization approved by the Bankruptcy Court, or (ii) the sale, transfer, lease or other disposition, directly or indirectly, of any portion of the Business or the Acquired Assets (other than as a going concern) in connection with the closure, liquidation or winding up of the Business or any of the Sellers or Sale Companies.
     “Ancillary Agreements” means the Transfer Agreements and other agreements referred to in Section 8.2.
     “Acquired Assets” – Section 2.1.2.
     “After-Acquired Business” – Section 6.4.3.A.
     “Asset Buyer(s)” means the Buyers set forth on Schedule 1.2, which is to be provided by Buyer Parent to Delphi ten (10) Business Days before Closing, with respect to the assets set forth opposite their names.
     “Asset Seller(s)” means the Sellers set forth on Schedule 1, with respect to the assets set forth opposite their names.

     “Assumed and Assigned Contracts” – Section 6.3.
     “Assumed Debt” – means (i) the Debt Obligations of the Sale Companies, including the amount of debt assumed pursuant to the Polish factoring facility and (ii) sixty (60) percent of the Debt Obligations of the JV Companies; in each case, excluding Debt Obligations listed on Schedule 6.12.
     “Assumed Environmental Liabilities” – Section 2.2.13.
     “Assumed Liabilities” – Section 2.2.
     “Auction” – Section 10.8.
     “Bankruptcy Cases” – Recitals.
     “Bankruptcy Code” – Recitals.
     “Bankruptcy Court” – Recitals.
     “Bankruptcy Rules” mean the U.S. Federal Rules of Bankruptcy Procedure.
     “Benchmark Net Assets Amount” means the amount of $859,061,000, as set forth in Schedule 3.3.1.
     “Bid Deadline” – Section 10.3.
     “Bidding Procedures” – Section 10.1.
     “Bidding Procedures Order” means the order of the Bankruptcy Court approving the Bidding Procedures and certain provisions of this Agreement, including, but not limited to, Buyers’ right, under the terms and conditions set forth hereafter, to a Break-Up Fee and/or Expense Reimbursement as set forth in Section 6.2.1.
     “Bidding Process” – Section 10.1.
     “Break-Up Fee” – Section 9.2.1.

     “Business” means the design, testing, manufacture, development, marketing and sale of the Products by the Sale Companies and/or the Asset Sellers at the Manufacturing Facilities and Technical Centers and Sales Offices and other locations at which the Sale Companies and Asset Sellers conduct any such activities with respect to the Products, except for the Excluded Assets and the JV Companies.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.
     “Buyer Employee Benefit Plans” means Buyers’ pension, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, severance, vacation, cafeteria, sick leave, fringe or welfare benefits, any employment or consulting Contracts, collective bargaining agreements, “employee benefit plans” (as defined in Section 3(3) of ERISA), employee manuals, and written policies, practices or understandings relating to employment as applicable to Transferred U.S. Employees and Transferred Non-U.S. Employees.
     “Buyer Parent” – Recitals.
     “Buyer(s)” – Recitals.
     “Capped Cash” means the sum of the Cash at Closing for the following Sale Companies and JV Companies, up to the amounts specified: (i) for both Delphi Saginaw Lingyun Drive Shaft Co. Ltd. and Saginaw Lingyun Drive Shaft (Wuhu) Co., Ltd., no greater than $2,000,000 in the aggregate (such amount refers to Sellers’ pro-rata amount of Cash at these JV Companies); (ii) [Brazil Sale Company TBE] no greater than $1,000,000; (iii) Saginaw Steering (Suzhou) Co., Ltd. no greater than $1,500,000; and (iv) Delphi Polska Automotive Systems Sp. zoo, no greater than $7,000,000.
     “Cash” means the sum of cash, cash equivalents and liquid investments plus all deposited but uncleared bank deposits at Closing and less all outstanding checks and electronic payments of the Business, in each case as determined by GAAP.
     “Claims” mean all Losses, Liabilities, claims (as defined in Section 101 of the Bankruptcy Code), damages or expenses (including reasonable legal fees and expenses) whatsoever, whether known or unknown, fixed, liquidated, contingent or otherwise.
     “Closing” – Section 8.1.

     “Closing Adjusted Net Assets Statement” means the statement of Adjusted Net Assets of the Combined Business (as adjusted in accordance with this Agreement) as of 11:59 P.M. (Eastern Standard Time) on the Closing Date, which statement will be prepared and delivered in accordance with Section 3.3.
     “Closing Date” – Section 8.1.
     “Closing Cash and Debt Statement” – Section 3.3.1.
     “Closing NTD/POS Statement” – Section 3.3.1.
     “Closing Statement” – Section 3.2.2.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collective Bargaining Agreements” mean all collective bargaining agreements with any labor union, works council or other representatives of Transferred Employees (including local agreements, amendments and supplements, and material letters and memoranda of understanding of any kind).
     “Combined Business” means the Business and Sellers’ ownership interests in the JV Companies.
     “Commitment Letter” – Section 6.30.
     “Committee” – Section 10.3.
     “Competition/Investment Law” means any Law that is designed or intended to prohibit, restrict or regulate: (i) foreign investment; or (ii) antitrust, monopolization, restraint of trade or competition.
     “Competitive Business” – Section 6.4.1.
     “Compliance Matter” means an event, condition, activity, practice, action or omission which gives rise to a violation of an Environmental Law at or affecting any property or facility of the Business other than the Tychy, Poland and Gliwice, Poland facilities but which excludes Environmental Contamination.

     “Confidential Information Memorandum” means the Confidential Information Memorandum dated July 2006 (as supplemented by the Updated Summary Information dated July 2007), which describes the Business.
     “Confidentiality Agreement” means the confidentiality agreement between Buyer Parent and Delphi relating to the Sale, dated June 29, 2006.
     “Consent” means any consent, approval, authorization, waiver, permit, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person, or the expiration or termination of the waiting period under any Competition/Investment Law, in each case required to permit the consummation of any of the transactions contemplated by this Agreement.
     “Contracts” mean purchase orders, sales agreements, service contracts, distribution agreements, sales representative agreements, employment or consulting agreements, leases, product warranty or service agreements and other binding commitments, agreements, arrangements and undertakings of any nature (whether written or oral).
     “Controlled Group” – Section 4.11.8.
     “Copyrights” mean: (i) all copyrights, works of authorship or copyrightable works existing anywhere (registered, published, unpublished, protected by statutory law or otherwise) and registrations, renewals, revivals, reissuances, extensions and applications for copyright registration thereof, and all rights therein provided by international treaties or conventions; (ii) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others; (iii) database and data protection rights whether or not based on copyright; (iv) semiconductor chip mask work registrations and applications therefor; and (v) rights to sue or recover and retain damages and costs and attorneys’ fees for present, future and past infringement of any of the foregoing.
     “Corporate Shared Services Licenses” means licenses of Software under Delphi-wide Contracts which are not primarily used by the Business that are currently used by corporate shared services users who perform functions for the Business.
     “Corporate Trademark Rights” means Trademark Rights used both in the Business and in other businesses conducted directly or indirectly by Delphi, none of which are primarily used or material to the Business (other than “Delphi” and any derivatives thereof).
     “Corporate Trademark Use Period” – Section 6.10.1.

     “CPA Firm” – Section 3.3.3.
     “CSC” means Computer Sciences Corporation and its Affiliates.
     “Cure Amounts” mean all cure amounts payable in order to cure any monetary defaults required to be cured under Section 365(b)(1) of the Bankruptcy Code or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption of and/or assignment to Buyers of the Pre-Petition Contracts included within the Assumed and Assigned Contracts under the Sale Approval Order.
     “DASHI” – Section 6.22.1.
     “Data Room” means the data room(s) in which the documents and information related to the Business, the Acquired Assets, Sale Companies, and JV Companies were disclosed to Buyer Parent’s representatives and counsels.
     “Day 1” means separation of the information technology systems required to run the Business from the Sellers’ carve-out systems on the Closing Date or at a mutually agreed upon post-Closing Date, in each case in accordance with the Separation Plan, which includes a “Delphi Steering Application Workbook” and “Delphi Steering Infrastructure Workbook.” For each application or infrastructure component or service, one of the seven categories set forth on Schedule 6.11.8.A are used to define the agreed upon methodology to achieve Day 1 separation.
     “Day 2” means logical and physical separation such that the information technology systems required to run the Business are operating in a stand-alone application environment, a stand alone database environment and a non-Delphi physical data center environment, including, for example, in cases where a physical move of the application may be required, such as a move from a Delphi-wide environment to a Steering dedicated environment within an HP data center or from a Delphi-owned data center environment to an environment dedicated solely to the Business; to be effected, in each case, in a manner which is reasonably acceptable to Delphi.
     “Debt Obligations”, as applied to any Person, mean obligations (i) for borrowed money, (ii) evidenced by bonds, debentures, notes, letters of credit and similar instruments, (iii) under financing or capital (as opposed to operating) leases (determined in accordance with GAAP) and other similar instruments, and (iv) all accrued interest, fees and charges in respect of any of the foregoing, and (v) all guarantees of the obligations in clauses (i) through (iv) above.
     “Deferred Items” – Section 2.6.1.
     “Delphi” – Recitals.

     “Delphi Statements” – Section 3.3.1.
     “Deposit Amount” – Section 3.1.
     “Deposit Escrow Agreement” means the Deposit Escrow Agreement referred to in Section 8.2.4, dated as of the date hereof, executed by and among Buyer Parent, Delphi and Escrow Agent concurrently with this Agreement.
     “EC Merger Regulation” means Council Regulation (EEC) 4064/89 of the European Community, as amended.
     “EDS” means Electronic Data Systems Corporation, EDS Information Systems, LLC and its Affiliates.
     “Effects MOU” means a memorandum of understanding between Sellers and the UAW regarding the effects of the transactions contemplated by this Agreement upon the UAW bargaining unit members.
     “Encumbrance” means: (i) with respect to the Sale Securities, any voting trust, shareholder agreement, proxy, preemptive right, right of first refusal, or other similar restriction; and (ii) with respect to the Purchased Assets (including the Sale Securities or any other shares of capital stock owned by Sellers, Buyers or their respective Affiliates) or any other property or asset, lien, charge, claim, pledge, security interest, conditional sale agreement or any other title retention agreement, lease, mortgage, security interest, option or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction or a similar law relating to security interests in and over personal property).
     “Enterprise Providers” – Section 6.24.
     “Enterprise Contracts” – Section 6.24.
     “Environment” means the following media (whether individually or commingled): air, water, surface water, groundwater (whether an aquifer or water below the surface of the ground), and ground (whether at the surface or below the surface) and all organisms, ecosystems, flora, and natural resources.
     “Environmental Claim” means a written notice, claim, demand, action suit complaint or Proceeding by a Governmental Authority or a third party alleging liability or potential liability under an Environmental Law.

     “Environmental Contamination” means the release or disposal of a Hazardous Material at, in, under, on, about, or migrating to or from the Environment at Real Property, or, solely as to disposal locations located in the United States or in other jurisdictions in which applicable Environmental Law imposes cleanup liability in connection with the offsite disposal of Hazardous Materials, the arrangement for disposal at such an offsite location of a Hazardous Material, which Hazardous Material was generated at a Real Property.
     “Environmental Damages” means Losses (including reasonable expenses of investigation and attorneys’ fees) arising out of any liability under, or any noncompliance with, an Environmental Law, in all cases excluding consequential damages or lost profit, and also excluding investigation expenses incurred for the purpose of making a claim for indemnification under this Agreement.
     “Environmental Law” means all Laws or Orders applicable to the conduct and the operation of the Business and relating to pollution or the protection of the Environment or protection of human health from environmental hazards, excluding workplace safety laws (including OSHA and similar foreign laws).
     “Environmental Permits” mean any licenses, permits, authorizations and approvals issued by any Governmental Authority and required to be obtained by the Business in respect of the Acquired Assets under Environmental Laws.
     “Equityholders’ Committee” – Section 10.3.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “Escrow Agent” means the escrow agent under the Deposit Escrow Agreement.
     “Excepted Shared Intellectual Property” means the Shared Intellectual Property listed in Schedule 6.11.1.
     “Excluded Assets” – Section 2.1.3.
     “Excluded Products” — Section 6.11.1.
     “Excluded Software” means the Software identified on Schedule 2.1.3.O.

     “Expense Reimbursement” – Section 9.2.2.
     “Filing Affiliates” mean Delphi and the following Affiliates of Delphi, each of which are included in the Bankruptcy Cases and are Asset Sellers and/or Securities Sellers: Delphi Automotive Systems LLC, Delphi China LLC, Delphi Automotive Systems (Holding), Inc. and Delphi Technologies, Inc.
     “Final Order” means an order of the Bankruptcy Court or any court with jurisdiction, or findings and conclusions relating to an order of the Bankruptcy Court or any court with jurisdiction, as to which the time to file an appeal, a motion for rehearing or reconsideration (excluding any motion under Federal Rule of Civil Procedures 60(b)) or a petition for a writ of certiorari has expired and no such appeal, motion or petition has been resolved in a manner adverse to Buyers or Buyer Parent or is pending.
     “Final Statement of Adjusted Net Assets” – Section 3.3.3.
     “Final Statement of Cash and Debt” – Section 3.3.3.
     “Final Statement of NTD/POS” – Section 3.3.3.
     “Foreign Operations” mean the operations of the Business other than by any of the Filing Affiliates.
     “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, consistently applied throughout the specified period, unless otherwise noted or disclosed herein.
     “Good Faith Deposit” – Section 10.5.3.
     “Governmental Approval” means any Consent of, with or to any Governmental Authority.
     “Governmental Authority” means any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

     “Governmental Order” means, with respect to any Person, any judgment, order, writ, injunction, decree, stipulation, agreement, determination or award entered or issued by or with any Governmental Authority and binding on such Person.
     “Grievances” — Section 6.6.10.
     “Hazardous Materials” means any element, mixture, chemical, hazardous substance, constituent, waste, pollutant, contaminant, or material including petroleum or petroleum-based or petroleum-derived, polychlorinated biphenyls, asbestos-containing materials, noxious, radioactive, flammable, corrosive or caustic compound (whether solid, liquid or gaseous), which are regulated, or can give rise to Liabilities or Losses, under an Environmental Law or an Environmental Permit.
     “Historical Financial Statements” – Section 4.4.1.
     “HP” – means Hewlett Packard Company and its Affiliates.
     “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Inactive Employees” – Section 6.6.5.A.
     “Indemnifiable Losses” – Section 11.3.1.
     “Indemnifiable Sale Company Liabilities” means Retained Product Warranty Liability, Retained Products Liability, Retained Insured Liabilities and Retained Environmental Liabilities of the Sale Companies except for Retained Environmental Liabilities of Delphi Polska.
     “Insurance Policies” means all insurance policies relating to the operations of the Business, including any and all claims and rights thereunder and the proceeds thereof and all prepaid insurance premiums.
     “Insured Liabilities” mean all Liabilities in the nature of general and automobile liability, including any Liability for Claims made for injury to persons and/or property (excluding Products Liability).
     “Intellectual Property” means Patent Rights, Trademark Rights, Copyrights, Software, Trade Secrets and Know-How.

     “Inventory” means finished goods, raw materials, work-in-process, packaging, stores, stock, office supplies, parts, packaging materials and other inventory and accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted or located at customers’ premises on consignment, or wherever else located, which are used or held for use by Sellers or the Sale Companies in the conduct of the Business (together with all rights of Sellers against suppliers of such inventories).
     “JV Companies” means the following joint ventures which are engaged in the manufacture, development and sale of Products: Delphi Saginaw Lingyun Drive Shaft Co. Ltd and Saginaw Lingyun Drive Shaft (Wuhu) Co., Ltd.
     “KDAC” – Section 2.1.3.N.
     “KDAC Amount” – means $10.0 million.
     “KDAC Options” – Section 6.22.2.
     “KDAC Purchase Price” – Section 6.22.2.
     “KDAC Steering Interest” – Section 6.22.1.
     “KDAC Steering” – Section 6.22.1.
     “KDAC Steering Sale Conditions” – Section 6.22.1.
     “Know-How” means proprietary technical and business knowledge and information, regardless of whether recorded and, if recorded, regardless of the media in which it is recorded, such knowledge and information including specifications, designs, methodologies, processes and production techniques resulting from research and development, technology, manufacturing and production processes, research and development information, drawings, specifications, designs, plans, proposals, technical data, vendor and marketing and business data and customer and vendor lists and information, whether or not confidential.
     “Knowledge of Buyers” or “Buyers’ Knowledge” (or a similar phrase) means the actual, conscious knowledge of the individuals listed on Schedule 1.1.A.

     “Knowledge of Sellers” or “Sellers’ Knowledge” (or a similar phrase) means the actual, conscious knowledge of the individuals listed on Schedule 1.1.B with respect to the matters specified for such individuals on Schedule 1.1.B.
     “Law” means any and all applicable laws, rules, regulations, directives, decrees, treaties, statutes, provisions of any constitution and principles (including principles of the common law) of any Governmental Authority, as well as any applicable Governmental Order.
     “Leased Real Property” – Section 4.17.1.
     “Leases” – Section 4.17.1.
     “Liabilities” mean any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, fixed, absolute, contingent, determined or undeterminable, on- or off- balance sheet or otherwise, or due or to become due, including Debt Obligations and those arising under any Law, Claim, Governmental Order, Contract or otherwise.
     “Licensed Intellectual Property” means Sellers’ rights with respect to Intellectual Property licensed or sublicensed to Sellers from a third party, and that is primarily used by the Business, including Licensed Intellectual Property and associated Contracts listed on Schedule 4.13.1.
     “Losses” mean any and all claims, Liabilities, losses, damages, fines, penalties and costs (in each case including reasonable out-of-pocket expenses (including reasonable attorneys’, accountants’, technical consultants’, engineers’ and experts’ fees and expenses)).
     “Management Presentations” mean the presentations, expert meetings, site visits and question and answer sessions, provided by Delphi and Sellers (and their advisers and counsel) to Buyer Parent and the other Buyers (and their advisers and counsel), with respect to the Business, the Acquired Assets and the Sale Companies and JV Companies in view of the transactions contemplated herein.
     “Manufacturing Facilities” means the Business’ manufacturing facilities located at Saginaw, Michigan; New Castle, Indiana; Athens, Alabama; Queretaro, Mexico; Juarez, Mexico; Sabinas Hidalgo, Mexico; Strasbourg, France; Somerton, Australia; Suzhou, China; Bangalore, India; Porto Alegre, Brazil; Gliwice, Poland; and Tychy, Poland.
     “Marked Agreement” – Section 10.5.2.

     “Material Adverse Effect” means any change, occurrence or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, Liabilities (except to the extent assumed or retained by Sellers’ hereunder), results of operations or financial condition of the Business, taken as a whole, but excludes any effect: (i) resulting from general economic or business conditions (except to the extent such change, occurrence or development has a significantly disproportionate adverse effect on the Business); (ii) affecting companies in its industry or its markets generally (except to the extent such change, occurrence or development has a significantly disproportionate adverse affect on the Business); (iii) resulting from any changes in any Law, or in GAAP or any foreign generally accepted accounting principles; (iv) that is cured before the date of any termination of this Agreement by Buyer Parent pursuant to Section 9.1 hereof; (v) resulting from the negotiation, announcement or performance of this Agreement or the transactions contemplated hereby, including by reason of the identity of any Buyer or communication by any Buyer or its Affiliates of its plans or intentions regarding operation of the Business; (vi) resulting from any act or omission of any Seller taken with the prior written consent of any Buyer; (vii) resulting from the filing of the Bankruptcy Cases or from any action approved by the Bankruptcy Court; (viii) resulting from the regulatory status of any Buyer, or (ix) resulting from acts of war or terrorism, whether or not directed at the Business or Buyer.
     “Material Contracts” – Section 4.13.1.
     “Modifications” – defined within the definition of “Purchased Intellectual Property.”
     “Normalized Working Capital Amount” means $30,000,000.
     “NTD/POS” means the Products that have been pre-sold to certain OEM customers of the Business, as described on Schedule 1.1.E.
     “NTD/POS Adjustment Amount” means an amount equal to the Aggregate NTD/POS Revenue multiplied by the blended contribution margin rate of the Products subject to NTD/POS (to be calculated post-Closing using the Product family contribution margin rates set forth on Schedule 1.1.E).
     “Non-U.S. Benefit Plan” – Section 4.11.13.
     “Non-U.S. Employees” means the employees (salaried and hourly) who are employed by Asset Sellers or Seller Affiliate in, and dedicated to, the Business in a country other than the United States immediately prior to the Closing and identified on Schedule 4.11.1.
     “Objection” – Section 3.3.2.

     “OEM” means automotive original equipment manufacturer.
     “OFAC” – Section 5.6.
     “Option Notice” – Section 6.4.3.B.
     “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority.
     “Ordinary Course of Business” means the usual, regular and ordinary course of a business consistent with the past practice thereof (including with respect to quantity and frequency), provided that where the Sellers’ past practices were modified following filing of the Bankruptcy Cases, such term means the ordinary course consistent with the custom and practice of the Sellers’ from and after the Petition Date to the extent such practices were necessary to comply with the Bankruptcy Code or orders issued in the Bankruptcy Cases.
     “Organizational Document” means, as to any Person, its certificate or articles of incorporation, its regulations or by-laws or any equivalent documents under the law of such Person’s jurisdiction of incorporation or organization.
     “Other Services” – Section 6.24.
     “Owned Intellectual Property” means Intellectual Property in and to which Sellers hold, or have a right to hold, in whole or in part, any right, title and interest.
     “Owned Real Property” – Section 4.17.2.
     “Party(ies)” means the Sellers and/or Buyers.
     “Patent Rights” mean: (i) patentable inventions, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (ii) designs, ideas and conceptions of patentable subject matter, including, without limitation, any invention disclosures and inventor certificates, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (iii) national (including the United States) and multinational statutory invention and design registrations, patents and patent applications (including provisionals, substitutions, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions; and (iv) rights to sue or recover and retain damages and costs and attorneys’ fees for present, future and past infringement of any of the foregoing.

     “Permits” – Section 4.7.
     “Permitted Encumbrance” means: (i) purchase money security interests arising in the Ordinary Course of Business; (ii) security interests relating to progress payments created or arising pursuant to government contracts in the Ordinary Course of Business; (iii) security interests relating to vendor tooling arising in the Ordinary Course of Business; (iv) any Encumbrance that may be created by or with the written agreement of Buyers; (v) in relation to Real Property: (a) Encumbrances relating to any current real estate or ad valorem taxes or assessments not yet due and payable or delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established; (b) mechanic’s, materialmen’s, laborer’s and carrier’s liens and other similar liens arising by operation of law or statute in the Ordinary Course of Business for obligations which are not delinquent and which will be paid or discharged in the Ordinary Course of Business; (c) matters which an ALTA survey, or a similar survey in any other country, would disclose, provided that any such matter would not materially interfere with the Business as presently conducted; (d) rights of the public and adjoining property owners in streets and highways abutting and adjacent to the Real Property, (e) easements, covenants, restrictions and other encumbrances of public record; and (f) such other Encumbrances, the existence of which, in the aggregate, would not materially interfere with or materially affect the use of the respective underlying asset to which such Encumbrances relate as used on the Closing Date; and (vi) in the case of Sale Securities of the JV Companies, restrictions contained in the joint venture agreement or shareholders agreement or related agreements (to the extent disclosed to Buyers) affecting such Sale Securities.
     “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.
     “Personal Property” means tangible personal property other than Inventory, including production machinery, equipment, tools, dies, jigs, molds, patterns, gauges, production fixtures, material handling equipment, related spare parts, business machines, computer hardware and other information technology assets, office furniture and fixtures, in-factory vehicles, trucks, model shop equipment, laboratory test fixtures and other tangible personal property, whether located on the Real Property, at the place of business of a vendor or elsewhere primarily used or held for use in the conduct of the Business; provided, however, that the Personal Property does not include Intellectual Property.
     “Petition Date” – Recitals.
     “Post-Closing Environmental Contamination” means Environmental Contamination to the extent occurring after the Closing Date, provided that Post-Closing Environmental Contamination shall not include continued migration of any Pre-Closing Environmental Contamination within or from any property or facility of the Business after the Closing Date.

     “Post-Closing Compliance Matter” means a Compliance Matter first occurring after the Closing Date.
     “Post-Petition Contracts” mean the Acquired Contracts of the Filing Affiliates relating to the Business entered into by such Filing Affiliates on or after the Petition Date.
     “Potential Bidder” – Section 10.2.
     “Preliminary Adjusted Purchase Price” — Section 3.2.1.
     “Preliminary Purchase Price” – Section 3.2.1.
     “Pre-Closing Environmental Contamination” means Environmental Contamination to the extent occurring prior to the Closing Date, provided that Pre-Closing Environmental Contamination (a) includes continued migration of any Pre-Closing Environmental Contamination within or from any property or facility of the Business after the Closing Date, and (b) excludes Environmental Contamination from property not part of the Business but which has migrated to property of the Business.
     “Pre-Closing Compliance Matter” means a Compliance Matter first occurring prior to the Closing Date.
     “Pre-Petition Contracts” mean the Acquired Contracts of the Filing Affiliates relating to the Business entered into by such Filing Affiliates before the Petition Date.
     “Prior Calendar Month” means the calendar month preceding the month in which the Closing occurs.
     “Proceeding” means any action, claim, charge, complaint, grievance, demand, suit, proceeding, arbitration, citation, summons, subpoena, inquiry, or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Authority or any arbitrator or arbitration or grievance panel.
     “Product(s)” means the products identified on Schedule 1.1.C.
     “Products Liability” means all Liabilities in the nature of products liability, including any Liability for Claims made for injury to persons and/or property arising from, caused by or arising out of the design, manufacture or assembly of any Product, and any Liability arising from, caused by or arising out of any defective or insufficient warnings, labeling or instructions contained on or provided in connection with any such Products.
     “Product Warranty” means any Liability arising out of, resulting from, or relating to product warranty, product recall or product return with respect to Products sold on, before or after Closing, including all Liabilities arising from, caused by or related to any obligation to implement any replacement, field fix, retrofit, modification or recall campaign with respect to any Product that was made, designed, manufactured, assembled, installed, sold, leased or licensed by any Asset Sellers, Sale Companies, or any of their predecessors (including obligations arising in connection with Products that were made, designed, manufactured, assembled, installed, sold, leased or licensed by Sellers or their Affiliates in the Cadiz, Spain and Livorno, Italy manufacturing facilities).
     “Purchase Price” – Section 3.4.
     “Purchased Assets” means the Acquired Assets and the Sale Securities.
     “Purchased Intellectual Property” means Sellers’ right, title and interest in Owned Intellectual Property (including Software) that is used primarily for the Business, including the Intellectual Property listed in Schedules 4.12.1.A, 4.12.1.B and 4.12.1.C, and customizations, interfaces, enhancements and other modifications (“Modifications”) to Software licensed from third parties that is used primarily for the Business.
     “Qualified Bid” – Section 10.5.
     “Qualified Bidder” – Section 10.2.
     “Real Property” means the Owned Real Property and the Leased Real Property.
     “Replacement Licenses” mean licenses that replace or substitute the Corporate Shared Services Licenses that are currently used for the benefit of the Business (as set forth on Schedule 1.1.F.
     “Requesting Party” – Section 6.9.3.
     “Restricted Person” – Section 6.4.3.A.
     “Retained Environmental Liabilities” – Section 2.3.10.

     “Retained Insured Liabilities” – Section 2.3.16.
     “Retained Liabilities” – Section 2.3.
     “Retained Product Liability” – Section 2.3.5.
     “Retained Product Warranty Liability” – Section 2.3.15.
     “Return Date” – Section 10.11.
     “Review Period” – Section 3.3.2.
     “Sale” means the sale, assignment and transfer of the Purchased Assets from Sellers to Buyers in accordance with this Agreement and the relevant Transfer Agreements.
     “Sale Approval Order” means an order or orders of the Bankruptcy Court entered pursuant to Sections 363 and 365 of the Bankruptcy Code, the form and substance of which is reasonably satisfactory to Buyers, authorizing and approving, among other things, the Sale free and clear of all Encumbrances on (i) Acquired Assets sold by a Filing Affiliate, other than Permitted Encumbrances, and (ii) Sale Securities, other than the Permitted Encumbrance included in clause (iv) of the definition of Permitted Encumbrance, as set forth in Section 6.2.1.
     “Sale Companies” mean the Affiliates of Delphi engaged in the Business, the stock or other equity of which is being transferred to Buyer, directly or indirectly, under this Agreement, as indicated on Schedule 1 (excluding the JV Companies).
     “Sale Hearing” – Section 10.9.
     “Sale Motion” means the motion filed by Delphi with the Bankruptcy Court for entry of the Sale Approval Order as set forth in Section 6.2.1.
     “Sale Securities” mean all of the outstanding shares of the Sale Companies and all of the outstanding shares of the JV Companies that are owned by Sellers, including the shares set forth on Schedule 1 to this Agreement.
     “SDN List” – Section 5.6.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Securities Buyer(s)” means the Buyers set forth on Schedule 1.2, which is to be provided by Buyer Parent to Delphi ten (10) Business Days before Closing, with respect to the Sale Securities set forth opposite their names.
     “Securities Seller(s)” means the Sellers set forth on Schedule 1, with respect to the Sale Securities set forth opposite their names.
     “Seller U.S. CBAs” means the nationally and locally negotiated Collective Bargaining Agreements, including any letter agreements, memorandums of understanding, supplemental agreements and all applicable employee benefit plans in effect between Sellers and the UAW applicable to the U.S. Hourly Employees immediately prior to the Closing.
     “Seller Employee Benefit Plans” means Sellers’ pension, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, other equity, executive or deferred compensation, hospitalization, severance, vacation, cafeteria, sick leave, fringe or welfare benefits, any employment or consulting Contracts, “employee benefit plans” (as defined in Section 3(3) of ERISA), employee manuals, and written policies, practices or understandings relating to employment as applicable to Transferred Employees whether or not collectively bargained.
     “Seller(s)” means Delphi and/or the relevant Asset Sellers or Securities Sellers (including Filing Affiliates and non-Filing Affiliates that are Sellers) with respect to the relevant Acquired Assets or Sale Securities, as appropriate with respect to the portion of the Business and the context in which such term is used.
     “Separation Plan” – Section 6.11.8.
     “Shared Intellectual Property” means Intellectual Property (other than Corporate Trademark Rights and Excluded Software) owned by Delphi and/or any of its Affiliates that is used in the Business and in one or more other businesses conducted directly or indirectly by Delphi and/or an Affiliate but not used primarily for the Business and includes Modifications to Software licensed from Third Parties but not used primarily for the Business.
     “Shared Licensed Intellectual Property” means Sellers’ rights with respect to Intellectual Property licensed or sublicensed to Sellers from a third party (including General Motors and Lemelson) and that is used by the Business, excluding Licensed Intellectual Property and, except in the case of Software licensed from General Motors or EDS, Software.

     “Shared Software Licenses” means all shared licenses of Software that are currently used in the Business under Delphi-wide Contracts but which are not primarily used by the Business.
     “Software” means computer software and programs, including source code, shareware, firmware, middleware, courseware, open source code, operating systems and specifications, system data, record and table layouts, databases, files documentation, storage media, manuals and other materials related thereto.
     “Steering Technology” means the Patent Rights, Trade Secrets and Know-How initially developed primarily for use in the Products and which constitutes a critical manufacturing, design or engineering element specific to the Products as compared to comparable products manufactured by competitors of the Business.
     “Subsequent Bid” – Section 10.6.
     “Successful Bid(s)” – Section 10.8.6.
     “Successful Bidder(s)” – Section 10.8.6.
     “Tax” or “Taxes” means any taxes of any kind, including but not limited to those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, premium, goods and services, value added, property, environmental or windfall profits taxes, customs duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.
     “Tax Claim” means any Claim related to Tax or Taxes.
     “Tax Return” means any return, report, declaration, form, election letter, statement or other information required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.
     “Taxing Authority” means, with respect to any Tax, the Governmental Authority thereof that imposes such Tax and the agency, court or other body (if any) charged with the interpretation, administration or collection of such Tax for such Governmental Authority.

     “Technical Centers and Sales Offices” means the technical and customer support centers located at Casa Grande, Arizona; Dearborn, Michigan; Milford, Michigan; Troy, Michigan; Juarez, Mexico; Russelheim, Germany; Torino, Italy; Paris, France; Beijing, China; Shanghai, China; Akishima, Japan; Krakow, Poland; and Seoul, Korea, including any satellite offices thereto.
     “Technical Documentation” means all documented technical information owned by Sellers that is currently in the files of the Business or primarily used in the Business, in each case pertaining to the design, test, release, validation or manufacture of the Products.
     “Third Party Claim – Section 11.3.4.A.
     “Trade Secrets” means: (i) all forms and types of financial, business, scientific, technical, economic, manufacturing and/or engineering information, including patterns, plans, compilations, specifications, tooling, program devices, formulas, designs, prototypes, testing plans, methods, techniques, processes, procedures, programs, customer and vendor lists, pricing and cost data, whether tangible or intangible, and regardless of whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, if: (a) the owner thereof has taken reasonable measures to keep such information secret; and (b) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, the public, and (ii) confidential technical and business information (including ideas, formulas, compositions, inventions and conceptions of inventions whether patentable or un-patentable and whether or not reduced to practice); and (iii) all rights to sue or recover and retain damages, costs and attorneys’ fees for present, future and past misappropriation of any of the foregoing.
     “Trademark Rights” mean (i) trademarks, trade names, service marks, corporate names, logos and slogans; (ii) the goodwill associated with any of the foregoing; (iii) registrations and applications for registration of any of the foregoing; and (iv) all rights to sue or recover and retain damages and costs and attorneys’ fees for present, future and past infringement of any of the foregoing.
     “Transfer Agreement(s)” – Section 8.2.3.
     “Transfer Regulation“ means any Law pursuant to which the employment of any employee of an Asset Seller (or any employee of any other Affiliate of Delphi, except for the Sale Companies, who is working for the Business) will transfer to a Buyer in connection with the transactions contemplated by this Agreement, including pursuant to Directive 77/187/EC of the European Parliament and council and any Law adopted pursuant thereto, and any Law, works council or union agreement otherwise requiring the delivery of information to or consultation with employees or their representatives in connection with the transactions contemplated by this Agreement.

     “Transfer Taxes” – Section 6.5.5.
     “Transferable Balance Sheet” – Section 4.4.1.
     “Transferred Asset Seller Employees” means all U.S. Employees and Non-U.S. Employees who are employees of any Asset Seller or Seller Affiliate who become Buyers’ employees pursuant to Section 6.6 hereof, except for Inactive Employees subject to Section 6.6.5. No individual who has retired or otherwise terminated employment with Sellers prior to Closing will be deemed to be a Transferred Asset Seller Employee.
     “Transferred Employees” means: (i) all Transferred Asset Seller Employees and (ii) all employees of the Sale Companies.
     “Transferred Insurance Policies” means the Insurance Policies set forth on Schedule 4.15(b).
     “Transferred Non-U.S. Employees” means all Transferred Asset Seller Employees who are Non-U.S. Employees.
     “Transferred U.S. Employees” means all Transferred Asset Seller Employees who are either U.S. Hourly Employees or U.S. Salaried Employees.
     “Transition Services Agreement” — Section 8.2.5.
     “UAW” means the International Union, United Automobile, Aerospace and Agricultural Works of America and its Local Unions Number 699 (Saginaw) and Number 2195 (Athens).
     “U.S. Employees“ means U.S. Hourly Employees and U.S. Salaried Employees.
     “U.S. Hourly Employees” means the hourly employees represented by the UAW who are employed by Sellers or Seller Affiliate in, and dedicated to, the Business in the United States immediately prior to the Closing and identified on Schedule 4.11.1 (as the same may be amended prior to the Closing Date).
     “U.S. Salaried Employees” means the salaried employees and hourly non-union employees who are employed by Sellers or Seller Affiliate in, and dedicated to, the Business in the United States immediately prior to the Closing and identified on Schedule 4.11.1 (as the same may be amended prior to the Closing Date).

     “USA PATRIOT Act” – Section 5.6.
     “WARN ACT” – Section 6.6.9.
               1.2 Other Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Schedules hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation.” The meanings given to terms defined herein are equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” are deemed references to the lawful money of the United States of America, and all references to “euros” or “€” are deemed references to the lawful money of the European Economic and Monetary Union. References to undertakings by the “Buyer(s)” or the “Seller(s)” are understood to be undertakings by Buyer Parent to cause the relevant Buyer(s) to perform, and by Delphi to cause the relevant Seller(s) to perform, as the case may be.
2. PURCHASE AND SALE.
               2.1 Transfers by Sellers and their Affiliates.
          2.1.1 Purchase and Sale of the Sale Securities. Upon the terms and subject to the conditions set forth in this Agreement as modified or supplemented by any applicable Transfer Agreement, on the Closing Date, the Securities Sellers will sell, transfer, assign, convey and deliver to the Securities Buyers, and the Securities Buyers will purchase, accept and acquire, the Sale Securities free and clear of all Encumbrances except Permitted Encumbrances.
          2.1.2 Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement as modified or supplemented by any applicable Transfer Agreement, on the Closing Date, the Asset Sellers will sell, transfer, assign, convey and deliver to the Asset Buyers, and the Asset Buyers will purchase, accept and acquire from the Asset Sellers, free and clear of all Encumbrances except Permitted Encumbrances, all properties, assets, rights, titles and interests of every kind and nature, owned or leased by the Asset Sellers (including indirect and other forms of beneficial ownership) primarily used or held for use in the Business, whether tangible or intangible, real or personal and wherever located and by whomever possessed, including, without limitation, all of the following assets but excluding Excluded Assets pursuant to Section 2.1.3 (all of the assets to be sold, assigned, transferred and delivered to Asset Buyers herein called the “Acquired Assets”):
                    A. all Accounts Receivable;
                    B. Real Property;

          C. Personal Property;
          D. Inventory;
          E. Subject to Section 6.5.10, all of Asset Sellers’ Acquired Contracts and rights under the Acquired Contracts, including any rights under tax abatements, incentive agreements, or other similar tax credit arrangements with any taxing authority related to the Business or the Acquired Assets;
          F. Administrative Assets;
          G. Permits;
          H. Purchased Intellectual Property and Licensed Intellectual Property;
          I. Technical Documentation;
          J. Prepaid expenses, deposits and advances, warranties and claims relating to the Business;
          K. Motor vehicles owned or leased by Sellers (in each case, to the extent transferable pursuant to the terms of such leases or financing documents);
          L. all Transferred Insurance Policies, including all prepaid insurance premiums and all rights to the benefits, coverages and proceeds under such Transferred Insurance Policies; and
          M. all goodwill as a going concern and all other intangible properties;
in each case to the extent primarily used or held for use in the Business; provided that, with respect to the Technical Centers and Sales Offices, the Acquired Assets will consist only of the assets specifically set forth in Schedule 2.1.2, as well as all end user computing and telecommunications devices used by employees dedicated to the Business; provided further that, with respect to the Acquired Contracts, such Contracts will include all Material Contracts and all Assumed and Assigned Contracts. Except for the Acquired Assets, the Asset Sellers will retain all other assets, properties, rights and interests owned, used or held by the Asset Sellers.

          2.1.3 Excluded Assets. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreements, the following properties, assets, rights, title and interests of the Asset Sellers will not be included in the Acquired Assets (the “Excluded Assets”):
                    A. Third Party Assets. Any machinery, equipment, tools, Inventory, tooling, dies, molds, patterns, jigs, gauges, production fixtures, special material handling equipment, customer dunnage and containers owned by an OEM or any other third party, including third party bailed assets, provided however, that any Contracts, rights or licenses pertaining to such bailed assets will be transferred as part of the Acquired Assets.
                    B. Intellectual Property. Corporate Trademark Rights and Shared Intellectual Property (subject to the limited rights granted to the Buyers pursuant to Sections 6.10 and 6.11).
                    C. Cash. All Cash.
                    D. Insurance Policies. All Insurance Policies except for the Transferred Insurance Policies, it being explicitly understood Buyers shall have no access to proceeds of Insurance Policies (other than Transferred Insurance Policies); provided, however, that Buyers will receive the benefit of all such claims and rights under third-party property and casualty insurance policies arising subsequent to the date of this Agreement and prior to the Closing.
                    E. Records. Any books, records and other materials that any Asset Seller is required by Law to retain (provided that the Asset Sellers shall provide Buyers with copies of the same), all Tax Returns of any Asset Seller or the Sale Companies for time periods prior to Closing, and related work papers, and (subject to the rights granted pursuant to Section 6.10) all “Delphi” marked sales and promotional materials and brochures.
                    F. Claims. All claims, defenses or causes of action of any kind relating to either Excluded Assets, Retained Liabilities or Liabilities otherwise discharged by Sellers prior to Closing.
                    G. Tax Refunds. Subject to Section 6.5.10, all refunds, credits, prepayments or deferrals of or against any Taxes, including deferred Taxes of any nature, that relate to periods or portions thereof prior to the Closing.
                    H. Bankruptcy Rights. All of the rights and claims of the Filing Affiliates available to Filing Affiliates under the Bankruptcy Code, of whatever kind or nature, as set forth in Sections 544 through 551, inclusive, 553, 558 and any other applicable provisions of the Bankruptcy Code, and any related claims and actions arising under such Sections by operation of law or otherwise, including any and all proceeds of the foregoing.
                    I. Personnel Records. All work histories, personnel and medical records of employees and former employees of any Asset Seller who worked at any time for any reason at the Business for whom a record exists at the Business at the time of Closing; provided, however, so far as legally permissible under applicable data protection, medical confidentiality or similar Laws, the appropriate Buyer(s) will be provided the originals of all personnel and medical records of all Transferred Employees after posted written notice or other appropriate notice to such Transferred Employees if legally required or if the Asset Sellers so elects. All such personnel and medical records of Transferred Employees are books and records governed by Section 6.9 of this Agreement. Upon written request of the Asset Sellers (or an Affiliate of Sellers), Buyer will promptly return or cause to be returned any and all of these records to the Asset Sellers (or an Affiliate of the Asset Sellers as directed) at which time the Asset Sellers, so far as legally permissible under applicable data protection, medical confidentiality or similar Laws, will provide the appropriate Buyer(s) with copies of the personnel and medical records of such employees. If an employee objects to provision of personnel or medical records to any Buyer, the records will not be provided, except to the extent the Asset Sellers determine that provision of the records to such Buyer over the objections by the employee is permitted by the applicable local law without adverse consequences to the Asset Sellers or to any Affiliate of the Asset Sellers.
                    J. Privileged Information and Materials. Information and materials protected by the attorney-client privilege (or its equivalent in jurisdictions outside the United States), or that, in the case of environmental-related documents, Sellers consider to be proprietary information; provided, however, that any privileged information relating solely and exclusively to an Assumed Liability will be transferred to Buyers at Closing and deemed an Acquired Asset; provided, further, that any privileged information that relates primarily to an Assumed Liability will be transferred to Buyers at Closing and deemed an Acquired Asset if counsel to Sellers reasonably determines that such information or materials can be shared or transferred without eliminating the privilege.
                    K. Technical Centers and Sales Offices. All real property (including any improvements located thereon), real property leases, and Personal Property located at the Technical Centers and Sales Offices, other than those assets which are specifically set forth on Schedule 2.1.2.
                    L. Cadiz, Spain. All real property (including any improvements located thereon), Personal Property, employees and Contracts located or performed at the Cadiz, Spain manufacturing facility other than those Contracts which are either (i) being performed (whether by assignment of the prior Contract or pursuant to the issuance of a replacement Contract) at one of the Manufacturing Facilities at the Closing Date or (ii) specifically set forth on Schedule 2.1.3.L.

                    M. Excluded Real Estate. All real property (including any improvements located thereon) located at the Livorno, Italy and Suzhou, China manufacturing facilities.
                    N. Korea Delphi Automotive Systems Corporation. Subject to Section 6.22, all assets, business lines, rights, Contracts and claims of Korea Delphi Automotive Systems Corporation (“KDAC”), wherever located, whether tangible or intangible, real, personal or mixed.
                    O. Inventory and Other Assets. (i) All Inventory, products, rights, properties, assets and businesses of the Business transferred or disposed of by Sellers prior to Closing in the Ordinary Course of Business and not in violation of this Agreement; and (ii) all computer hardware, equipment, Software, Contracts, and other assets listed on Schedule 2.1.3.O.
                    P. Intercompany Receivables. All amounts owed to the Business by Delphi, Sellers, or Affiliates of Delphi or Sellers.
                    Q. Equity Securities. The equity securities or other ownership interest in any entity, except as otherwise provided in Section 2.1.1.
          2.1.4 Post-Closing Deliveries.
                    A. Should Sellers or Buyers, in their reasonable discretion, determine after the Closing that any Acquired Assets are still in the possession of Sellers or any of their Affiliates, Sellers will or will cause such Affiliates to promptly deliver such Acquired Assets to Buyers at no cost to Buyers. Should Sellers or Buyers, in their reasonable discretion, determine after the Closing that any Excluded Assets were delivered to Buyers, Buyers will promptly return them to Sellers at no cost to Sellers.
                    B. After the Closing, Sellers shall permit, and hereby authorize, Buyers to collect, in the name of Sellers, all Accounts Receivable constituting part of the Purchased Assets and to endorse with the name of any applicable Seller for deposit in Buyers’ accounts any checks or drafts received in payment thereof. Sellers shall promptly deliver to Buyers any cash, checks or other property that they may receive after the Closing in respect of any Accounts Receivable or other asset constituting part of the Purchased Assets.
               2.2 Assumption of Liabilities. Subject to the terms and conditions set forth herein, the Buyers will assume, and will thereafter pay, perform and discharge as and when due, and will be liable with respect to the following, and only the following, liabilities and obligations of the Asset Sellers (collectively, the “Assumed Liabilities”):

          2.2.1 All Liabilities of the Asset Sellers arising under any Contracts, licenses, permits, leases and other agreements included in the Acquired Assets and assigned or otherwise transferred to Buyers or any relevant Buyer Affiliate pursuant to the terms of this Agreement or the Transfer Agreements, excluding Cure Amounts (if any);
          2.2.2 All Liabilities relating to the Acquired Assets and arising on or after the Closing, including Claims and other obligations relating to any Buyer’s ownership or use of the Acquired Assets after the Closing;
          2.2.3 Accounts Payable incurred after the Petition Date (excluding intercompany trade payables incurred in the Ordinary Course of Business owing to Sellers or their Affiliates as of the Closing Date);
          2.2.4 All Products Liability for Products manufactured after Closing;
          2.2.5 All Product Warranty Liabilities for Products manufactured after Closing;
          2.2.6 All deferred revenue obligations set forth on the Final Statement of Adjusted Net Assets, including all obligations to fulfill orders relating to Products of the Business outstanding on the Closing Date;
          2.2.7 Any and all Tax Claims, to the extent that they arise out of the period after Closing;
          2.2.8 All Liabilities that Buyer Parent or any Buyer specifically assumes or agrees to pay for or be responsible for pursuant to the terms of this Agreement or any Ancillary Agreement;
          2.2.9 Any Liability arising out of, resulting from, or relating to any Proceeding relating to an Assumed Liability, including any Proceeding which is pending as of the Closing Date;
          2.2.10 Liabilities with respect to Transferred Asset Seller Employees for periods or portions thereof commencing on or after the Closing Date;
          2.2.11 All Liabilities reflected on the Transferable Balance Sheet (actual amounts of such Liabilities will be as set forth on the Final Statement of Adjusted Net Assets);

          2.2.12 All Liabilities otherwise specifically assumed in this Agreement or any Ancillary Agreement;
          2.2.13 Any and all Environmental Claims for Environmental Damages with respect to Post-Closing Environmental Contamination and Post-Closing Compliance Matters (the “Assumed Environmental Liabilities”); and
          2.2.14 All Claims made after Closing for Insured Liabilities.
          2.2.15 All Liabilities included on Schedule 2.2.15.
               2.3 Retained Liabilities. Each Asset Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement, Buyers will not assume, or become liable to pay, perform or discharge, any Liability or obligation of any Asset Seller, other than the Assumed Liabilities. In furtherance and not in limitation of the foregoing, neither Buyers nor any of their Affiliates shall assume, and shall not be deemed to have assumed, any debt, Claim, obligation or other Liability of any Asset Seller or any of its predecessor(s) or Affiliate(s) whatsoever (other than the Assumed Liabilities), including, but not limited to the following (collectively, the “Retained Liabilities”):
          2.3.1 Tax Liabilities for periods or portions thereof ending on or before the Closing Date including deferred Taxes of any nature;
          2.3.2 Any Liability of Sellers for administrative fees and expenses under Section 503(b) of the Bankruptcy Code, professional fees or expenses under Sections 328, 330 or 331 of the Bankruptcy Code, or any other fees or expenses associated with administration of the Filing Affiliates’ Bankruptcy Cases;
          2.3.3 Liabilities related to the Excluded Assets;
          2.3.4 Liabilities with respect to Transferred Asset Seller Employees for periods or portions thereof ending prior to the Closing Date except to the extent specifically provided for in Section 6.6 or the applicable Transfer Agreement;
          2.3.5 All Products Liability for Products manufactured before Closing (“Retained Products Liability”);
          2.3.6 Any amounts owing to Delphi, the Sellers or the Affiliates of Delphi by the Business (including intercompany trade payables) as of the Closing Date;

          2.3.7 Except as expressly provided in this Agreement or any Ancillary Agreement, Liabilities under or that relate to (i) any Seller Employee Benefit Plan or any other employee benefit plan of any member of the Sellers’ Controlled Group, (ii) employment and employee benefits-related Claims, obligations and Liabilities of former employees arising at any time and relating to their employment with Seller prior to Closing, and (iii) employment and employee benefits-related Claims, obligations and Liabilities of Transferred Employees, in each case incurred in relation to the employee’s period of employment with the Seller prior to and including the Closing Date;
          2.3.8 Any Liability arising out of any Proceeding relating to a Retained Liability which is pending as of the Closing Date;
          2.3.9 Except as expressly provided in Section 2.2, any Liability of the Asset Sellers arising out of, relating to, or incurred in connection with the businesses retained by the Asset Sellers and which are not arising out of, relating to or incurred in connection with the Business;
          2.3.10 All Debt Obligations of the Asset Sellers (other than (i) Accounts Payable assumed by Buyers pursuant to Section 2.2.3 hereof, (ii) Debt Obligations listed on Schedule 6.12, and (iii) Debt Obligations otherwise addressed through the Purchase Price adjustment and reflected on the Final Statement of Cash and Debt);
          2.3.11 Any and all Environmental Claims for Environmental Damages with respect to Pre-Closing Environmental Contamination and Pre-Closing Compliance Matters (the “Retained Environmental Liabilities”);
          2.3.12 All Liabilities of the Asset Sellers arising under any Contracts relating to any Retained Liabilities;
          2.3.13 All Cure Amounts for Contracts included in the Acquired Assets;
          2.3.14 Accounts payable incurred on or prior to the Petition Date;
          2.3.15 All Product Warranty Liabilities for Products manufactured before Closing (“Retained Product Warranty Liability”); and
          2.3.16 All Claims made before Closing for Insured Liabilities (“Retained Insured Liabilities”).

               2.4 Sale Company Liabilities. Except as expressly provided herein, the Liabilities of the Sale Companies will not be affected by this Agreement and Sellers will have no obligation for such Liabilities.
               2.5 JV Company Liabilities. Notwithstanding anything to the contrary herein, the Liabilities of the JV Companies will not be affected by this Agreement and the Sellers will have no obligation for such Liabilities.
               2.6 Deferred Items.
          2.6.1 Non-Assignability. To the extent that any Contract or Permit included in the Acquired Assets is not capable of being assigned (whether pursuant to Section 365 of the Bankruptcy Code or, if inapplicable, then pursuant to the terms of such Contract or other applicable law) to Buyer at the Closing without the Consent of the issuer thereof or the other party thereto or any third party (including a Governmental Entity) (“Deferred Item(s)”), this Agreement will not constitute an assignment thereof, or an attempted assignment, unless any such Consent is obtained.
          2.6.2 Efforts to Obtain Necessary Consents. At Buyer’s request, the applicable Seller will, at its expense, use commercially reasonable efforts, and the applicable Buyer will, at its expense, cooperate with Sellers, to obtain the necessary Consents and to resolve the impracticalities of assignment referred to in Section 2.6.1 before or after the Closing.
          2.6.3 If Consents Cannot be Obtained. To the extent that the Consents referred to in Section 2.6.1 are not obtained by the applicable Seller, or until the impracticalities of assignment referred to therein are resolved, such Sellers’ sole responsibility with respect to such matters, notwithstanding Section 2.1.2, will be to use, during the twelve (12) month period commencing with the Closing, commercially reasonable efforts, at no cost to Sellers, to: (i) provide to Buyers the benefits of any Deferred Item; (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyers, without incurring any financial obligation to Buyers; and (iii) enforce for the account of Buyers and at the cost of Buyers any rights of Sellers arising from any Deferred Item referred to in Section 2.6.1 against such issuer thereof or other party or parties thereto; provided, however, that any such efforts shall be made with the consent of Buyers. Notwithstanding the foregoing, Sellers’ obligations with respect to obtaining consents for the transfer of certain information technology licenses shall be subject to Section 6.11.5.
          2.6.4 Obligation of Buyer to Perform. To the extent that Buyers are provided the benefits pursuant to Section 2.6.3 of any Deferred Item, Buyers will perform, on behalf of Sellers, for the benefit of the issuer thereof or the other party or parties thereto (including payment obligations) the obligations of Sellers thereunder or in connection therewith and if Buyers fail to perform to the extent required herein, Sellers, without waiving any rights or remedies that they may have under this Agreement or applicable Laws, may suspend their performance under

Section 2.6.3 in respect of the instrument which is the subject of such failure to perform unless and until such situation is remedied; or Sellers may perform at Buyers’ sole cost and expense, in which case Buyers will reimburse Sellers’ costs of such performance immediately upon receipt of an invoice therefor.
          2.6.5 Standard of Care. Sellers will have no Liability to any Buyer arising out of the provision of the benefits of the Deferred Items other than for gross negligence or willful misconduct and will have no Liability for actions taken in accordance with the request or direction of Buyer Parent or its Affiliates; provided such gross negligence or willful misconduct standard shall not apply with respect to the remittance of any collected accounts receivable to Buyer under any deferred items. Buyers will reimburse Sellers and will hold Sellers harmless from and against all Liabilities, incurred or asserted as a result of Sellers’ post-Closing direct or indirect ownership, management or operation of the Deferred Items.
3. PURCHASE PRICE; ADJUSTMENT; ALLOCATION.
               3.1 Deposit Amount. Not later than 5:00 p.m. (Eastern Standard Time) on the Business Day immediately following the entry of the Bidding Procedure Order on the Bankruptcy Court’s docket, Buyer Parent shall deliver to the Escrow Agent pursuant to the terms of the Deposit Escrow Agreement $9,500,000 in immediately available funds (such amount, together with the interest accrued thereon prior to the Closing, the “Deposit Amount”), to be held by the Escrow Agent in an interest bearing account reasonably acceptable to Buyer Parent to serve as an earnest money deposit under this Agreement, and to be released in accordance with the following procedures (which procedures will be set forth in the Deposit Escrow Agreement):
          3.1.1 On the Closing Date, Delphi and Buyer Parent will jointly instruct the Escrow Agent to deliver the Deposit Amount at Closing, by wire transfer of immediately available funds, to an account designated by Buyer Parent in the Deposit Escrow Agreement, to be retained by Buyer Parent;
          3.1.2 Upon any termination of this Agreement by Delphi in accordance with Section 9.1.4, Delphi and Buyer Parent will jointly instruct the Escrow Agent to deliver the Deposit Amount, in accordance with the terms of the Deposit Escrow Agreement, by wire transfer of immediately available funds, to an account designated by Delphi in the Deposit Escrow Agreement, to be retained by Delphi; or
          3.1.3 Upon termination of this Agreement by Buyers in accordance with any provision of Article 9 other than Section 9.1.4 or for any reason other than a Buyer breach, then Delphi and Buyer Parent will jointly instruct the Escrow Agent to deliver the Deposit Amount, in accordance with the terms of the Deposit Escrow Agreement, by wire transfer of immediately available funds, to an account designated by Buyer Parent in the Deposit Escrow Agreement, to be retained by Buyer Parent. The Deposit Amount is not property of the bankruptcy estate as that term is defined under 11 U.S.C. § 541(a) and shall not become property of any of the Filing

Affiliates’ bankruptcy estates at any time until released to Delphi. No liens or Encumbrances shall attach to the Deposit Amount until released to Delphi.
               3.2 Preliminary Purchase Price; Closing Statement.
          3.2.1 On the Closing Date and subject to the terms and conditions of this Agreement, in consideration of the Sale, if the Preliminary Adjusted Purchase Price is a positive number, Buyer Parent, on behalf of Buyers, will pay to the Escrow Agent or Delphi pursuant to Section 8.4 herein, an amount equal to the Preliminary Adjusted Purchase Price. In the event that the Preliminary Adjusted Purchase Price is a negative number, Delphi, on behalf of Sellers, will pay the amount of such Preliminary Adjusted Purchase Price to the Escrow Agent or Buyer Parent pursuant to Section 8.3.1. The “Preliminary Adjusted Purchase Price” shall be calculated as follows:
                    3.2.1.1 $1.00 (which includes the KDAC Amount, the “Preliminary Purchase Price”);
                    3.2.1.2 plus Capped Cash, as set forth on the Closing Statement (“Estimated Capped Cash”), up to the amount of Estimated Assumed Debt;
                    3.2.1.3 minus Assumed Debt, as set forth on the Closing Statement (the “Estimated Net Debt”); and
                    3.2.1.4 plus $47.0 million if the Proposed Joint Venture is formed at or before Closing.
          3.2.2 On the fifth (5th) day before Closing, Delphi will prepare (or cause to be prepared) in good faith and deliver to Buyer Parent, a closing statement, containing a calculation of the Estimated Assumed Debt and Estimated Capped Cash (the “Closing Statement”).
               3.3 Preparation of Closing Adjusted Net Assets Statement.
          3.3.1 Within sixty (60) days after the Closing Date, Delphi will prepare and deliver to Buyer Parent the Closing Adjusted Net Assets Statement (ii) a statement specifying the actual amount of Capped Cash and the actual amount of Assumed Debt as of the Closing Date (the “Closing Cash and Debt Statement”), and (iii) a calculation of the NTD/POS Adjustment Amount as of the Closing Date (the “Closing NTD/POS Statement” and together with the Closing Adjusted Net Assets Statement and the Closing Cash and Debt Statement, the “Delphi Statements”). The Closing Adjusted Net Assets Statement and the Closing Cash and Debt Statement will be prepared on a combined basis in accordance with Schedule 3.3.1, applied on a basis consistent with the Historical Financial Statements and, except as set forth on Schedule 3.3.1, prepared in accordance with GAAP applied consistently with the December 31,

2006 balance sheet that is part of the Historical Financial Statements and on a basis consistent with, and reflecting, all adjustments reflected on the Benchmark Net Assets Amount and eliminating the effect of currency fluctuations since December 31, 2006. The Closing Adjusted Net Assets Statement will be based on a physical inventory of the Inventory, consistent with past practice, to be taken jointly by the Parties within fifteen (15) Business Days after the Closing Date. Each Party’s out-of-pocket costs associated with such physical inventory count will be borne separately by such Party.
          3.3.2 Buyer Parent will, within the longer of (i) sixty (60) days after the delivery by Delphi of the Delphi Statements and (ii) 120 days following the Closing (the “Review Period”), complete its review of such statement. Each party will, after Closing and pending agreement or final determination of the Delphi Statements, allow the other and its Affiliates and their accountants, agents and advisers such access to the Combined Business, all relevant employees and all relevant records, information and other documentation (and will, upon request, provide copies thereof) as is reasonably necessary to enable each party to prepare the Delphi Statements (or their review thereof), including access to and the services of key personnel of the Combined Business. If Buyer Parent disagrees with any portion of the Delphi Statements, Buyer Parent will, on or before the Review Period, inform Delphi in writing (the “Objection”) of disagreements. Any Objection will specify in reasonable detail the nature of any disagreement so asserted. If no such Objection has been timely provided to Delphi; then: (a) the Closing Adjusted Net Assets Statement will be deemed to be the Final Statement of Adjusted Net Assets; (b) the Closing Cash and Debt Statement will be deemed to be the Final Statement of Cash and Debt, and (c) the Closing NTD/POS Statement will be deemed to be the Final Statement of NTD/POS and (d) Delphi’s calculations thereon will be final and binding on the Parties of all items therein.
          3.3.3 Delphi will then have thirty (30) days following the date it receives the Objection to review and respond to the Objection. If Delphi and Buyer Parent are unable to resolve all of their disagreements with respect to the determination of the foregoing items by the fifteenth (15th) day following Delphi’s response thereto, after having used their good faith efforts to reach a resolution, they will refer their remaining differences to an independent accounting firm mutually acceptable to Buyer Parent and Delphi (the “CPA Firm"), who will, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the requirements of Section 3.3, and only with respect to the specific relevant items remaining disputed, whether and to what extent, if any, the Delphi Statements requires adjustment. Delphi and Buyer Parent will request the CPA Firm to use its commercially reasonable efforts to render its determination within thirty (30) days. In resolving any disputed item, the CPA Firm: (i) will be bound by the principles set forth in this Section 3.3.3 and Schedule 3.3.1; (ii) will limit its review to matters specifically set forth in the Objection that remain disputed; and (iii) will not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The CPA Firm’s determination will be conclusive and binding upon Delphi and Buyer Parent. Delphi and Buyer Parent will make reasonably available to the CPA Firm all relevant books and records, any work papers (including those of the Parties’ respective accountants subject to any conditions such accountants may impose) and supporting documentation relating to the Delphi Statements,and all other items reasonably requested by the CPA Firm. The “Final Statement of Adjusted Net Assets” will be: (i) the Closing Adjusted Net Assets Statement if the Parties so agree or if so determined in accordance with Section 3.3.2; or (ii) if an Objection is made under Section 3.3.2, the Closing Adjusted Net Assets Statement, as adjusted pursuant to the agreement of the Parties, or as adjusted by the CPA Firm. The “Final Statement of Cash and Debt” will be: (i) the Closing Cash and Debt Statement if the Parties so agree or if so determined in accordance with Section 3.3.2; or (ii) if an Objection is made under Section 3.3.2, the Closing Cash and Debt Statement, as adjusted pursuant to the agreement of the Parties, or as adjusted by the CPA Firm. The “Final Statement of NTD/POS” will be: (i) the Closing NTD/POS Statement if the Parties so agree or if so determined in accordance with Section 3.3.2; or (ii) if an Objection is made under Section 3.3.2, the Closing NTD/POS Statement, as adjusted pursuant to the agreement of the Parties, or as adjusted by the CPA Firm. The fees, costs and expenses of the CPA Firm under this Section 3.3.3: (i) will be borne by Buyer Parent in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Buyer Parent (as finally determined by the CPA Firm) bears to the aggregate dollar amount of such items so submitted; and (ii) will be borne by Delphi in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Buyer Parent (as finally determined by the CPA Firm) bears to the aggregate dollar amount of such items so submitted. Whether any dispute is resolved by agreement between the Parties or by the CPA Firm, changes to the Delphi Statements may be made only for items as to which Buyer Parent has taken exception in the Objection. Except as specifically set forth in this Section 3.3.3 with respect to the fees, costs and expense of the CPA Firm, each Party will bear its own expenses incurred in this dispute resolution process, including fees of its accountants, attorneys and other agents.
               3.4 Post Closing Purchase Price Adjustment.
          3.4.1 Payments by Delphi.
                    3.4.1.1 If the amount of Adjusted Net Assets reflected in the Final Statement of Adjusted Net Assets is less than the Benchmark Net Assets Amount, then Delphi will pay to Buyer Parent an amount equal to such deficiency.
                    3.4.1.2 If the amount of Assumed Debt reflected in the Final Statement of Cash and Debt is greater than the Estimated Assumed Debt, then Delphi will pay to Buyer Parent an amount equal to such excess.
                    3.4.1.3 The NTD/POS Adjustment Amount (if any).
                    3.4.1.4 If the amount of Capped Cash reflected in the Final Statement of Cash and Debt is less than the amount of Estimated Capped Cash paid to Delphi at Closing, then Delphi will pay to Buyer Parent an amount equal to such deficiency.

                    3.4.1.5 The Normalized Working Capital Amount (to be paid concurrently with any payments made pursuant Section 3.4.1.1 or 3.4.2.1, as applicable).
          3.4.2 Payments by Buyer Parent.
                    3.4.2.1 If the amount of Adjusted Net Assets reflected in the Final Statement of Adjusted Net Assets is greater than the Benchmark Net Assets Amount, then Buyer Parent will pay to Delphi an amount equal to such excess.
                    3.4.2.2 If the amount of Assumed Debt reflected in the Final Statement of Cash and Debt is less than the Estimated Assumed Debt, then Buyer Parent will pay to Delphi an amount equal to such deficiency
                    3.4.2.3 If the amount of Capped Cash reflected in the Final Statement of Cash and Debt is greater than the amount of Estimated Capped Cash paid to Delphi at Closing, then Buyer Parent will pay to Delphi an amount equal to such deficiency.
          3.4.3 The amounts payable pursuant to this Section 3.4 will be paid in immediately available funds within three (3) Business Days after the ultimate determination of the Final Statement of Adjusted Net Assets, Final Statement of NTD/POS, and/or the Final Statement of Debt and Cash, as applicable. The Preliminary Adjusted Purchase Price plus or minus the amounts referred to in this Section 3.4 is referred to as the “Purchase Price.”
4. REPRESENTATIONS AND WARRANTIES OF SELLERS.
     Each Seller represents and warrants severally to Buyers with respect to the Acquired Assets or Sale Securities being sold by such Seller (except that the Filing Affiliates represent and warrant, jointly and severally, with respect to the Acquired Assets and the Sale Securities of the Filing Affiliates), as follows:
               4.1 Organization. Each Seller and Sale Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each Seller and Sale Company has the full requisite corporate or other organizational power and authority to own, lease and operate its assets and to carry on its business as now being conducted, and is duly qualified or licensed or admitted to do business in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed has not had and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement. Delphi has prior to the execution of this Agreement delivered true and complete copies of the certificate of incorporation and by-laws or similar Organizational Documents of each of the Sale Companies as in full force and effect on the date hereof.

               4.2 Authorization; Enforceability. Subject to entry and effectiveness of the Bidding Procedures Order and the Sale Approval Order, as applicable, each Seller has the requisite corporate or other organizational power and authority to: (i) execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party; (ii) perform its obligations hereunder and thereunder; and (iii) consummate the transactions contemplated by this Agreement and the applicable Ancillary Agreements, including to own, hold, sell and transfer (pursuant to this Agreement) the Acquired Assets and the Sale Securities. Subject to entry and effectiveness of the Bidding Procedures Order and the Sale Approval Order, if applicable, the execution and delivery of this Agreement and the Ancillary Agreements by Delphi and each Seller that is a party to any of such agreements, and the performance by each of them of their respective obligations under any of such agreements, in the case of Delphi have been, and in the case of the other Sellers, prior to the Closing Date will be, duly authorized by all necessary corporate action on the part of such Person. This Agreement has been duly executed and delivered by Delphi, and the Ancillary Agreements will be duly executed and delivered by Delphi and each Seller, as applicable, and, assuming due authorization, execution and delivery by Buyer Parent and Buyers, constitutes, or will constitute, a valid and binding agreement of Delphi and each Seller, as applicable, enforceable against each of them in accordance with their respective terms, except: (a) as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting the enforcement of creditors’ rights generally from time to time in effect and by general equitable principles relating to enforceability; (b) that enforceability of Section 9.2 of this Agreement is subject to entry and approval of the Bidding Procedures Order; and (c) that enforceability of all other provisions of this Agreement is subject to entry and effectiveness of the Sale Approval Order.
               4.3 Capital Stock of the Sale Companies and JV Companies.
          4.3.1 Except as set forth on Schedule 4.3.1: (i) Sellers’ equity interests in each of the Sale Companies and JV Companies is owned, directly or indirectly, by the relevant Securities Seller as set forth on Schedule 1 to the Agreement (which Schedule also sets forth the number and type of such equity interests held by each Seller); (ii) the Sale Securities are duly authorized, validly issued, fully paid up and non-assessable and are not subject to any preemptive rights; and (iii) there are no voting trust agreements or other contracts, agreements or arrangements, to which any Securities Seller is a party, restricting voting or dividend rights or transferability with respect to the Sale Securities.
          4.3.2 Except as set forth on Schedule 4.3.2, there is no outstanding security, right, subscription, warrant, option, privilege or other agreement, commitment or contract, preemptive, contractual or otherwise that gives the right to: (i) purchase or otherwise receive or be issued any share capital or similar equity interest of a Sale Company or a JV Company or any security of any kind convertible into or exchangeable or exercisable for any share capital of a Sale Company or a JV Company; or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to a holder of share capital or similar equity interest of a Sale Company or a JV Company, including any rights to participate in the equity or income of a Sale Company or a JV Company, or to participate in or direct the election of any directors of a Sale Company or a

JV Company or the manner in which any share capital or similar equity interest of a Sale Company or a JV Company are voted.
     4.3.3 At Closing upon payment of Purchase Price, Sellers will convey to Buyers valid and marketable title to (i) all of the issued and outstanding shares of capital stock of the Sale Companies, and (ii) all shares of the JV Companies currently owned by Sellers; in each case, free and clear of all Encumbrances except Permitted Encumbrances.
          4.4 Historical Financial Statements.
     4.4.1 Schedule 4.4.1(a) sets forth the unaudited combined balance sheets of the Combined Business as of December 31, 2005 and 2006 and the related unaudited combined statements of income for the years ended December 31, 2005 and 2006 (referred to as the “Historical Financial Statements”). Schedule 4.4.1(b) sets forth the unaudited assets and liabilities of the Combined Business as of December 31, 2006, which will be transferred to the Buyer (referred to as the “Transferable Balance Sheet”). Except as set forth on Schedule 4.4.2 and Schedule 3.3.1, and limited to Seller’s Knowledge with respect to the JV Companies, each of the Transferable Balance Sheet and each Historical Financial Statement is: (i) true, correct and complete in all material respects with respect to the purpose for which it was prepared, as of the date thereof, subject to the absence of notes and normal year end adjustments, (ii) consistent with prior practice, subject to the exceptions and adjustments described in Schedule 4.4.2 and Schedule 3.3.1, (iii) prepared from the accounting records of the Asset Sellers, Sale Companies and JV Companies, in accordance with the specific accounting treatments consistently used by Seller in preparation of its books and records as described in Schedule 4.4.2 and Schedule 3.3.1; (iv) with respect to the Historical Financial Statements, subject to the exceptions and adjustments set forth in Schedule 4.4.2 and Schedule 3.3.1, presents fairly in all material respects the financial condition and the results of operations of the Combined Business as of the respective dates of and for the periods referred to in such financial statements, (v) with respect to the Transferable Balance Sheet, adopts the same accounting principles, policies, treatments and categorizations as were used in the preparation of the Historical Financial Statements as there applied, including in relation to the exercise of accounting discretion and judgment; and (vi) in accordance with US GAAP. For the avoidance of doubt, paragraph (iii) shall take precedence over paragraphs (iv), (v) and (vi), and paragraphs (iv) and (v) shall take precedence over paragraph (vi).
     4.4.2 Except as specifically reflected or reserved against in the December 31, 2006 balance sheet that is part of the Historical Financial Statements or otherwise disclosed on Schedule 4.4.2, there are no Liabilities that would be required to be disclosed in accordance with GAAP against, relating to or affecting the Acquired Assets or the Sale Companies, other than Liabilities incurred in the Ordinary Course of Business since December 31, 2006.
               4.5 No Conflicts or Approvals. Subject to entry and effectiveness of the Bidding Procedures Order and the Sale Approval Order, except as set forth on Schedule 4.5, the execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements do not: (i) violate, conflict with or result in a breach by any of Delphi or Sellers of the Organizational Documents of any of Delphi, the Sellers, the Sale Companies or the JV Companies; (ii) violate or result in a breach of any Governmental Order or Law applicable to any of Delphi or Sellers, the Sale Companies or the JV Companies or any of their respective properties or assets; (iii) require any Governmental Approval, except as set forth in this Agreement and in each case for consents, approvals, authorizations of, declarations or filings with the Bankruptcy Court, or (iv) result in a breach, right of acceleration, termination, modification or cancellation of any of the Material Contracts of Sellers or the Sale Companies; except: (x) as would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement; or (y) are excused by or unenforceable as a result of the filing of the Bankruptcy Cases or the applicability of any provision of or any applicable law of the Bankruptcy Code.
               4.6 Sufficiency of Acquired Assets. Except as set forth on Schedule 4.6, the Acquired Assets and assets of the Sale Companies, together with the Intellectual Property rights to be licensed from Sellers to Buyers pursuant to Sections 6.11.1 and 6.11.4, the Contracts to be entered into by Buyers pursuant to the Separation Plan, and the services to be provided by Sellers to Buyers pursuant to the Transition Services Agreement, comprise all of the assets reasonably necessary to carry on the Business in all material respects as it is now being conducted.
               4.7 Compliance with Law; Permits. Except as set forth on Schedule 4.7, the Business is currently in material compliance with all material Laws. Each of the Sale Companies possess all licenses, consents, approvals, permits and other Governmental Approvals (“Permits”) necessary to own, lease and operate its assets and conduct the Business as currently conducted, and the Asset Sellers possess all Permits necessary to own, lease and operate the Acquired Assets, except, in each case, where the failure to have such Permits would not have a Material Adverse Effect. The representations and warranties relating to Environmental Laws and with Environmental Permits are exclusively set forth in Section 4.14.
               4.8 Proceedings; Orders. Except for the pendency of the Bankruptcy Cases, and for the Claims and other items set forth in Schedule 4.8 (and except with respect to compliance with Environmental Laws, which is covered by Section 4.14), there are no Proceedings or Orders pending against any of the Sale Companies or the Asset Sellers or, to the Knowledge of Sellers the JV Companies, and to the Knowledge of Sellers there are no Proceedings or Orders threatened against any of the Sale Companies, the Asset Sellers or the JV Companies with respect to the Combined Business.
               4.9 Absence of Certain Changes. Except as set forth in Schedule 4.9 or as otherwise contemplated or expressly permitted by this Agreement, since December 31, 2006: (i) the Business has been conducted only in the Ordinary Course of Business; (ii) there has not been any change or development in or affecting the business or operations of the Sale Companies that has had, or would reasonably be expected to have, a Material Adverse Effect; and (iii) Sellers have not taken or failed to take any action that has or would materially violate any of the restrictions set forth in Section 6.1.1.

               4.10 Tax Matters.
          4.10.1 Each Sale Company and Asset Seller has: (i) duly and timely filed with the appropriate federal, state, local and foreign authorities or governmental agencies, all material Tax Returns required to be filed and, when filed, were true, correct and complete; and (ii) paid all material Taxes shown thereon as due and owing except in the case of Filing Affiliates Taxes which may have been prohibited by the Bankruptcy Code.
          4.10.2 The Sellers and Sale Companies have each withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Transferred Employee.
          4.10.3 Except as set forth in Schedule 4.10.3, no Sale Company is a party to any Tax allocation, Tax sharing agreement or Tax indemnity arrangement or has any liability for Taxes of any person under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, under which any Buyer could be subject to Tax or other Liability after the Closing.
          4.10.4 Except as set forth in Schedule 4.10.4, or as reflected in the Historical Financial Statements, no Sale Company has received any: (i) notice that there is a dispute or claim with respect to the potential underpayment of Taxes or other deficiency; or (ii) any inquiry with respect to any Tax Return. Except as disclosed in Schedule 4.10.4, all deficiencies asserted or assessments made as a result of any examinations with respect to, in connection with, associated with or related to, the Sale Companies have been fully paid or are fully reflected as a liability in the Historical Financial Statements.
          4.10.5 [intentionally omitted]
          4.10.6 No Sale Company is a party to any agreement, Contract, Arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any excess parachute payments within the meaning of IRC Code Section 280G.
          4.10.7 Except as set forth in Schedule 4.10.7, there are no tax liens on the Acquired Assets or on any of the assets of the Sale Companies that arose in connection with any failure (or alleged failure) to pay any Tax.
               4.11 Employee Benefits; Labor
          4.11.1 Schedule 4.11.1 contains a list of all U.S. Employees, Non-U.S. Employees, and employees of the Sale Companies, including for all such employees: (i) each such person’s title or job/position/job code; (ii) each such person’s job designation (i.e., salaried or hourly); (iii) each such person’s location of employment; (iv) each such person’s employment status (i.e., actively employed (including without limitation those on layoff status) or not actively at work (due to, e.g., illness, short-term disability, sick leave, authorized leave or absence, etc.)); (v) each such person’s current annual base rate of compensation; (vi) each person’s date of hire; and (vii) any material, individual specific provisions relating to such person’s employment (e.g., non-compete agreement, separation pay agreement), in each case, to the extent permitted to be disclosed under applicable Law (including local privacy laws).
          4.11.2 Schedule 4.11.2 sets forth a list of the Seller Employee Benefit Plans, including each Non-U.S. Benefit Plan.
          4.11.3 Copies of the following materials have been delivered or made available to Buyer Parent with respect to each Seller Employee Benefit Plan to the extent applicable: (i) current plan documents, any related trust agreements, service provider agreements, insurance contracts or agreements with investment managers; (iii) the most recent summary plan description and summary of material modifications to the extent not included in the summary plan description in each case distributed to employees; (iv) current agreements and other documents relating to the funding or payment of benefits; and (v) the most recent actuarial valuation report, if applicable.
          4.11.4 Except as set forth in Schedule 4.11.4 or where the failure to comply would not have a Material Adverse Effect, the Seller Employee Benefit Plans are in compliance with their terms and applicable requirements of ERISA, the Code and other Laws (if applicable). Each Seller Employee Benefit Plan and related trust which is intended to be qualified within the meaning of Section 401 or 501, as applicable, of the Code has received a favorable determination letter as to its qualification and to the Knowledge of Sellers, nothing has occurred that could reasonably be expected to adversely affect such determination.
          4.11.5 Except as: (i) set forth in Schedule 4.11.5; and (ii) routine claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of Sellers, material threatened Proceedings with respect to any Seller Employee Benefit Plans.
          4.11.6 Except as set forth in Schedule 4.11.6, no event or condition has occurred in connection with which any of the Sale Companies or Sellers or any member of the Controlled Group (as defined below) could be subject to any material Liability or Encumbrance under Title IV of ERISA.
          4.11.7 None of the Sale Companies nor any member of the Controlled Group (as defined below) currently have or for the past five (5) years has had an obligation to contribute to a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code.

          4.11.8 With respect to each group health plan that is subject to Section 4980B of the Code maintained by any entity described in this Section 4.11.8, the Sale Companies and each member of the Controlled Group (as defined below) have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, except where the failure to so comply would not have a Material Adverse Effect. Except as set forth on Schedule 4.11.8, no Seller Employee Benefit Plan provides welfare coverage that extends after the termination of employment other than for continued coverage provided pursuant to the requirements of Section 4980B of the Code or other similar provision of state law. For purposes of this Agreement, “Controlled Group” means any trade or business (whether or not incorporated): (i) under common control within the meaning of Section 4001(b)(1) of ERISA with any of the Sale Companies; or (ii) which together with any of the Sale Companies is treated as a single employer under Section 414(t) of the Code.
          4.11.9 Sellers are not in default in performing any of their obligations under any Seller Employee Benefit Plan or any related trust agreement or insurance contract. Except as set forth on Schedule 4.11.9, all contributions and other payments required to be made by Sellers to any Seller Employee Benefit Plan with respect to any period ending before or at the Closing date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in the Historical Financial Statements in accordance with GAAP. There are no material outstanding Liabilities of, or related to, any Seller Employee Benefit Plan other than Liabilities for benefits to be paid in the Ordinary Course of Business to participants in such Seller Employee Benefit Plan and their beneficiaries in accordance with the terms of such Seller Employee Benefit Plan. Except as set forth on Schedule 4.11.9, there are no Contracts or other arrangements providing for any bonus or other payments to any Transferred Employees arising as a result of the transactions contemplated hereby.
          4.11.10 No transaction contemplated by this Agreement will result in liability under Sections 302(c)(ii), 4062, 4063, 4064, or 4069 of ERISA or otherwise, with respect to Sellers or Buyers or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and no event or condition exists or has existed which would reasonably be expected to result in any such liability with respect to the foregoing within the meaning of Section 4001 of ERISA.
          4.11.11 Schedule 4.11.11 lists all material Collective Bargaining Agreements. Sellers have given access or delivered to Buyer true, correct and complete copies of each of the Collective Bargaining Agreements. Except as disclosed on Schedule 4.11.11, Sellers are, and for the past twelve (12) months have remained, in material compliance with each Collective Bargaining Agreement. With respect to the transactions contemplated under this Agreement, any notice required under any Law or Collective Bargaining Agreement has been or prior to Closing will be given, and Seller will be in compliance with all bargaining obligations with any employee representative.

          4.11.12 Except as disclosed on Schedule 4.11.12, with respect to the Business: (i) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Sellers’ Knowledge, threatened against or involving Sellers or any Sale Company; (ii) neither Sellers nor any Sale Company has in the past three (3) years experienced any work stoppage or other labor difficulty or organizational activity relating to any of its employees; (iii) no labor grievance relating to any employee of Sellers or any Sale Company is pending as of the date of Schedule 4.11.12; and (iv) neither Sellers nor any Sale Company has any labor negotiations in process with any labor union or other labor organization. Except as set forth on Schedule 4.11.12 or as would not, have a Material Adverse Effect, there are no pending litigations, administrative proceedings, grievances, arbitrations, investigations or claims against Sellers or any Sale Companies whether under applicable Laws, Collective Bargaining Agreements, employment agreements or otherwise asserted by any present employee or former employee (or their representative) of any other Person as relates to the Business, including claims on account of or for: (a) overtime pay, other than overtime pay for work done during the current payroll period; (b) wages or salary for any period other than the current payroll period; (c) any amount of vacation pay or pay in lieu of vacation or time off; or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours at work, and, to Sellers’ Knowledge, there are no such claims which have yet to be asserted.
          4.11.13 With respect to each benefit plan, bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, vacation pay, sick pay or other fringe benefit plan, arrangement or practice that is currently sponsored or maintained outside the jurisdiction of the United States by any Sale Company, that is not subject to the laws of the United States, and that covers an employee of a Sales Company that resides or works outside the United States (each a “Non-U.S. Benefit Plan”), the following representations are made with respect to those Non U.S. Benefit Plans:
                    A. all employer and employee contributions, to the extent directly paid by the employer, to each Non U.S. Benefit Plan required by law or by the terms of such Non U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with US GAAP; and
                    B. each Non U.S. Benefit Plan required to be registered or approved has been registered or approved and has been maintained in good standing with applicable regulatory authorities. Each Non U.S. Benefit Plan is now and always has been operated in material compliance with all applicable Laws.
               4.12 Intellectual Property.
          4.12.1 Schedule 4.12.1.A, Schedule 4.12.1.B and Schedule 4.12.1.C, respectively, list all Patents and Patent applications, all Trademark registrations and applications therefor, and all Copyright registrations and applications therefor, included in the Purchased Intellectual Property. Except as: (i) set forth in Schedule 4.12.1.A; or (ii) instances in which such Patents or Patent applications are jointly owned with a third party (which are scheduled as such), and subject to Permitted Encumbrances and the rights and limitations established by the Material Contracts, Sellers own the entire right, title and interest in such Patents, Trademark and Copyright registrations and applications, and have the right to transfer Sellers’ right, title and interest in them as set forth in this Agreement.
          4.12.2 Subject to Permitted Encumbrances and the rights and limitations established by the Material Contracts, Sellers own or otherwise have the right to transfer all other Purchased Intellectual Property and license the Shared Intellectual Property as set forth in this Agreement. There are no licenses to Affiliates of Steering Technology other than those set forth in Schedule 4.12.2.
          4.12.3 Except as set forth in Schedule 4.12.3, (i) Sellers have not to their Knowledge infringed, misappropriated or otherwise violated, and the operation of the Business as currently conducted does not to the Sellers’ Knowledge infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party to any extent that would have a Material Adverse Effect; and (ii) Sellers have no Knowledge of any allegation by any third party of Intellectual Property infringement or misappropriation, resulting from the operation of the Business during the last three (3) years that would have a Material Adverse Effect.
          4.12.4 Except as set forth in Schedule 4.12.4, Sellers have no Knowledge of any material infringement, misappropriation or other violation of the Purchased Intellectual Property by any Person that would have a Material Adverse Effect.
          4.12.5 Except as set forth on Schedule 4.12.5, (i) Delphi has received no notice of a claim by any third party contesting the validity, enforceability, use or ownership of any of the material Purchased Intellectual Property within the past three (3) years that to Delphi’s knowledge is currently outstanding or is threatened; and (ii) Sellers have taken reasonable measures to protect the confidentiality and value of Trade Secrets included in the Purchased Assets.
               4.13 Contracts
          4.13.1 Schedule 4.13.1 sets forth a true and complete list of each of the following Contracts to which any of the Sale Companies, or any of the Asset Sellers with respect to the Business, is party or by which any of them is bound, other than Seller Employee Benefit Plans (collectively, the “Material Contracts”):
                    A. Contracts (other than purchase order Contracts) involving the expenditure by the Sale Companies or the Asset Sellers in respect of the Business of more than $500,000 in any instance for the purchase of materials, supplies, equipment or services, excluding any such contracts that are terminable by the Sale Companies or the Asset Sellers without penalty on not more than one hundred eighty (180) days notice;
                    B. Indentures, mortgages, loan agreements, capital leases, security agreements or other agreements for the incurrence of material Debt Obligations;
                    C. Guarantees of obligations (other than endorsements made for collection) involving the potential expenditure by the Sale Companies or the Asset Sellers in respect of the Business after the date of this Agreement of more than $500,000 in any instance;
                    D. Contracts under which any Seller or the Sale Companies has licensed material Purchased Intellectual Property to, or material Licensed Intellectual Property from, any other Person;
                    E. Partnership, joint venture agreements or other agreements involving a sharing of profits or expenses by the Sale Companies or the relevant Asset Seller party thereto with respect to the Business;
                    F. All Contracts containing any provision or covenant prohibiting or materially limiting the ability of any Sale Company to engage in any Business activity or in any region or compete with any Person;
                    G. All Contracts (other than purchase order Contracts with Affiliates) between the Sale Companies or Asset Sellers with respect to the Business, on the one hand, and any Seller or its officers, directors or Affiliates (other than the Sale Companies or any of the Asset Sellers with respect to the Business).
                    H. Contracts (other than purchase order Contracts) providing that a Sale Company or any Asset Seller in respect of the Business will receive future payments aggregating more than $2,500,000 per annum or $10,000,000 in the aggregate prior to the expiration of such Contract.
                    I. Collective Bargaining Agreements, Works Council agreements, and similar agreements with any labor organization or employee representative;
                    J. All letters of credit, performance bonds and other similar items issued and outstanding in connection with the Business; and

                    K. Agreements compromising, settling or resolving any material dispute affecting a Seller or a Sale Company pursuant to which, on or after the execution date of this Agreement, any Seller, with respect to a matter that would otherwise become an Assumed Liability, or any Sale Company will be required to pay consideration valued in excess of $500,000 or to satisfy monitoring or reporting obligations to any governmental authority outside the Ordinary Course of Business.
          4.13.2 Except as set forth in Schedule 4.13.2, and other than with respect to monetary defaults by Sellers under Material Contracts that are curable by payment of all Cure Amounts, if applicable, no event has occurred or would be reasonably likely to occur that constitutes a material default (except with respect to defaults that need not be cured under Section 365 of the Bankruptcy Code for Sellers to assume and assign such Material Contracts to Buyers, if applicable) by: (i) any of the Sale Companies or any Asset Seller under any Material Contract; or (ii) any other party to any Material Contract. Schedule 4.13.2 identifies all Post-Petition Contracts included within the Material Contracts, other than immaterial Post-Petition Contracts and open purchase orders entered into in the Ordinary Course of Business.
          4.13.3 The Sellers have provided to Buyer Parent a true and correct copy of all written Contracts disclosed on Schedule 4.13.1 (other than purchase orders and those subject to confidentiality provisions that prohibit disclosure to third parties), in each case together with all amendments, waivers or other changes thereto.
               4.14 Environmental Matters. Except as disclosed in Schedule 4.14, since January 1, 1999, to the Knowledge of Sellers:
          4.14.1 The Business is in material compliance with Environmental Laws and with Environmental Permits applicable to the Business and the Real Property; and
          4.14.2 None of the Sale Companies, or the Asset Sellers with respect to the Acquired Assets, have received any written notice, which is official and binding, from a Governmental Authority, alleging that the Business as currently operated violates in any material respects any Environmental Laws or Environmental Permits; and
          4.14.3 The Sale Companies, and the Asset Sellers with respect to the Acquired Assets, have not received, and have no knowledge of the issuance of any Environmental Claim with respect to the Real Property;
          4.14.4 Each Sale Company and Asset Seller with respect to the Acquired Assets has obtained and maintains in full force and effect all Environmental Permits required for the operation of the Business and occupancy of the Real Property, except for such failures to obtain and maintain in full force and effect Environmental Permits as would not cause a Material Adverse Effect;

          4.14.5 No actions are pending, or to the Knowledge of Sellers threatened, to revoke, cancel, terminate or suspend any Environmental Permits, except as would not cause a Material Adverse Effect; and;
          4.14.6 Sellers have delivered or otherwise made available in the Data Room to Buyers non privileged information in the possession of any Seller or any of its Affiliates of: (i) Phase I or Phase II environmental assessments of any Real Property; and (ii) any material reports, studies, analyses or test results pertaining to Hazardous Materials at, in, on, under or adjacent to any Real Property, or regarding Sellers’ compliance with Environmental Laws applicable to the Business’ use or ownership of any Real Property or applicable to any Real Property.
               4.15 Insurance. Schedule 4.15(a) contains a complete and correct list, in all material respects, of all material policies of insurance, other than Insurance Policies relating to multiple business lines of Delphi, covering any of the assets primarily used in or relating to the Business, other than Excluded Assets indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, expiration date and any material pending claims thereunder. With respect to the Transferred Insurance Policies, all such policies are outstanding and in full force and effect and neither the Sale Companies, the Asset Sellers nor the Person to whom any Policy has been issued has received any notice of cancellation or termination in respect of any Policy or is in default thereunder. Neither the Sale Companies, the Asset Sellers nor the Person to whom any Policy has been issued has received notice that any insurer under such Transferred Insurance Policies is denying coverage or defending under a reservation of rights clause.
               4.16 Personal Property Assets, Inventory.
          4.16.1 Except as set forth on Schedule 4.16.1, the Asset Sellers and Sale Companies have good title to, or hold by valid and existing lease or license, all Personal Property reflected as assets on the Transferable Balance Sheet or acquired after December 31, 2006, except with respect to assets disposed of in the Ordinary Course of Business since such date. All such Personal Property is free and clear of all Encumbrances, other than Permitted Encumbrances, and is in good working order and condition, ordinary wear and tear excepted.
          4.16.2 The Sale Companies and the Asset Sellers, with respect to the Acquired Assets, will own, or have valid leasehold interests in, all Personal Property and Inventory being transferred to Buyers under this Agreement, and to Sellers’ Knowledge, all transferred Personal Property used by the Business are in such condition (considering age and purpose for which they are used) as to enable the Business to be conducted as currently conducted without material disruption.
          4.16.3 Except to the extent identified in Schedule 4.16.3, the Inventory included in the Acquired Assets and of each Sale Company will, as of the Closing, be (i) located at the Real Property, (ii) of a quality usable and saleable in the Ordinary Course of Business, subject to normal allowances for spoilage, damage and outdated items, and (iii) free and clear of all Encumbrances other than Permitted Encumbrances.

          4.16.4 Schedule 4.16.4 sets forth a list of substantially all machinery, equipment and capitalized tools with a book value greater than $100,000 included in the Acquired Assets or owned by a Sale Company.
               4.17 Real Property.
          4.17.1 Leased Properties. Schedule 4.17.1 lists the address of all real property leased, subleased or equivalent leasehold rights in non-U.S. jurisdictions, by any of the Sale Companies or constituting Acquired Assets (the “Leased Real Property”), including any option to purchase the underlying property and leasehold improvements thereon and all security deposits deposited on or on behalf of Seller related to such leases. Delphi has made available to Buyer Parent true and complete copies of the leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (the “Leases”) and subleases covering the Leased Real Property (as amended to the date of this Agreement). With respect to the Leased Real Property, each lease and sublease and except as otherwise specified on Schedule 4.17.1 or where the failure of any of the following to be true and correct has not and would not reasonably be expected to have a Material Adverse Effect:
                    A. The Leases are, to the Knowledge of Sellers, in all material respects, valid, binding, enforceable and in full force and effect, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law);
                    B. (i) None of the Sale Companies, or the Asset Sellers or, to the Knowledge of Sellers, any other party to the Leases thereunder, is in material breach under the Leases, other than with respect to monetary defaults by the Asset Sellers under the Leases that are curable by payment of all Cure Amounts, if applicable, and, to the Knowledge of Sellers, no event has occurred which, with the delivery of notice or passage of time or expiration of any grace period would constitute a material breach of any Sale Company’s or Asset Seller’s obligations under the Leases (except with respect to breaches that need not be cured under Section 365 of the Bankruptcy Code for the Filing Affiliates to assume and assign the Leases to Buyer, if applicable); and (ii) none of the Sale Companies or the Asset Sellers has received a notice of breach with respect to the Leases.
          4.17.2 Owned Properties. Schedule 4.17.2 lists the address and of all real property owned by any of the Sale Companies or Asset Sellers or which constitutes Acquired Assets (the “Owned Real Property”). With respect to each such parcel of the Owned Real Property and except as otherwise specified on Schedule 4.17.2, the identified owner has good and marketable fee simple title, or equivalent title rights in non-U.S. jurisdictions, to the parcel of the Owned Real Property, free and clear of any Encumbrances, except for Permitted Encumbrances.

               4.18 No Brokers’ Fees. Sellers have employed no finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby for which Buyers, the Sale Companies or the JV Companies would be liable (including any claim for a finder’s fee or brokerage commission).
               4.19 Affiliate Transactions. Except as disclosed in Schedule 4.19, (i) no officer, director or Affiliate of any Seller provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business, and (ii) the Business does not provide or cause to be provided any assets, services or facilities to any such officer, director or Affiliate.
               4.20 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, (i) the Sellers make no other express or implied representation or warranty to Buyers, and (ii) no Seller is making any representations with respect to any plan(s) of Buyers for the future conduct of the Business, or any implied warranties of merchantability or fitness for a particular purpose. For the avoidance of doubt, except for the representations and warranties contained in this Article 4, no warranty or representation is given on the contents of the documents provided in due diligence or with respect to the information contained in the Confidential Information Memorandum, Data Room, Management Presentations, reports or any financial forecasts or projections or other information furnished by Delphi or any Seller or their officers, directors, employees, agents or representatives or in any other documents or other information not contained in this Agreement or the Ancillary Agreements.
               4.21 Fair Disclosure. The information set forth in each Section of the Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representation and warranties of the Sellers set forth in the corresponding section or subsection of the agreement and any other representation of the Sellers, but only to the extent that it is reasonably apparent on the face of the Schedule that it applies to such other representation.
5. REPRESENTATIONS AND WARRANTIES OF BUYERS.
     The Buyers hereby represent and warrant to Sellers as follows:
               5.1 Organization. Each Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each Buyer has the full requisite corporate or other organizational power and authority to own, lease and operate its assets and to carry on its business as now being conducted, and is duly qualified or licensed or admitted to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed: (i) has not had and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Buyers to consummate the transactions contemplated by this Agreement; or (ii) would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Buyers. Buyers have prior to the execution of this Agreement delivered true and complete copies of the certificate of incorporation and by-laws or similar Organizational Documents of each of the Buyers as in full force and effect on the date hereof.
               5.2 Authorization; Enforceability. Each Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by each Buyer and the performance by each of them of their respective obligations hereunder and thereunder, in the case of Buyer Parent have been, and in the case of the other Buyers prior to the Closing Date will be, duly authorized by all necessary corporate action on the part of such Buyer and, upon such authorization, no other corporate or shareholder proceedings or actions are necessary to authorize or consummate this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer Parent, and the Ancillary Agreements will be duly executed and delivered by the applicable Buyers and, assuming due authorization, execution and delivery by Sellers, constitutes, or will constitute, a valid and binding agreement of the applicable Buyers, enforceable against each of them in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
               5.3 No Conflicts or Approvals. The execution, delivery and performance by each Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyers of the transactions contemplated hereby and thereby do not and will not: (i) violate, conflict with or result in a breach by such Buyer of the Organizational Documents of any Buyer; (ii) violate, conflict with or result in a breach of, or constitute a default by any Buyer (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which such Buyer or any of their properties or assets may be bound; (iii) violate or result in a breach of any Governmental Order or Law applicable to any Buyer or any of their respective properties or assets; or (iv) except for applicable requirements of the HSR Act, the EC Merger Regulation and other applicable Competition/Investment Law, require any Governmental Approval, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, have a material adverse effect on the ability of Buyers to consummate the transactions contemplated by this Agreement.
               5.4 Proceedings. There are no Proceedings pending or, to the Knowledge of Buyers, threatened against Buyers that could reasonably be expected to restrain, delay or inhibit the ability of Buyers to consummate the transactions contemplated by this Agreement. None of the Buyers is subject to any Governmental Order that could reasonably be expected to restrain, delay or otherwise inhibit the ability of Buyers to consummate the transactions contemplated by this Agreement.
               5.5 Solvency. Upon the consummation of the transactions contemplated by this Agreement: (i) none of the Buyers will be insolvent; (ii) none of the Buyers or the other legal entities constituting the Business will be left with unreasonably small capital; (iii) none of the Buyers or the Business will have incurred debts beyond its ability to pay such debts as they mature; (iv) the capital of Buyers and the other legal entities constituting the Business will not be impaired; and (v) immediately following Closing, Buyers individually and in the aggregate will have sufficient capital to continue the Business as a going concern.
               5.6 Anti-Money Laundering. Buyers are in compliance with: (i) all applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-57) (“USA PATRIOT Act“) as amended and all regulations issued pursuant to it; (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibited Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (iii) the International Emergency Economic Power Act (50 U.S.C. 1701 et seq.), and any applicable implementing regulations; (iv) the Trading with the Enemies Act (50 U.S.C. 50 et seq.), and any applicable implementing regulations; and (v) all applicable legal requirements relating to anti-money laundering, anti-terrorism and economic sanctions in the jurisdictions in which any Buyer operates or does business. Neither any Buyer nor any of its directors, officers or affiliates is identified on the United States Treasury Department Office of Foreign Asset Control’s (“OFAC“) list of “Specially Designated Nationals and Blocked Persons” (the “SDN List“) or otherwise the target of an economic sanctions program administered by OFAC, and no Buyer is affiliated in any way with, or providing financial or material support to, any such persons or entities. Buyer Parent agrees that should it or any other Buyer, or any of their directors, officers or affiliates be named at any time prior to Closing on the SDN List, or any other similar list maintained by the U.S. Government, Buyer Parent will inform Delphi in writing immediately
               5.7 Investment Representations.
          5.7.1 Each Buyer who is acquiring Sale Securities is acquiring such Sale Securities for its own account solely for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or the applicable securities Laws of any other jurisdiction. Each Buyer agrees that it will not transfer any of the Sale Securities, except in compliance with the Securities Act and with the applicable securities Laws of any other jurisdiction.
          5.7.2 Each Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.
          5.7.3 Each Buyer understands that the acquisition of the Sale Securities to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Each Buyer and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement and acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that each Buyer is capable of evaluating the merits and risks of its investment in the Sale Securities to be acquired by it pursuant to the transactions contemplated hereby.

          5.7.4 Each Buyer further understands and acknowledges that the Sale Securities have not been registered under the Securities Act or under the applicable securities Laws of any other jurisdiction and agrees that the Sale Securities may not be transferred unless such transfer is pursuant to an effective registration statement under the Securities Act or under the applicable securities Laws of any other jurisdiction, or, in each case, an applicable exemption therefrom.
          5.7.5 Each Buyer acknowledges that the offer and sale of the Sale Securities has not been accomplished by the publication of any advertisement.
               5.8 No Inducement or Reliance; Independent Assessment.
          5.8.1 With respect to the Sale Securities, the Acquired Assets, the Business or any other rights or obligations to be transferred hereunder or under the Transfer Agreements or pursuant hereto or thereto, the Buyers have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by Delphi, any of its Affiliates, or any agent, employee, attorney or other representative of Delphi representing or purporting to represent Delphi or any Seller that are not expressly set forth herein or in the Transfer Agreements (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally, and none of Delphi, any Affiliate of Delphi, or any agent, employee, attorney, other representative of Delphi or other Person will have or be subject to any Liability to Buyer Parent, any Buyer or any other Person resulting from the distribution to Buyer Parent, or Buyer Parent’s use of, any such information, including the Confidential Information Memorandum and any information, documents or material made available in the Data Room or any Management Presentations or in any other form in expectation of the transactions contemplated by this Agreement.
          5.8.2 Buyer Parent acknowledges that it has made its own assessment of the present condition and the future prospects of the Business and is sufficiently experienced to make an informed judgment with respect thereto. Buyer Parent acknowledges that, except as expressly set forth in the representations and warranties contained in Article IV of this Agreement, neither Delphi nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the Business or its profitability for Buyer Parent, or with respect to any forecasts, projections or business plans prepared by or on behalf of Delphi and delivered to Buyer Parent in connection with Buyer Parent’s review of the Business and the negotiation and the execution of this Agreement.
               5.9 Financial Ability. Buyers have the financial ability and will have available at Closing, sufficient Cash in immediately available funds to pay the Preliminary Purchase Price and thereafter to pay the Purchase Price if greater than the Preliminary Purchase Price, and all costs, fees and expenses necessary to consummate the transactions contemplated by this Agreement.
               5.10 Adequate Assurance of Future Performance. The Buyers have provided or will be able to provide, at or prior to Closing, adequate assurance of their future performance under each Assumed U.S. Contract to the parties thereto (other than Sellers) in satisfaction of Section 365(f)(2)(B) of the Bankruptcy Code, and no other or further assurance will be necessary thereunder with respect to any Assumed U.S. Contract. Buyer Parent acknowledges and agrees that if is necessary to provide a Contract counter-party with additional assurances to satisfy Buyers’ obligations to provide adequate assurance in accordance with this Section 5.10, all such costs and expenses or other actions required will be borne and performed by Buyers without recourse to Sellers.
               5.11 No Brokers’ Fees. Buyers have employed no finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby for which Sellers would be liable.
               5.12 Compliance with Laws. Buyers are in compliance with all Laws applicable to Buyers, except with respect to those violations that could not reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting Buyers from consummating the transactions contemplated by this Agreement.
6. COVENANTS AND AGREEMENTS.
               6.1 Conduct of Business between Signing and Closing.
          6.1.1 Except as: (i) contemplated by this Agreement; (ii) disclosed on Schedule 6.1.1; (iii) required by Final Order of the Bankruptcy Court (pursuant to a motion, application or other request made by or on behalf of a Person other than any Seller or any Affiliates of any Seller); or (iv) required by or resulting from any changes of applicable Laws, from and after the date of this Agreement and until the Closing, Delphi will cause the Asset Sellers and the Sale Companies to (a) conduct the operations of the Business in the Ordinary Course of Business, (b) use commercially reasonable efforts to preserve intact the Business, to keep available the services of its current employees and agents (provided Sellers shall not be obligated to institute a retention or similar program) and to maintain its relations and good will with its suppliers, customers, distributors and any others with whom or with which it has business relations, (c) maintain appropriate levels of Inventory and (d) not take any action inconsistent with this Agreement or with the consummation of the Closing. Except: (x) as contemplated by this Agreement or as disclosed on Schedule 6.1.1; or (y) as required by Final Order of the Bankruptcy Court (pursuant to a motion, application or other request made by or on behalf of a Person other than any Seller or any Affiliates of any Seller), from and after the date of this Agreement and until the Closing, Delphi will cause the Asset Sellers with respect to the Business and the Sale Companies to refrain from doing any of the following without the prior written consent of Buyer Parent (which consent will not be unreasonably withheld or delayed):
                    A. Split, combine or reclassify any capital stock or other equity interests or purchase or sell any capital stock or other equity interests of any Sale Company or JV Company or grant or make any option, subscription, warrant, call, commitment or agreement of any character in respect of any such capital stock or other equity interests; provided, however, that this will not limit the ability of any Sale Company or JV Company to pay cash dividends or distributions to Delphi or any of its Affiliates between the date hereof and the Closing Date;

                    B. Sell or otherwise dispose of Acquired Assets and assets of any Sale Company having an aggregate value exceeding $500,000, excluding sales of Inventory and sales of receivables to financial institutions or credit collection agencies, in each case in the Ordinary Course of Business;
                    C. Merge or consolidate any Sale Company or JV Company with or into any other Person or enter into any agreement requiring any such merger or consolidation;
                    D. In the case of any Sale Company, acquire Assets or commit to capital expenditures (or in the case of any Asset Seller, acquire Assets or commit to capital expenditures with respect to assets that would become Purchased Assets) with an aggregate value exceeding $1,000,000, in each case excluding acquisitions of Assets or capital expenditures made in the Ordinary Course of Business in accordance with the Business’ budgeted capital expenditures;
                    E. (i) In the case of any Sale Company, incur, assume or guarantee any Debt Obligations in excess of $1,000,000 or voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to any material Debt Obligations (in each case, other than intercompany Debt Obligations that are repaid on or before Closing); and (ii) in the case of any Seller with respect to the Business, incur, assume or guarantee any Debt Obligation that would become an Assumed Liability;
                    F. Incur any Encumbrance on any assets of any Sale Company or any Acquired Assets, in each case, other than Permitted Encumbrances;
                    G. Increase the cash compensation or grant the right to receive any severance, termination or retention pay of the Transferred Employees other than: (i) in the Ordinary Course of Business; or (ii) as required by any agreement in effect as of the date hereof or as required by Law;
                    H. Enter into or amend any Seller Employee Benefit Plan, the consequence would be to increase any Liability to be assumed by Buyers;
                    I. Enter into any new transaction with an Affiliate;
                    J. Settle or compromise any Proceeding in excess of $2,500,000 with respect to an Assumed Liability, except for an amount less than or equal to that reserved on the Transferable Balance Sheet in respect of such settled or compromised Proceeding;

                    K. Hire any individual with a base salary in excess of $150,000 per annum;
                    L. With respect to the Sale Companies, make any material election relating to Taxes (except such that are consistent with past practice) or settle or compromise any material Tax liability or amend any material Tax return;
                    M. Make any material change in the accounting methods or practices followed by the Business (other than such changes that are: (i) required by Law; (ii) made in conformance with GAAP; or (iii) required in connection with the preparation of the Historical Financial Statements);
                    N. Enter into any partnership or joint venture agreement between any Sale Company and any other Person;
                    O. Enter into, terminate or make any material amendment to a Material Contract (excluding Collective Bargaining Agreements) other than in the Ordinary Course of Business;
                    P. Amend any Organizational Document of any Sale Company or the JV Companies;
                    Q. Make any material change in its methods of management, marketing, accounting or operating or practices relating to payments;
                    R. Fail to maintain insurance in a manner consistent with Sellers’ past practice; or
                    S. Agree or commit to do any of the foregoing.

               6.2 Bankruptcy Actions.
          6.2.1 As soon as practicable after the execution of this Agreement, Delphi will, and will cause the other Sellers that are Filing Affiliates to, file a motion or motions (and related notices and proposed orders) (the “Sale Motion”) with the Bankruptcy Court and will use commercially reasonable efforts to obtain the approval and entry of (i) the Bidding Procedures Order, which order shall substantially conform to the provisions set forth in Exhibit 6.2.1.A (the “Bidding Procedures Order”) and (ii) the Sale Approval Order, which order shall substantially conform to the provisions set forth in Exhibit 6.2.1.B (the “Sale Approval Order”).
          6.2.2 Delphi will use commercially reasonable efforts to comply (or obtain an order from the Bankruptcy Court waiving compliance) with all requirements under the Bankruptcy Code and Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the sale of the Purchased Assets under the Agreement, including serving on all required Persons in the Bankruptcy Cases (including all holders of Encumbrances and parties to the Contracts comprising the Acquired Assets), notice of the Sale Motion, the Sale Hearing (as hereinafter defined) and the objection deadline in accordance with Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure (as modified by orders of the Bankruptcy Court), the Bidding Procedures Order or other orders of the Bankruptcy Court, including General Order M-331 issued by the United States Bankruptcy Court for the Southern District of New York, and any applicable local rules of the Bankruptcy Court.
               6.3 Assumed Contracts; Cure Amounts.
          6.3.1 Concurrently with the filing of the Sale Motion, Delphi will, pursuant to a motion (which motion may be incorporated into the Sale Motion), move to assume and assign to Buyers the Pre-Petition Contracts, including those listed on Schedule 6.3, and assign the Post-Petition Contracts to Buyer (collectively, the “Assumed and Assigned Contracts”) and will provide notice thereof to the Contract counterparties and all other parties in accordance with all applicable Bankruptcy Rules as modified by orders of the Bankruptcy Court. Delphi shall pay all Cure Amounts as agreed to by Delphi and the Contract counter-party, or, absent such agreement, by order of Bankruptcy Court in the time and manner specified by the Sale Approval Order. Such motion or subsequent notice shall identify the specific Cure Amount proposed for each Pre-Petition Contract and state that if not objected to by the objection deadline through a duly-filed pleading, such Cure Amount shall be the only cure required to assume such Contract pursuant to Section 365 of the Bankruptcy Code and/or assign it to Buyer and that such counter-party shall be barred and enjoined from asserting against Buyer, the Purchased Assets and Sellers that any additional defaults, breaches, or claims of pecuniary loss exists with respect to such Contract. Buyer shall have the ability to add or delete Contracts to Schedule 6.3 up and through the time of the Sale Hearing in its sole and absolute discretion so long as the appropriate notice is provided to the Contract counter-party and any delay in approval of the assignability of and Cure Amount for such additional Contracts shall not affect the Closing; and after the Sale Hearing and up to the time of the Closing, Buyer shall have the ability to add Contracts to Schedule 6.3 so long as the appropriate notice and time period for objection is provided to the Contract counter-

party and any delay in approval of the assignability of and Cure Amount for such additional Contracts shall not affect the Closing. In the Sale Motion, Delphi shall provide for a mechanism reasonably satisfactory to Buyer to ensure that those Contracts to be assumed and assigned to Buyer at Closing are actually assigned to Buyer at Closing notwithstanding any contested Cure Amounts.
               6.4 Non-Competition.
          6.4.1 Delphi undertakes and agrees with Buyer Parent that for a period of four (4) years after the Closing Date, except with the consent of Buyer Parent, Delphi will not, and will procure that each Affiliate of Delphi will not, either on its own account or in conjunction with or on behalf of any person, firm or company, whether by sales, marketing or other activities, carry on or be engaged, whether as a shareholder, licensor of Intellectual Property, director, employee, partner or agent in carrying on any business which is engaged in the design, development, manufacture, remanufacture or sale of Products as carried on by the Business at the Closing Date (a “Competitive Business“); provided, however, that the restrictions contained in this Section 6.4.1 will not prohibit, in any way: (i) the acquisition of a controlling interest or merger with any Person, or a division or business unit thereof, which is not primarily engaged in a Competitive Business, provided that, Delphi will use commercially reasonable efforts to divest, as soon as practicable after such acquisition or merger, any portion of the business of such Person that constitutes a Competitive Business if the Competitive Business accounts for more than $250,000,000 in annual sales; (ii) the acquisition by Delphi or any of its Affiliated companies, directly or indirectly, of a non-controlling ownership interest in any Person or a division or business unit thereof, or any other entity engaged in a Competitive Business, if the Competitive Business accounts for fifteen (15%) percent or less of the sales or fifteen (15%) percent or less of the value of the acquired business at the date of such acquisition (whichever is the greater); (iii) the acquisition by Delphi or any of its Affiliated companies, directly or indirectly, of less than five (5%) percent of the publicly traded stock of any Person engaged in a Competitive Business; (iv) provision of consulting services to, the license of any technology that Delphi or any Delphi Affiliate owns or has license to use to, or the financing (on its own behalf or on behalf of any other Person) of any Person for the purpose of designing or manufacturing on behalf of Delphi or any Delphi Affiliate or selling to Delphi or any Delphi Affiliate components and parts for automotive applications, other than the current or future Products; (v) consistent with Delphi’s troubled supplier practices, any direct or indirect activities of Delphi or any Delphi Affiliate to advise, operate, manage or finance a troubled supplier of Delphi or its Affiliates; or (vi) any business or activity conducted by Delphi or any Affiliate, joint venture (including KDAC), subsidiary or division of Delphi (excluding the Business) and any natural extensions thereof as of the Closing Date (each of which will be deemed not to breach this Section 6.4.1), including: (a) any activity conducted by KDAC; (b) the design, development, manufacture, remanufacture, or sale of sub-components of the type set forth on Schedule 6.4.1 of the Products and of integrated vehicle controllers containing steering functionality (provided that Delphi will be restricted from using the steering algorithms included in the Purchased Intellectual Property for such purposes) ; and (c) the sale and distribution of Products in the independent aftermarket.

          6.4.2 In the event that the covenants contained in Section 6.4.1 are more restrictive than permitted by Law, the Parties agree that the covenants contained in Section 6.4.1 will be enforceable and enforced to the extent permitted by Law.
          6.4.3 Option.
                    A. If, within four (4) years after the Closing Date, Delphi acquires a Competitive Business whose annual sales are in excess of the limits established in Section 6.4.1 clause (i) above, Delphi will use commercially reasonable efforts to divest, as soon as practicable after such acquisition or merger, any portion of the Business of such Person that constitutes a Competitive Business (an “After-Acquired Business”). In the case of such acquisition, Delphi promptly will grant to Buyer Parent an option to acquire the portion of the After-Acquired Business which engages in the Competitive Business (the “Restricted Portion”) at a price and upon such other terms and conditions to be agreed upon by Delphi and Buyer Parent, taking into account prevailing market conditions.
                    B. With respect to the option provided for in Section 6.4.3.A, Delphi shall give written notice to Buyer Parent of such option within thirty (30) days after the acquisition of the After-Acquired Business (the “Option Notice”). Within thirty (30) days after Buyer Parent’s receipt of the Option Notice, Buyer Parent shall notify Delphi in writing whether it exercises such option. If Buyer Parent exercises the option, Delphi and Buyer Parent shall use their good faith efforts to negotiate the price of Buyer Parent’s purchase of the Restricted Portion. If, within thirty (30) days after Buyer Parent exercises such option, Buyer Parent and Delphi are unable to agree on the purchase price for the Restricted Portion of the After-Acquired Business, or if Buyer Parent declines to exercise the option of to acquire the Restricted Portion of the After-Acquired Business, then within fifteen (15) days thereafter, Delphi or its Subsidiary shall initiate preparations to conduct an “auction” of the Restricted Portion of the After-Acquired Business. Delphi or its Subsidiary shall be obligated to use commercially reasonable efforts complete the auction within six (6) months after the date that Delphi or its Subsidiary becomes obligated to conduct an auction. Such a sale shall be conducted by Delphi or its Subsidiary consistent with prevailing market practices for the so-called “auction” of a business. Buyer Parent shall be invited to participate in such auction, but shall not be obligated to do so.
     6.5 Tax Matters; Cooperation; Preparation of Returns; Tax Elections.
     6.5.1 Asset Sellers will be responsible for the preparation and filing of all Tax Returns of Asset Sellers for all tax periods ending on or prior to the Closing, including without limitation amended returns, applications for loss carryback refunds and applications for estimated tax refunds. Buyers will make available to Delphi during normal business hours (and to Delphi’s accountants and attorneys) any and all books and records and other documents and information in its possession or control reasonably requested by Delphi to prepare these Tax Returns. Delphi will be responsible for and will make all payments required with respect to any such Tax Returns.

     6.5.2 For Sale Companies and JV Companies, Delphi will be responsible for the preparation and filing of all Tax Returns for all tax periods that are due on or prior to the Closing, including without limitation amended returns, applications for loss carryback refunds and applications for estimated tax refunds.
     6.5.3 For Sale Companies and JV Companies, Buyers will be responsible for the preparation and filing of all Tax Returns for all periods that are due after the Closing (other than for Taxes with respect to periods for which the consolidated, unitary and combined Tax Returns of Delphi will include the operations of the Business). For Sale Companies only, Buyer Parent will make all payments required with respect to any such Tax Return and shall be entitled to reimbursement from Sellers for the pre-Closing portion of such Taxes to the extent such Taxes were not already paid or otherwise reflected in the Closing Adjusted Net Assets Statement.
     6.5.4 Sellers shall indemnify Buyers for any and all Taxes of the Sale Companies relating to periods ending on or prior to the Closing Date to the extent not provided for in the Closing Adjusted Net Assets Statement. Any indemnification pursuant to this Section 6.5.4 with respect to Delphi Polska Automotive Systems Sp. for any taxable year for Taxes shall be indemnified only to the extent such Taxes exceed the “tax benefit” (defined below) recognized by Delphi Polska Automotive Systems Sp. with respect to such taxable year. For purposes of this Section 6.5.4, Delphi Polska Automotive Systems Sp. shall be deemed to recognize a tax benefit with respect to a taxable year if, and to the extent that, Delphi Polska Automotive Systems Sp.’s cumulative liability for Taxes through the end of such taxable year, calculated excluding any Tax items attributable to Tax losses and credit carryforwards existing on the Closing Date exceeds Delphi Polska Automotive Systems Sp.’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any tax items attributable to the Tax losses and credit carryforwards existing on the Closing Date (to the extent permitted by relevant Tax law, and treating such Tax items as the last items claimed for any table year) provided, however, that if a tax benefit is subsequently reduced or eliminated due to a determination by a taxing authority that the Tax losses or credit carryforwards were not available in any particular year to offset a Tax of Delphi Polska Automotive Systems Sp., Sellers shall indemnify Buyer for the amount of any Taxes that would have been indemnified pursuant to this Section 6.5.4, by calculating the indemnification obligation amount (if any) based on the reduction or elimination of the tax benefits.
     6.5.5 The Sellers and the Buyers will use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments, transfers and deliveries to be made to the Buyers hereunder from any transfer, documentary, sales, use, registration, recording, stamp, value-added and other such taxes (including all applicable real estate transfer taxes, but excluding any taxes based on or attributable to income or gains) and related fees (including notarial fees as well as any penalties, interest and additions to tax) (“Transfer Taxes”) payable in connection with such sale, conveyance, assignments, transfers and, deliveries, to the extent provided in the Sale Approval Order, in accordance with Section 1146 of the Bankruptcy Code. If Bankruptcy Court approval is granted for such exemption, then any instrument transferring the Purchased Assets to the Buyers will contain the following or similar endorsement:
Because this [instrument] has been authorized pursuant to Order of the United States Bankruptcy Court for the Southern District of New York relating to a chapter 11 plan of [Seller], it is exempt from transfer taxes, stamp taxes, or similar taxes pursuant to 11 U.S.C. § 1146.
To the extent not exempt under Section 1146 of the Bankruptcy Code and approved in the Sale Approval Order, such Transfer Taxes arising out of or incurred in connection with this Agreement will be borne by the party upon whom the applicable law regulation or custom of the jurisdiction imposes the obligation to pay or, where no law, regulation or custom exists shall be paid by the Buyer. The party that is legally required to file a Tax Return relating to Transfer Taxes will be responsible for preparing and timely filing such Tax Return.
     6.5.6 Delphi and Buyer Parent will cooperate in connection with: (i) the preparation and filing of any Tax Return, Tax election, Tax consent or certification or any claim for a Tax refund; (ii) any determination of liability for Taxes; and (iii) any audit, examination or other proceeding in respect of Taxes related to the Business or the Acquired Assets. Such cooperation includes direct access to accounting and finance personnel.
     6.5.7 Sellers will, in their sole discretion, cooperate in good faith with Buyers and Buyers’ agents to minimize any US federal and state payroll tax liabilities that either party may bear, including that the payroll taxes of the U.S. Transferred Employees will be treated in accordance with the Alternate Procedure set forth in Section 5 of the Revenue Procedure 2004-53.
     6.5.8 Sellers will provide Buyers with such certifications as are necessary to exempt all payments made hereunder from withholding under Internal Revenue Code Section 1445.
     6.5.9 Buyer Parent will not make any election under Internal Revenue Code Section 338 for any Sale Company or JV Company without the written consent of the Securities Sellers.
     6.5.10 Sellers will assign to Buyers, and will cooperate with Buyers to obtain any necessary approvals or consents to affect such assignment, any and all interests in, or rights to, any property tax abatements, incentive agreements, or other similar arrangements with any taxing authority primarily related to the Business or the Acquired Assets to the extent allowed under applicable law; provided, however, that Buyers shall pay to Sellers promptly upon receiving such credit (the “Brownfield Tax Credit Amount”) an amount equal to (i) the amount of any credits attributable to the Steering Buena Vista Brownfield Tax Credit Agreement for Project number M-0505 that are received and utilized by Buyers to offset their tax liability under the Michigan Single Business Tax (or any successor tax) for any taxable period ending after the Closing Date, multiplied by (ii) a fraction, the numerator of which is the qualified expenditures made by Sellers pursuant to the Steering Buena Vista Brownfield Tax Credit Agreement for Project number M-0505 prior to the Closing Date, and the denominator of which is the total amount of all qualified expenditures made pursuant to the Steering Buena Vista Brownfield Tax Credit Agreement for Project number M-0505. The amount of expenditures made by Sellers prior to the Closing Date will be determined based on verifiable documentation provided by Seller. Seller and Buyer agree to treat any payments made pursuant to this Section 6.5.10 as adjustments to the Purchase Price for all Tax purposes.
     6.6 Employees; Benefit Plans; Labor Matters. Seller and Buyer will collectively update Schedule 4.11.1 as of the day prior to Closing.
     6.6.1 Transferred Non-U.S. Employees. Effective as of the Closing, the relevant Buyer will assume the employment Contracts and all related obligations of any Non-U.S. Employees if and to the extent required by applicable Transfer Regulations or the applicable Transfer Agreement, and will take all necessary steps to assume the employment and related obligations of all employees employed by the Sale Companies immediately prior to Closing. In addition, the Parties will use commercially reasonable efforts to cause any employment Contracts and/or continued employment (as applicable) of Non-U.S. Employees whose Contracts or continued employment (as applicable) do not transfer by their reporting to work, by operation of Law (including a Transfer Regulation), by operation of this Agreement or otherwise to be novated from the relevant Asset Seller or other Seller-Affiliated employer to the relevant Buyer or other Buyer-Affiliated employer in accordance with the terms of the applicable Transfer Agreement.
     6.6.2 Transferred U.S. Employees.
          A. Effective as of the Closing, the relevant Buyer will offer employment to all U.S. Employees, including employees on layoff. U.S. Employees who accept Buyers’ offer of employment (by reporting to work or otherwise) will be referred to as Transferred U.S. Employees.
          B. For all Transferred U.S. Employees designated as U.S. Salaried Employees, Buyers’ offer of employment will be on terms that provide salary and benefit packages substantially comparable in the aggregate to those in place at Sellers immediately prior to Closing. Prior to tendering such offers, Buyers will provide Sellers with information sufficient to satisfy Sellers that such offers meet the “substantially comparable in the aggregate” requirement. Sellers’ satisfaction that Buyers’ offers meet this requirement will not be unreasonably withheld. For all Transferred U.S. Salaried Employees, Buyers will maintain the requisite level of compensation and benefits for a minimum of one (1) year from the Closing

Date; provided, however, that, where the level of compensation or benefits of any such employees is governed by a Contract containing a different duration period, Buyers will abide by the terms of such Contract; and provided further that Buyers are permitted (but not required to) reduce or otherwise modify the employment terms and conditions of the Transferred U.S. Salaried Employees consistent with any across-the-board modifications made by Sellers to the terms and conditions of similarly-situated salaried employees at Sellers during the one (1)-year period following the Closing Date.
     (1) Nothing in this Agreement, including but not limited to the one (1) year requirement referenced immediately above in this Section 6.6.2.B, will limit the ability of Buyer to terminate the employment of any Transferred U.S. Salaried Employee at any time following the Closing and for any reason, including with cause.
     (2) Notwithstanding Buyer’s rights under Section 6.6.2.B.1, to the extent that Buyer separates any Transferred U.S. Salaried Employee during the one (1) year period following the Closing Date under circumstances that would render the Transferred U.S. Salaried Employee eligible for severance benefits had such separation occurred at Sellers, Buyers will provide such separated Transferred U. S. Salaried Employees the greater of (a) the severance benefits provided for under the terms of Sellers’ severance plan applicable at Closing, taking into account the Transferred U.S. Salaried Employee’s combined Seller and Buyer service in accordance with Section 6.6.5.F or (b) the severance benefits under any applicable Buyers’ severance plan or policy.
          C. Terms and conditions of unionized Transferred U.S. Employees designated as U.S. Hourly Employees will be as determined by applicable Collective Bargaining Agreements.
     6.6.3 Miscellaneous Transferred Employee Covenants.
          A. Sellers will retain responsibility for all Liabilities for workers’ compensation benefits related to injuries or illnesses incurred by Transferred Asset Seller Employees prior to the Closing, provided that claims for such Liabilities are filed within six (6) months of the date on which such employee becomes a Transferred Asset Seller Employee.
          B. Sellers will be responsible for and shall pay to each Transferred Employee, subject to applicable Bankruptcy Court approvals, at the later of Closing or when such payments are to be made to Seller’s respective U.S. or Non-U.S. Employees, any profit sharing or incentive compensation (including bonuses) due such Transferred Employees for the calendar year in which the Closing occurs on a pro-rata basis using the number of days worked by the Transferred Employees for Sellers.
          C. Buyers will assume and be responsible for all accrued and unutilized vacation pay with respect to the Transferred Employees and all such Liabilities shall be reflected in the Closing Statement of Adjusted Net Assets.
     6.6.4 Collective Bargaining Agreements. Buyers will assume the terms and conditions of all of the Collective Bargaining Agreements, as modified in the case of Sellers’ U.S. Collective Bargaining Agreements by: (i) any Bankruptcy Court Proceedings, including but not limited to, Sellers’ motions under Section 1113 and 1114 of the Bankruptcy Code; (ii) any consensual agreement reached between Sellers and the UAW; (iii) an approved plan of reorganization in connection with the Bankruptcy Cases; or (iv) the Effects MOU. The Parties agree that, to the maximum extent possible, this Agreement will be interpreted in a manner consistent with the Effects MOU, however, if any provision of the Effects MOU is inconsistent with the terms of this Agreement, the provisions of the Effects MOU will govern. Buyers will recognize the seniority status of all Transferred Asset Seller Employees who are employed in accordance with a Collective Bargaining Agreement for all purposes of continued employment with Buyers.
     6.6.5 Inactive U.S. Employees.
          A. U.S. Employees who are not active employees as of the Closing (“Inactive Employees”) due to e.g., illness, short-term disability, sick leave, family medical leave, or other approved leave of absence will remain Seller’s responsibility until such employee commences employment with Buyer. U.S. Employees on layoff status are not Inactive Employees for purposes of this Agreement.
          B. When an Inactive Employee is able to return to active status in accordance with Sellers’ leave policies, and provided that such return occurs within twelve (12) months of the Closing unless such Inactive Employee’s reinstatement thereafter is otherwise required by Law, Buyer must offer employment to such individual in accordance with Section 6.6.2 and, provided such individual accepts Buyers’ offer of employment, such individual will be considered a Transferred U.S. Employee as of such date. Buyer shall have no liability for any Inactive Employee until the date such employee becomes a Transferred U.S. Employee.

     6.6.6 Employee Benefit Plans.
          A. The applicable Buyers will assume (or cause the Sale Companies to retain) all accrued pension liabilities and assets for all Transferred Non U.S. Employees and all current and former employees of the Sales Companies. The parties will comply with the specific mechanism for transfer of applicable pension liabilities and assets as specifically set out in the relevant Transfer Agreement.
          B. Seller will retain all assets and Liabilities under the Seller Employee Benefit Plans that are “employee benefit pension plans” as defined in Section 3(2) of ERISA for the benefits accrued prior to Closing for any Transferred U.S. Employees. Subject to Buyers obligations under the Seller U.S. CBAs to be assumed pursuant to Section 6.6.4 and Section 6.6.3.C under which Buyer may be obligated to establish defined benefit plans, nothing contained in this Agreement requires Buyers to establish a defined benefit plan with respect to any Transferred U.S. Employees.
          C. Sellers will retain responsibility and liability for retiree welfare benefits (including, but not limited to, medical, dental and life insurance benefits) to any Transferred U.S. Salaried Employee who is eligible for such benefits and retirement eligible as of the Closing in accordance with the applicable Seller Employee Benefit Plans. Buyers will assume the retiree welfare benefit obligations of Sellers (including, but not limited to, medical, dental and life insurance benefits) for all other Transferred U.S. Salaried Employees (i.e., Transferred U.S. Salaried Employees hired by Sellers prior to January 1, 1993 who are eligible for future retiree welfare benefits under the existing terms of the applicable Seller Employee Benefit Plans).
          D. Transferred U.S. Employees’ and their dependents’ and beneficiaries’ active participation in and eligibility for benefits under the Seller Employee Benefit Plans (other than vested pension benefits) will cease after the expiration of transition services, subject to the terms of the Transition Services Agreement. Notwithstanding the preceding sentence, the Seller Employee Benefit Plans which are “employee benefit welfare plans” as defined under Section 3(1) of ERISA will retain liability for all claims incurred at any time under the terms of such plans prior to Closing. A claim will be deemed incurred:
           (1) on the date of the occurrence of death or dismemberment in the case of claims under life insurance and accidental death and dismemberment Seller Employee Benefit Plans;
          (2) on the date on which the service or treatment is provided in the case of claims under medical, hospital, dental and similar Seller Employee Benefit Plans; or

          (3) on the date immediately following a U.S. Employee’s last day worked on which a physician legally licensed to practice medicine certifies to total disability under the applicable Seller Employee Benefit Plan.
          E. Transferred U.S. Employees’ and their dependents’ and beneficiaries’ participation in and eligibility for benefits under the Buyer Employee Benefit Plans will commence as of the Closing.
          F. Buyer will recognize a Transferred Asset Seller Employee’s pre-Closing credited and length of service with Seller for eligibility and vesting purposes but, subject to the requirements of Section 6.6.6.A with respect to the Transferred Non-U.S. Employees, not benefit accrual purposes with respect to any Buyer Employee Benefit Plans. Subject to applicable Law, Seller will recognize a Transferred U.S. Employee’s post-Closing service with Buyer (and its Affiliates that are within Buyer’s Controlled Group as defined under ERISA and the Code) for purposes of pension vesting, eligibility and early retirement subsidies. However, in no case will credited or length of service be recognized under this provision if such recognition will cause a duplication of compensation or benefits as between Seller and Buyer.
     6.6.7 Severance. Buyers will assume all obligations and liabilities relating to any claims for severance or termination (actual or constructive) payments or benefits by Transferred Employees arising from (i) the transactions contemplated under this Agreement (to the extent such agreements and arrangements are set forth or generally described on Schedule 6.6.7) or (ii) any actions taken by Buyers after the Closing, including terminating or reducing the compensation of any Transferred Employees after the Closing.
     6.6.8 COBRA. Seller will retain all obligations relating to compliance with the continuation health care coverage requirements of IRC Section 4980B and Sections 601 through 608 of ERISA regarding qualifying events in regard to Transferred U.S. Employees arising from the transactions contemplated under this Agreement.
     6.6.9 WARN Act. Buyers will assume all obligations and liabilities, if any, relating to the Worker Adjustment and Retraining Notification Act and any similar applicable foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), if any, by Transferred Asset Seller Employees arising on or after the Closing Date of the transactions contemplated under this Agreement; provided, however, that on or before the Closing Date Sellers shall provide Buyer with a list of employee layoffs, by location, implemented by Sellers in the 90-day period preceding the Closing Date. Sellers will retain all other obligations and liabilities relating to the WARN Act for layoffs implemented by Sellers prior to the Closing Date of the transactions contemplated under this Agreement; provided, however, that in no event shall Seller be responsible for any WARN Act liabilities arising in whole or in part due to layoffs implemented by Buyers after the Closing.

     6.6.10 Grievances. Seller will retain responsibility to administer and all liability for labor grievances and arbitration proceedings (collectively the “Grievances”) involving claims of Transferred Asset Seller Employees based on events occurring prior to the Closing, if filed within ninety (90) days after Closing. Buyer will timely notify Seller of any Grievances filed after the Closing which relate to claims based on events occurring prior to the Closing. Buyer will be responsible to administer and bear all liability for Grievances involving claims based on events occurring on or after the Closing. To the extent the administration or resolution of any Grievances requires both the Buyer’s and Seller’s participation, the following apply:
          A. Buyers and Sellers will cooperate in the defense of the Grievances.
          B. Buyer will not settle any Grievance without Sellers’ consent if such settlement will result in Liability for Sellers. Such consent will not be unreasonably withheld.
          C. Sellers will not settle any Grievance without Buyers’ consent if such settlement will result in Liability for Buyer. Such consent will not be unreasonably withheld.
          D. If the seniority of an employee is reinstated as a result of the disposition of a Grievance or Governmental Order, Buyers will reinstate the employee as if such employee had been a Transferred Asset Seller Employee as of the Closing.
          E. For Transferred Asset Seller Employees who have been continuously employed, back pay Liability to the extent relating to an event, occurrence or cause of action arising prior to the Closing will be allocated to Sellers. Liability relating to an event, occurrence or cause of action arising subsequent to the Closing will be allocated to Buyers.
          F. The Parties will discuss treatment of Grievances involving unusual circumstances or events that continue before and after the Closing.
          G. If either party withholds consent to a settlement or processing of a Grievance recommended by the other party or elects to continue to defend the Grievance, then such party will be liable for the portion of the Liabilities resulting from the ultimate disposition of such Grievance (or subsequent settlement) which is in excess of the liability that would have resulted from the settlement recommended and rejected.
     6.6.11 Cooperation. Sellers and Buyers will provide each other with such records and information as may be reasonably necessary, appropriate and permitted under applicable Law to carry out their obligations under this Section 6.6.

     6.6.12 Union and Works Council Notifications. Sellers and Buyers will reasonably cooperate in connection with any notification required by Law to, or any required consultation with, or the provision of documents and information to, the employees, employee representatives, work councils, unions, labor boards and relevant government agencies and governmental officials concerning the transactions contemplated by this Agreement.
     6.6.13 No Third Party Rights. Nothing in this Section 6.6 and its subparts, express or implied, shall create a third party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any person or entity other than the parties hereto or serve to amend or create any employee benefit plan or arrangement.
     6.6.14 Sale Company Employees. If reasonably requested by Delphi, the Buyers will, or will cause the Sale Companies to, take any and all reasonable actions necessary or appropriate to confirm assumption of all Liabilities assumed hereunder or under any Transfer Agreement in respect of employees (both current and former) of the Sale Companies.
     6.7 Contact with Customers and Suppliers. For purposes of Buyers’ transition efforts, Sellers shall provide Buyers or their representatives upon reasonable notice and so long as such access does not unreasonably interfere with the business operations of any Seller or Sale Company, reasonable access during normal business hours to the employees, facilities, and books of the Business. Buyers shall not communicate with customers and suppliers of the Business without the prior consent of Delphi, which consent shall not unreasonably be withheld or delayed. The rights of access granted pursuant to this Section 6.7 shall not include environmental testing of the Real Property.
     6.8 Technical Documentation. Sellers have delivered, or will deliver on or before the Closing, to the Buyer, a copy of all Technical Documentation included in the Acquired Assets. For a period of not less than ten (10) years commencing at the Closing, Buyers will use reasonable efforts to maintain all Technical Documentation applicable to Product design, test, release and validation at a location at which it will be reasonably accessible to Delphi upon request. During such ten (10) year period, Buyers will not destroy or give up possession of the final copy of such Technical Documentation without offering Delphi the opportunity to obtain a copy of such documentation at Delphi’s expense but without any payment to Buyers. The use of this Technical Documentation is subject to the limitations of Section 6.11.2.
     6.9 Books and Records and Litigation Assistance From and After Closing.
     6.9.1 Buyers will preserve and keep all books, records, computer files, software programs and any data processing files delivered to Buyers by Seller and its Affiliates pursuant to the provisions of this Agreement for a period of not less than five (5) years from the Closing Date, or for any longer period as may be required by any Law, Governmental Entity Order or in connection with any ongoing litigation, audit or appeal of Taxes, or Tax examination, at Buyers’ sole cost and expense. During such period, Buyers will: (i) provide Sellers with such documents and information as necessary, consistent with past practice, to complete the accounting books and records of each facility included within the Business; and (ii) make such books and records available to Seller and its Affiliates as may be reasonably required by Seller and its Affiliates in connection with any Proceedings against or governmental investigations of Sellers and their Affiliates or in connection with any Tax examination, audit or appeal of Taxes of Sellers and their Affiliates, the Business or the Acquired Assets. Sellers or their Affiliates will reimburse Buyers for the reasonable out-of-pocket expenses incurred in connection with any request by Sellers to make available records pursuant to the foregoing sentence. In the event Buyers wish to destroy or dispose of such books and records after five (5) years from the Closing Date, it will first give not less than ninety (90) days’ prior written notice to Seller, and Seller will have the right, at its option, upon prior written notice given to Buyers within sixty (60) days of receipt of Buyers’ notice, to take possession of said records within ninety (90) days after the date of Buyer’s notice to Sellers’ hereunder.
     6.9.2 Sellers will preserve and keep all books, records, computer files, software programs and any data processing files relating to the Business in accordance with Seller’s record retention plans, or for any longer period as may be required by any Law, Governmental Entity Order or in connection with any ongoing litigation, audit or appeal of Taxes, or Tax examination, at Sellers’ sole cost and expense. During such period, Sellers will: (i) provide Buyers with such documents and information as necessary, consistent with past practice, to complete the accounting books and records of each facility included within the Business; and (ii) make such books and records available to Buyers and their Affiliates as may be reasonably required by Buyers and their Affiliates in connection with any Proceedings against or governmental investigations of Buyers and their Affiliates or in connection with any Tax examination, audit or appeal of Taxes of Buyers and their Affiliates, the Business or the Acquired Assets. Buyers or their Affiliates will reimburse Sellers for the reasonable out-of-pocket expenses incurred in connection with any request by Buyers to make available records pursuant to the foregoing sentence.
     6.9.3 Each Party will, from time to time, at the reasonable request of the other (the “Requesting Party”), cooperate in providing the Requesting Party and their Affiliates (as appropriate) (to the extent possible through Transferred Employees) with technical assistance and the information described in the last sentence of this Section 6.9.3 in respect of any claims brought against the Requesting Party and their Affiliates involving the conduct of the Business prior to Closing, including consultation and/or the appearance(s) of such persons on a reasonable basis as expert or fact witnesses in trials or administrative proceedings. The Requesting Party will reimburse, indemnify and hold harmless the other party and its Affiliates for their reasonable, actual direct out-of-pocket costs (travel, employee time (other than for clerical services), hotels, etc.) of providing such services and reasonable attorney’s fees and costs associated therewith. In particular, the Parties, for themselves and on behalf of their Affiliates, agree to, at the Requesting Party’s sole cost: (i) retain all documents required to be maintained by Law and all documents that may reasonably be required to establish due care or to otherwise assist a Party or its Affiliates in pursuing, contesting, or defending such claims, (ii) make available their documents and records in connection with any pursuit, contest or defense, including documents that may be considered to be “confidential” or subject to trade secret protection (except that: (a) no documents or records protected by any privilege in favor of such Party and their Affiliates must be made available if making these documents or records available would cause the loss of this privilege (in any case, however, the Party must notify the Requesting Party of the existence of such privileged documents); and (b) the Requesting Party and their Affiliates will agree to keep confidential documents and records that are confidential or are subject to trade secret protection); (iii) promptly respond to discovery requests in connection with such claim understanding and acknowledging that the requirements of discovery in connection with litigation require timely responses to interrogatories, requests to produce and depositions and also understanding and acknowledging that any delays in connection with responses to discovery may result in sanctions; (iv) make available, as may be reasonably necessary and upon reasonable advance notice and for reasonable periods so as not to interfere materially with Buyers’ business, mutually acceptable engineers, technicians or other knowledgeable individuals to assist Requesting Party and their Affiliates in connection with such claim, including investigation into claims and occurrences described in this Section and preparing for and giving factual and expert testimony at depositions, court proceedings, inquiries, hearings and trial; and (v) make available facilities and exemplar parts for the sole and limited use of assisting the Requesting Party and their Affiliates in the contest or defense.
     6.10 Corporate Names. Buyers will have the right (including the right to authorize its relevant Affiliates) to continue to sell or dispose of any existing inventories or service materials of the Business in existence at the Closing and bearing any trademark, service mark, trade name or related corporate name of Delphi or any Affiliate of Delphi for a period of no more than one hundred and twenty (120) days after the Closing Date in a manner consistent with past practice of the Business and the name and reputation associated therewith, provided that Buyers and their Affiliates will clearly indicate on all written materials related to such sale or disposition, including business cards, stationery, purchase orders, invoices and the like, that the Business is owned by Buyers and their Affiliates and is no longer affiliated with, and Buyer and its Affiliates do not represent, the Sellers or any Affiliate of Seller.
     6.10.1 Buyers will promptly, and in any event within one hundred and twenty (120) days of the Closing Date (the “Corporate Trademark Use Period”), cease all use and will not permit will cause the Sale Companies and the Business to cease all use, of the name “Delphi” and any trademarks, trade names, brandmarks, brand names, trade dress or logos relating or confusingly similar thereto (including on any signs, billboards, advertising materials, telephone listings, labels, stationery, office forms, packaging or other materials of the Sale Companies) in connection with the businesses of the Sale Companies or otherwise.
     6.10.2 Immediately following the Closing, Buyers will cause each of the Sale Companies, and will use commercially reasonable efforts to cause each JV Company, to amend its certificate of incorporation, partnership agreement, limited liability company agreement and other applicable documents, in order to change the names of such companies to a name not containing the word “Delphi”, with such changes to take effect pursuant to the terms of the respective transfer deed governing the sale of each Sale Company and JV Company. Buyers will make all required filings with Governmental Authorities to effect such amendments. If any preceding change is not permissible by law or commercially reasonable within such Corporate

Trademark Use Period, the Sale Companies or JV Company shall operate under a “d/b/a” or other similar business name.
     6.10.3 If Seller believes that Buyer has breached or failed to perform in any material respect any of Buyer’s obligations contained in Sections 6.10.1 and 6.10.2, Seller shall provide Buyer with written notice of the alleged breach. Seller’s rights to remedy for Buyer’s breach of its obligations under Sections 6.10.1 and 6.10.2 shall be exercisable only if Buyer has failed to cure such breach with thirty (30) days after written notice thereof. Each of the Parties hereto acknowledges and agrees that the remedy at Law for any material breach of the requirements of this Section 6.10 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy in any Proceeding which may be brought to enforce any of the provisions of this Section 6.10.
     6.10.4 Nothing herein shall prevent or limit the rights of Buyers to use the name “Saginaw Steering.”
          6.11 Information Technology; Intellectual Property Rights and Licenses.
     6.11.1 License to Buyers. Delphi hereby grants, on behalf of itself and its Affiliates, to Buyers, as of the Closing Date, but subject to any restrictions arising from rights granted to third parties prior to the Closing Date, a worldwide, perpetual, paid-up, royalty free, non-exclusive license to the Shared Intellectual Property (other than the Excepted Shared Intellectual Property identified on Schedule 6.11.1) only for the use, development, manufacture (including the right to have made), import, export and sale of current and future Products and associated services. With respect to copyrighted material such as Software, such license includes the right to reproduce, prepare derivative works of, perform, display and distribute such material. The license granted to Buyer under this Section 6.11.1 does not extend to the Excluded Products identified on Schedule 6.11.1.A and is not assignable in whole or in part except as provided in Section 12.5.
     6.11.2 License to Sellers. Buyer, on behalf of itself and its Affiliates, hereby grants to Sellers and their Affiliates, as of the Closing Date, a worldwide, perpetual, paid-up, royalty free, non-exclusive license only for the use, development, manufacture (including the right to have made), import, export and sale of products and services of the type provided by Sellers and their Affiliates as of the Closing Date (excluding the Products) using any Purchased Intellectual Property (other than steering algorithms), subject to any restrictions arising from rights granted to third parties prior to the Closing Date. Such license is not assignable in whole or in part except as provided in Section 12.5.

     6.11.3 Further Understandings. It is further understood and agreed that the licenses granted above in this Section 6.11: (i) include the right for the licensed party to sub-license without the consent of the other party (x) to an Affiliate or (y) in connection with a divestiture of part of the Business (in the case of Buyer) or part of the retained Delphi business (in the case of Sellers) or in either case, divestiture of a product line; and (ii) do not include any right to use any Trademark Rights. It is further understood and agreed that the Parties will cooperate in enforcing the Shared Intellectual Property upon one party’s request and the requesting party’s payment of reasonable expenses.
     6.11.4 Shared Licensed Intellectual Property. Delphi shall extend and hereby grants to Buyer rights under the Shared Licensed Intellectual Property to the extent that such licenses can be extended to Buyer, including sublicense rights from General Motors and EDS and Delphi shall upon any request by any Buyer, grant a sublicense to any entity that is a successor or assignee of any portion of the Business operated by such Buyer.
     6.11.5 Transfer of Proportional Share of Licenses. For those Shared Software Licenses set forth on Schedule 6.11.5, Sellers shall transfer to Buyers the number of license seats or other license rights specified for each applicable license. For any Shared Software Licenses not set forth on Schedule 6.11.5, Sellers shall transfer to the applicable Buyers a proportional share of license seats or other license rights or the number of license seats currently used in the Business for those Shared Software Licenses, but Sellers shall not transfer a proportional share of license seats or other license rights for Corporate Shared Services Licenses. For clarity, Sellers shall also transfer to the applicable Buyers all Software licenses primarily used in the Business. If Sellers are unable to obtain by the Closing any necessary consents to assign to Buyers any such Shared Software Licenses or Software licenses primarily used in the Business (other than Corporate Shared Services Licenses), then, notwithstanding Section 2.4, at Buyers’ reasonable request, Sellers shall arrange for Buyers to obtain such licenses from the applicable Third Party Licensors. Buyer shall be responsible for and pay reasonable costs up to $500,000 for obtaining necessary consents or replacement licenses for any Shared Software Licenses or software licenses primarily used in the Business, and Sellers shall be responsible for all reasonable costs that exceed $500,000. Sellers shall be responsible for any obligations under any Shared Software Licenses or Software licenses primarily used in the Business that arise prior to the Closing Date, including, for example, maintenance payments or other fees due to applicable Third Party Licensors. After the Closing Date, Buyer acknowledges that it shall be responsible for the costs of obtaining and making payments under any post-Closing maintenance agreements required in order to use the foregoing license rights and such costs shall not be applied to the $500,000 deductible.
     6.11.6 Corporate Shared Services Licenses. Sellers shall not be obligated to transfer to the applicable Buyers any license seats or other license rights for Corporate Shared Services Licenses, including any such licenses currently used for the benefit of the Business except that Sellers shall purchase or transfer Replacement Licenses and Buyers shall reimburse Sellers for the reasonable costs of such Replacement Licenses up to $1.5 million.

     6.11.7 Outsourced Services Providers. Sellers shall cooperate with Buyers with respect to Buyers entering into new agreements with Sellers’ outsourced service providers, including Electronic Data Systems Corporation, EDS Information Systems, LLC and its affiliates (collectively, “EDS”), Computer Sciences Corporation and its affiliates (collectively, “CSC”), and the Hewlett Packard Company and its affiliates (collectively, “HP”). Sellers shall also perform their obligations and exercise their rights under the Agreement to Migrate DMA to MSA between EDS and Delphi Corporation dated effective December 6, 2007 with such migration to occur by January 31, 2008.
     6.11.8 Separation Plan and Costs. Sellers’ will be responsible for the cost and execution of: (i) the Day 1 separation activities identified on Schedule 6.11.8.A (the “Separation Plan”), (ii) modification of the GM payroll system in preparation for Day 1 and transitional services, and (iii) segregation of the Manufacturing Facilities and Technical Centers to be co-located following Closing in a commercially reasonable and workmanlike manner, in accordance with the facilities separation plan set forth in Schedule 6.11.8.B (the “Facilities Separation Plan”) Buyers will be solely responsible for all other separation and start-up costs and activities, including (i) Day 2 separation activities, (ii) relocation from the Suzhou Manufacturing Facility and any Technical Center or Sales Offices, and (iii) any setup fees required by third party service providers; provided, however, that Sellers will reimburse Buyers for the first $10 million, less the amounts that are spent by Sellers (after reasonable consultation with Buyer Parent) on behalf of Buyer Parent for the items set forth on Schedule 6.11.8.C, in post-closing information technology separation costs (which are reasonably incurred and documented) by Sellers as such costs are incurred. Buyers acknowledge and agree that it is necessary to promptly begin the work necessary to relocate from certain of the Technical Centers in accordance with the Facilities Separation Plan. The parties shall reasonably cooperate with each other to implement such activities and separation in an effort to complete the activities contemplated by this Section 6.11.8 in a reasonable, expeditious and cost-effective manner.
     6.12 Letters of Credit. Buyers agree to use commercially reasonable efforts to cause Delphi and its Affiliates (other than the Sale Companies) to be absolutely and unconditionally relieved ninety (90) days following the Closing of all Liabilities and obligations arising out of the letters of credit, performance bonds and other similar items issued and outstanding in connection with the Business, in each case, to the extent set forth on Schedule 6.12 hereof, and Buyers will indemnify Delphi and its Affiliates against any Losses of any kind whatsoever with respect to such Liabilities and obligations.
     6.13 Competition Clearance. Subject to the terms hereof, Buyers and Delphi agree to cooperate and to use commercially reasonable efforts to obtain, as promptly as practicable following the date hereof, any Governmental Approvals required for the Closing under the HSR Act, EC Merger Regulation and any other applicable Competition/Investment Law, to respond to any government requests for information thereunder, to contest and resist in good faith any action thereunder, and to have lifted or overturned any Governmental Order that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. The Parties will use commercially reasonable efforts to complete, no later than three

(3) Business Days after the date hereof, Schedule 6.13.1, which includes a list of all countries in which competition filings may be required or are appropriate. In this respect, Buyers will make (or continue to prosecute, if made previously) all the competition filings set forth in Schedule 6.13.1 promptly, but in no event later than fifteen (15) Business Days after the date hereof, and Buyer Parent will: (i) promptly inform Delphi of all oral and written communications with any Governmental Authority in respect of any required Governmental Approval; (ii) give Delphi the opportunity to comment on all filings and any response prepared by Buyers prior to Buyers’ submitting such response to the relevant Governmental Authority; and (iii) afford Delphi or any Seller designated by Delphi the opportunity to attend any meetings, telephone conferences or video conferences organized with the Governmental Authorities in relation to any required Governmental Approval. Notwithstanding the foregoing, the Parties agree that neither of them will make any voluntary filing under applicable foreign antitrust laws or regulations unless advised by legal counsel in such jurisdiction that the failure to make a filing could result in a Material Adverse Effect or otherwise be in violation of applicable Law. Each party hereto will promptly inform the other of any oral or other communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement and the Ancillary Agreements. If the competition authority in any such country: (i) imposes conditions upon its approval of the transactions contemplated by this Agreement; or (ii) files a Proceeding before a Governmental Agency seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the consummation of the transactions contemplated by this Agreement, the Parties will take commercially reasonable steps to negotiate with the competition authority regarding, and comply with, any conditions or modifications requested by such competition authority, consistent with the general intention of this Agreement (that ownership of the Business will be vested in the Buyers). Such compliance may require modifications in structure, economic and other relationships. Subject to Section 9.2.2, each Party will bear its own costs and expenses incurred in negotiating and agreeing to the required conditions or modifications with the competition authorities.
          6.13.1 Buyers will not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the Transfer Agreements or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement or the Transfer Agreements; (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement or the Transfer Agreements.

               6.14 Further Actions.
          6.14.1 Within three (3) Business Days after the entry of an unstayed Sale Approval Order by the Bankruptcy Court, the Parties will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable under Law to consummate the transactions contemplated hereby and by the Transfer Agreements. In furtherance of the foregoing, the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with the transactions contemplated by this Agreement.
          6.14.2 At all times prior to the Closing: (i) Delphi will notify Buyer Parent in writing of any fact, condition, event or occurrence that will result in the failure of any of the conditions contained in Article 7 to be satisfied, promptly upon any of them becoming aware of the same; and (ii) Buyer Parent will notify Delphi in writing of any fact, condition, event or occurrence that will result in the failure of any of the conditions contained in Article 7 to be satisfied, promptly upon any of them becoming aware of the same.
               6.15 Further Assurances. Subject to the terms and conditions herein provided, the Parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby; provided that, to the extent not indemnified or required hereunder the cost of such action or of such instruments and documents related thereto shall be borne by the party requesting them. The foregoing covenant will survive the Closing of the transactions contemplated herein.
               6.16 Shared Items Transferred to Buyers. With respect to any contracts for goods or services included in the Acquired Assets and that are used by both the Business and other operations of Delphi or its Affiliates that are set forth on Schedule 6.16, and that will be transferred to Buyers at Closing, Buyers will provide Sellers with the benefits of such contracts in substantially the same manner described in Section 2.4 above regarding Deferred Items, and Delphi will cause Sellers to reimburse Buyers for such benefits in substantially the manner described in Section 2.4, until the earlier of such time as separate contracts for such goods or services have been agreed between the applicable Seller and the other Party or Parties to such contract or contracts, or until the termination of such contract or contracts.
               6.17 Buyers’ Financing Activities.

          6.17.1 Buyers acknowledge and agree that: (i) Sellers and their Affiliates have no responsibility for any financing that Buyers may raise in connection with the transactions contemplated hereby including with respect to any offering materials and other documents prepared by or on behalf of or utilized by Buyers or their Affiliates, or Buyers’ financing sources, in connection with Buyers’ financing activities in connection with the transactions contemplated hereby which include any information provided by Sellers or any of their Affiliates; and (ii) Buyers’ obligations to consummate and to cause to be consummated the transactions contemplated by this Agreement and the Transfer Agreements are not subject to any condition or contingency with respect to the financing.
          6.17.2 Buyers will use commercially reasonable efforts to: (i) maintain in effect the Commitment Letter; (ii) enter into definitive financing agreements with respect to the financing, so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date; and (iii) consummate the financing at or prior to Closing. Buyers will keep Delphi reasonably informed of material developments in respect of the financing process relating thereto and provide copies of the Commitment Letter as it may be revised. In the period between the date hereof and the Closing Date, upon request of Buyers, Sellers will, and will use commercially reasonable efforts to cause its Affiliates and representatives to, reasonably cooperate with Buyers in connection with the financing. Buyers will promptly, upon request by Sellers, reimburse Sellers for all, documented out-of-pocket expenses incurred by Sellers or their Affiliates or representatives in connection with such cooperation. If, notwithstanding the use of commercially reasonable efforts by Buyers to satisfy their obligations under this Section 6.17.2, any of the financing or the Commitment Letter (or any definitive financing agreement entered with respect thereto) expire or are terminated prior to the Closing, in whole or in part, for any reason, Buyers will: (i) promptly notify Delphi of such expiration or termination and the reasons therefor; and (ii) use commercially reasonable efforts to promptly arrange for alternative financing (which will not contain any conditions in addition to those contained in such expired or terminated commitments or agreements) to replace the financing contemplated by such expired or terminated commitments or agreements in an amount sufficient to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
               6.18 Guarantee by Buyer Parent. Buyer Parent unconditionally guarantees all obligations of each Buyer pursuant to the terms of this Agreement, including payment of the Purchase Price and any indemnification obligations. Buyer Parent will also reimburse Sellers for all fees and expenses (including reasonable fees of counsel) incurred in successfully enforcing the guarantee obligations set forth in this Section 6.18.
               6.19 Customs Duties. The Buyers expressly agree to reimburse Sellers for all customs-related duties, fees, and associated costs incurred by Sellers on behalf of Buyers following the Closing, including all such duties, fees and costs incurred in connection with co-loaded containers that clear customs intentionally or unintentionally under Sellers’ importer/exporter identification numbers and bonds/guarantees post-Closing.

               6.20 Nonsolicitation. Until the 2nd anniversary of the date hereof, Delphi shall not, directly or indirectly, and shall cause any entity controlled by Delphi not, to: (A) induce or attempt to induce any employee of any member or employee of the Combined Business or to leave the employ of such Person; or (B) subject to the restrictions of any applicable Law, induce or attempt to induce any customer, supplier, vendor, licensee, distributor, contractor or other business relation of any member of the Combined Business to cease doing business with, or materially alter its business relationship with, such member of the Combined Business; provided, however, that neither of the foregoing shall apply to persons whose employment with Combined Business is terminated by the Combined Business or who are hired as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of the Combined Business.
               6.21 Confidentiality. After the Closing, Delphi shall, and shall cause its Affiliates to, maintain as confidential and shall not use or disclose (except as required by law or as authorized in writing by Buyer) any confidential information concerning the businesses and affairs of the Combined Business, except to the extent such confidential information (i) was used by Delphi’s divisions other than the Business prior to the Closing Date (ii) becomes generally available to the public other than as a result of a disclosure by Delphi or its representatives in violation of the terms hereof, (iii) becomes available to Delphi on a non-confidential basis from a source other than the Buyers or their representatives or (iv) is covered by the licenses granted pursuant to Section 6.11. In the event Delphi or any of its Affiliates is required by law to disclose any confidential information, such party shall promptly notify Buyer Parent in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer Parent to preserve the confidentiality of such information consistent with applicable law. Buyers shall be the beneficiaries of any confidentiality or nondisclosure agreement entered into with respect to a potential acquisition of the steering assets of Delphi before the Closing between Delphi or its Affiliates, on the one hand, and any Person, on the other, and shall be entitled to enforce such agreement after the Closing Date.
               6.22 KDAC.
          6.22.1 From and after the execution of this Agreement and continuing after Closing, Delphi shall use commercially reasonable efforts to prepare for sale to Buyer Parent Delphi Automotive Systems (Holding), Inc.’s (“DASHI”) 50% interest in KDAC’s business relating to the Products (“KDAC Steering”) and satisfy the following conditions precedent (the “KDAC Steering Sale Conditions”): (i) completion of KDAC Steering’s split-off from KDAC as a separate legal entity containing all of the assets and liabilities (including any severance Liabilities) of KDAC Steering, allocated on a basis consistent with the KDAC Steering reference balance sheet attached hereto as Schedule 6.22, through a corporate split process whereby the shareholding ratio of the existing KDAC shareholders remains unchanged in the newly formed KDAC Steering legal entity and (ii) receipt of consents from the other shareholders of KDAC Steering permitting DASHI to sell its 50% interest in KDAC Steering (the “KDAC Steering Interest”) to Buyer Parent. DASHI agrees to request that KDAC (or the new KDAC Steering legal entity) agree to be bound by non-compete provisions substantially similar to those in place today under the KDAC Shareholder Agreement dated July 31, 1998 (as if the Business continued to be owned by Delphi).
          6.22.2 Upon satisfaction of the KDAC Steering Sale Conditions and provided that the exercising party provides notice to the other party within nine months of Closing, DASHI and Buyer Parent (or its designee) shall have the following independent options (the “KDAC Options”) to sell or purchase (as applicable) without the consent of the other party the KDAC Steering Interest for the KDAC Amount less DASHI’s pro rata share of any short-term borrowings, current portion of long-term debts, debenture, and long-term debt in the newly formed KDAC Steering legal entity at the time of such purchase (the “KDAC Purchase Price”), pursuant to the Transfer Agreement attached as Exhibit 6.22:
          (i) DASHI shall have the right to sell to Buyer Parent (or its designee), and Buyer Parent must purchase, the KDAC Steering Interest for the KDAC Purchase Price; and
          (ii) Buyer Parent (or its designee) shall have the right to purchase, and DASHI must sell, the KDAC Steering Interest for the KDAC Purchase Price.
          6.22.3 Following the exercise of either of the foregoing options, the parties will promptly seek all necessary Governmental Approvals in accordance with the procedures set forth in Section 6.13 hereof and use commercially reasonable efforts to promptly consummate the sale of KDAC Steering Interest.
          6.22.4 Upon the sale of the KDAC Steering Interest to Buyer Parent, Buyer Parent agrees to be bound by the terms of the KDAC Steering Shareholders Agreement, or if such KDAC Steering Shareholders Agreement does not yet exist, to enter into a shareholders agreement with the other shareholders of KDAC Steering on the same terms as the KDAC Shareholder Agreement dated July 31, 1998.
          6.22.5 In the event that the transaction contemplated by this Section 6.22 is not consummated within nine (9) months following the Closing Date, the KDAC Options shall expire and DASHI shall repay the KDAC Amount to Buyer Parent.
               6.23 No Right of Set-Off. Neither Party nor any of its Affiliates shall have any right of holdback or setoff or assert any claim, defense or counterclaim with respect to any amounts that may be owed by such Party or its Affiliates to the other Party (or Parties) hereto or its Affiliates as a result of and with respect to any amount that may be owing to such Party or its Affiliates under this Agreement, any Ancillary Agreement or any other commercial arrangement entered into in connection herewith.
               6.24 Enterprise Contracts. The parties acknowledge that (i) the Business currently benefits from certain services or receives certain products of the type listed on Schedule 6.24 (“Other Services”) provided by third parties (“Enterprise Providers”) under enterprise contracts with Delphi and/or one of its Affiliates (“Enterprise Contracts”) and (ii) it

may not be practical for Buyers to enter into replacement contracts with all of such Enterprise Providers as of the Closing Date. After signing this Agreement and prior to Closing, Buyers will use commercially reasonable efforts to enter into replacement contracts covering such Other Services. In the event that Buyers are unable to secure such replacement contracts, after having used commercially reasonable efforts as required by the preceding sentence, Sellers will use commercially reasonable efforts to make available to Buyers the Other Services provided under such Enterprise Contracts of the type described on Schedule 6.24. Buyers will pay Sellers the cost (including the cost of any internal resources) of providing such Other Services. The obligations in this Section 6.23 shall not apply to (i) any Contracts that are Acquired Assets (ii) any service provided under the Transition Services Agreement, (iii) any services or products identified on Schedule 6.24 under the heading “Products/Services excluded from Section 6.24” in the Transition Services Agreement as an “Excluded Service” or (iv) products or services which the applicable Sellers are prohibited from providing to Buyers pursuant to applicable Law.
               6.25 Buyers’ Covenant to Manufacture Products. Buyers covenant to design, manufacture, transport, provide necessary engineering services for, and deliver replacement, remanufactured or new Products (as appropriate) at Sellers’ expense (calculated on a cost basis) in connection with any Product Warranty Liability (including any recall) retained by Sellers or for which Sellers are responsible to indemnify Buyers.
               6.26 Joint Venture. Subject to each of Delphi’s and Buyer Parent’s respective good faith determination that such Party will not incur any additional liabilities or expenses (other than nominal documentation related expenses) or be exposed to any adverse accounting impact as a result thereof, from and after the execution of this Agreement and continuing until the Closing, Delphi and Buyer Parent shall each use commercially reasonable efforts to structure a mutually agreeable joint venture comprised of the Acquired Assets of the applicable U.S. Sellers and certain assets to be identified by Buyer Parent (the “Proposed Joint Venture”).
               6.27 Somerton Equipment. Sellers shall use commercially reasonable efforts to remove their Powertrain TFS equipment from Building 1 at the Somerton, Australia Manufacturing Facility prior to Closing.  If the Sellers are unable to remove such equipment prior to Closing, Sellers shall retain reasonable access rights for up to 120 days after Closing  to such facility for the purposes of selling or removing such equipment and shall reimburse Buyers for the reasonable costs associated with (i) at Delphi’s option, either (a) procuring reasonably equivalent alternative floor space or (b) extending the lease at Building 2 to accommodate its inventory and equipment currently located in Building 2 at the Somerton, Australia Manufacturing Facility; and (ii) the usage of electricity required to demonstrate the Powertrain TFS equipment to potential buyers if necessary.  For purposes of this Section, any TFS equipment remaining in Building 1 following the Closing will be deemed to be bailed to Buyers for the benefit of Sellers until such equipment is removed from the facility.
               6.28 Mexican Newco. No later than fifteen (15) days prior to the Closing date, Delphi shall transfer and assign or cause to be transferred and assigned to Buyer all of the issued and outstanding stock of two legal entities formed in the U.S. (the “U.S. Holding Companies”) to hold the shares of Steering Newco, S. de R.D. de C.V. (“Mexican Newco”), free and clear of all Encumbrances other than Permitted Encumbrances, in exchange for a purchase price equal to the aggregate out-of-pocket costs incurred by Sellers in establishing the U.S. Holding Companies and Mexican Newco and obtaining necessary Permits. The payment will be made in immediately available funds as of the date of transfer. As of the date of such transfer, the U.S. Holding Companies and Mexican Newco shall: (i) not own, lease or otherwise have the right to use any assets other than Permits necessary or desirable for the conduct of the Business in Mexico and/or to acquire the Permits and (iii) not have any other Liabilities or employees other than as required to obtain the Permits. In the event the Closing does not occur subsequent to such transfer of the U.S. Holding Companies described in this Section 6.28, Buyers shall transfer and assign back to Sellers all of the issued and outstanding stock of the U.S. Holding Companies free and clear of all Encumbrances. If the U.S. Holding Companies and the Mexican Newco are transferred back to Sellers in accordance with the preceding sentence, such entities shall otherwise be delivered to Sellers in the same condition as they were delivered to Buyers pursuant to this Section 6.28.
               6.29 2007 Dividends. In the event that the Sellers are unable to cause any Sale Company or JV Company to declare the maximum dividend amount (“Maximum Dividend Amount”) allowed under applicable Law for 2007, Buyers will promptly cause such Sale Company or JV Company to declare the Maximum Dividend Amount and remit such amount to Sellers, net of any taxes or other reasonable out-of-pocket costs incurred solely as a result of remitting such dividend to Sellers. The amounts paid to Sellers pursuant to this Section 6.29 and under Section 3 for Capped Cash shall be cumulative, provided that in no event shall the payments under this Section 6.29 duplicate any payments made by Buyer to Seller for Capped Cash pursuant to Section 3 hereof. In order to maximize the amount of Cash recovered by Sellers under this Section 6.29 and Section 3, Delphi may apportion the $2,000,000 of Capped Cash for the JV Companies in its sole discretion.
               6.30 Commitment Letter. Buyer Parent shall promptly provide to Sellers (i) evidence of its financial ability to consummate this Agreement and the transactions contemplated hereby, as evidenced by a commitment letter from its lender(s) (“Commitment Letter”) and (ii) subject to Sellers’ obligation to maintain the confidentiality of such information in accordance with Section 6.21 hereof, a consolidated balance sheet reflecting the financial position of the Combined Business immediately following the Closing.
               6.31 Athens, Alabama - Plant 22. Upon request, Buyer will perform all of Sellers’ obligations under that certain Project Agreement dated as of September 10, 2002, between Delphi Automotive Systems LLC and Alabama Incentives Financing Authority regarding Plant 22 in Athens Alabama (the “Project Agreement”) to the extent that such obligations were not performed by Sellers prior to the Closing Date.  If Buyers are required to perform any of Sellers’ obligations under the Project Agreement, Delphi will reimburse Buyers for Buyers’ documented out-of-pocket costs incurred by Buyer promptly following receipt of an invoice from Buyer.

               6.32 Transfer of Certain Sale Securities. In order to effectuate the sale of the Sale Securities pursuant to Section 2.1.1 hereof, the Sellers may, prior to Closing and after consultation with Buyer Parent, transfer certain of the Sale Securities to special purpose vehicles in the form of intermediate holding companies.  In the event of any such transfer, the shares of the intermediate holding company will become the Sale Securities transferred hereunder.
               6.33 Doblo 262 Column Program.  With respect to the equipment that is expected to be purchased by a Delphi Affiliate between signing and Closing for use by the Business in connection with the Turkey Doblo 262 Column Program, such equipment will, at Delphi’s option be either (i) purchased by Delphi Polska and included as Acquired Asset(s) hereunder, or (ii) purchased by a Delphi Affiliate and Buyers will pay such Delphi Affiliate the net book value of such equipment as of the Closing Date, plus any applicable Transfer Taxes, within 120 days following Closing. If the equipment is transferred pursuant to subsection (ii) above, title to the equipment will transfer to the Buyers upon Sellers’ receipt of payment.
7. CONDITIONS TO CLOSING.
               7.1 Conditions to Obligations of Sellers and Buyers. The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the satisfaction or waiver by both Parties at or prior to the Closing Date of the following conditions precedent:
          7.1.1 Sale Approval Order and Bidding Procedures Order. The Sale Approval Order and Bidding Procedures Order shall have each been entered by the Bankruptcy Court and shall be a Final Order.
          7.1.2 No Law, Judgments, etc. No provisions of any applicable Law or Governmental Order that restrains, prohibits, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement will be in effect (each Party taking any and all steps required by Sections 6.13 and 6.14 of this Agreement). No action, suit or other Proceedings shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any Governmental Authority having appropriate jurisdiction.
          7.1.3 Governmental Approvals. All required Governmental Approvals (including approvals under any Competition/Investment Law, as identified on Schedule 6.13.1) regarding the Sale will have been granted in writing by the appropriate Governmental Authorities or the waiting period with respect to any such filings will have expired or been terminated.
          7.1.4 Day 1 Readiness. The separation activities set forth in Separation Plan shall have been substantially completed.

               7.2 Conditions to Obligations of Buyers. The obligation of Buyers to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer):
          7.2.1 Accuracy of Warranties. The representations and warranties of Sellers contained in Article 4 of this Agreement (without taking into account any materiality or Material Adverse Effect qualification therein) will be true and correct as of the Closing Date as if made on such date (except for representations and warranties that speak as of a specific date or time, which will be true and correct only as of such date or time) except where the failure of such representations and warranties to be true and correct has not and would not reasonably be expected to have a Material Adverse Effect.
          7.2.2 Performance of Covenants. Sellers will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it at or prior to the Closing.
          7.2.3 Delivery of Ancillary Agreements. Sellers will have delivered duly executed copies of each of the Ancillary Agreements.
          7.2.4 Agreements with Outsourced Service Providers. Buyers shall have, entered into the agreements set forth on Schedule 7.2.4.
          7.2.5 Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.
               7.3 Conditions to Obligations of Sellers. Except as otherwise permitted by this Agreement or a Transfer Agreement, the obligation of Sellers to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Sellers):
          7.3.1 Accuracy of Warranties. The representations and warranties of Buyer contained in Article 5 of this Agreement (without taking into account any materiality or Material Adverse Effect qualification therein), will be true and correct as of the Closing Date if made on such date (except for representations and warranties that speak as of a specific date or time, which will be true and correct only as of such date or time), except where the failure of such representation and warranty to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

          7.3.2 Performance of Covenants. Buyer and its Affiliates will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it at or prior to the Closing.
          7.3.3 Delivery of Ancillary Agreements. Buyers will have delivered duly executed copies of each of the Ancillary Agreements.
8. CLOSING.
               8.1 Closing Time and Date. Subject to the terms and conditions of this Agreement, the closing (the “Closing“) of the transactions contemplated by this Agreement will take place at the offices of Delphi at 10:00 a.m. on the last Business Day of the month in which the conditions set forth in Article 7 will have been satisfied or waived (other than conditions which by their nature can be satisfied only at the Closing), or on such other date or at such other time as the Parties may agree (the “Closing Date”). For tax and accounting purposes, the effective time of the transaction will be 11:59 p.m., local time, on the Closing Date. The Closing of the Transfer Agreements will take place simultaneously with the Closing or on a later date if mutually agreed by the relevant Seller and relevant Buyer.
               8.2 Ancillary Agreements. At or prior to the Closing, the Sellers will duly execute and deliver to the Buyers, and the Buyers will duly execute and deliver to Sellers, each of the following agreements to which they are to be a party:
             8.2.1 The following lease agreements:
                    A. Assignment and Assumption Agreement regarding Building 1 at the Somerton, Australia Real Property, substantially in the form of Exhibit 8.2.1.A.
                    B. Sublease regarding the Technical Center located at Paris, France, substantially in the form of Exhibit 8.2.1.B.
                    C. Lease regarding the Technical Center located at Juarez, Mexico, in a form to be agreed by the Parties and subject to the terms set forth in Exhibit 8.2.1.C.
             8.2.2 A Patent Assignment by Seller to Buyer substantially in the form of Exhibit 8.2.2.A, a Trademark Assignment by Seller to Buyer substantially in the form of Exhibit 8.2.2.B, and a Copyright Assignment by Seller to Buyer substantially in the form of Exhibit 8.2.2.C, whereby recorded title to the Purchased Intellectual Property identified in Schedules 4.12.1.A, 4.12.1.B and 4.12.1.C may be recorded as being transferred from Seller to Buyer, as well as any other deeds, bills of sale, endorsements, assignments, affidavits and other instruments of sale, conveyance, transfer and assignment relating to the Purchased Intellectual Property, including an assignment to all Sellers’ rights in and to the “Saginaw Steering” name and trademark, any assignment of rights to Intellectual Property under any employment or independent contractor agreements and any necessary releases of security interest in forms appropriate for releasing any security interests filed in any patent offices. Schedule 8.2.2 sets forth exceptions to the Purchased Intellectual Property identified in Schedule 4.12.1.A, title to each such exception being currently recorded as held by General Motors, and for which exceptions Seller shall effect assignment by General Motors directly to Buyer by means of a Patent Assignment substantially in the form of Exhibit 8.2.2.A.
             8.2.3 The following Transfer Agreements:
                    A. Mexico Asset Sale Agreement, substantially in the form set forth in Exhibit 8.2.3.A.
                    B. China Share Transfer Agreements, substantially in the forms set forth in Exhibit 8.2.3.B.
                    C. France Asset Sale Agreement, substantially in the form set forth in Exhibit 8.2.3.C.
                    D. Australia Asset Sale Agreement, substantially in the form set forth in Exhibit 8.2.3.D.
                    E. India Asset Sale Agreement, substantially in the form set forth in Exhibit 8.2.3.E.
                    F. Germany Asset Sale Agreement, substantially in the form set forth in Exhibit 8.2.3.F.
                    G. Italy Asset Sale Agreement, substantially in the form set forth in Exhibit 8.2.3.G.
                    H. Korea Asset Sale Agreement, substantially in the form set forth in Exhibit 8.2.3.H.
                    I. Japan Asset Sale Agreement, substantially in the form set forth in Exhibit 8.2.3.I.

                    J. Poland Share Transfer Agreement, substantially in the form set forth in Exhibit 8.2.3.J.
                    K. Brazil Quota Transfer Agreement, substantially in the form set forth in Exhibit 8.2.3.K.
             8.2.4 The Deposit Escrow Agreement, substantially in the form set forth in Exhibit 8.2.4.
             8.2.5 The Transition Services Agreement, substantially in the form set forth in Exhibit 8.2.5.
             8.2.6 The Bills of Sale, substantially in the form set forth in Exhibit 8.2.6.
             8.2.7 The Assignment and Assumption Agreements, substantially in the form set forth in Exhibit 8.2.7.
               8.3 Sellers’ Deliveries at Closing. At or prior to the Closing, the appropriate Sellers will deliver or cause to be delivered to the relevant Buyer:
             8.3.1 If applicable, the Preliminary Adjusted Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by Buyer Parent not less than two (2) Business Days prior to the Closing;
             8.3.2 To the extent that equity interests of Sale Companies or the JV Companies are represented by stock certificates, original certificates evidencing the Sale Securities (to the extent applicable in the respective jurisdiction), which certificates will be duly endorsed for transfer or accompanied by duly executed stock transfer powers or other appropriate instruments of assignment and transfer in favor of the relevant Buyer or its permitted assigns.
             8.3.3 Quit claim deeds (or non U.S. equivalent) for the Owned Real Property, substantially in the form of Exhibit 8.3.2 or such other form of conveyance in substance equivalent to such form of deed.
             8.3.4 Copies of the resolutions (or local equivalent) of the boards of directors of each Seller and, where required, the stockholders/owners of each Seller, authorizing and approving this Agreement, Ancillary Agreements and the transactions contemplated hereby and thereby.

             8.3.5 Certified copies of all orders of the Bankruptcy Court pertaining to the transactions contemplated by this Agreement and the Ancillary Agreements, including the Bidding Procedures Order and the Sale Approval Order.
             8.3.6 The minutes and other partnership or limited liability company record books of the Sale Companies and all stock transfer ledgers and other records evidencing the equity ownership of the Sale Companies.
             8.3.7 Resignations of all directors (or equivalent) and officers of the Sale Companies and of any Seller representatives in similar positions with the JV Companies, except as otherwise requested by Buyer Parent no less than ten (10) Business Days prior to the Closing Date.
             8.3.8 A non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b) of the Internal Revenue Code so that Buyers are exempt from withholding any portion of the Purchase Price thereunder.
             8.3.9 All other documents and papers reasonably requested by Buyers to transfer title to the Acquired Assets or Sale Securities in accordance with this Agreement or to otherwise effect the transactions contemplated by this Agreement or the Ancillary Agreements.
             8.3.10 A certificate signed by each Seller, dated the date of the Closing Date, (in form and substance reasonably satisfactory to Buyer) certifying that the conditions specified in Section 7.2 have been satisfied as of the Closing.
             8.4 Buyers’ Deliveries at Closing. At or prior to the Closing, Buyers will deliver or cause to be delivered to Delphi and each Seller designated by Delphi the following:
             8.4.1 If applicable, the Preliminary Adjusted Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by Delphi not less than two (2) Business Days prior to the Closing;
             8.4.2 Where required by applicable Law in the jurisdiction concerned, copies of the resolutions (or local equivalent) of the boards of directors of each Buyer and, where required, the stockholders/owners of each Buyer, authorizing and approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby;
             8.4.3 An officer’s certificate, dated as of the Closing Date, executed on behalf of each of the Buyers, certifying that the conditions specified in Section 7.3 have been fulfilled.

               8.5 Post-Closing Deliveries. Promptly following the Closing, Seller will deliver signature cards from all banks or financial institutions with which the Sale Companies have any account, designating signatures approved by Buyer Parent.
               8.6 Post-Closing Transfer of Intellectual Property Rights.
             8.6.1 If, after the Closing, either Party identifies a patent or patent application that such Party believes should have been included in Purchased Intellectual Property, but was omitted from Schedule 4.12.1.A, the Parties shall cooperate to determine in good faith whether such patent or patent application should have been included in the Purchased Intellectual Property and assigned to Buyers. If the Parties agree that such patent or patent application should have been included in the Purchased Intellectual Property and assigned to Buyer, the Parties shall amend Schedule 4.12.1.A to include such patent or patent application and Sellers or their respective Affiliate shall assign or cause to be assigned such patent or patent application to Buyers. The Parties each covenant and agree on behalf of themselves and their respective Affiliates to execute all documents reasonably requested by the other Party to effect such transfer and/or assignment.
             8.6.2 If, after Closing, either Party identifies a patent or patent application that such party believes should have been included in the Shared Intellectual Property licensed under Section 6.11.1, but which is reasonably within the scope of Excepted Shared Intellectual Property identified in Schedule 6.11.1, the Parties shall cooperate to determine in good faith whether such patent or patent application should have been included in the Shared Intellectual Property licensed to Buyers hereunder. If the Parties agree that such patent or patent application should have been included in the Shared Intellectual Property licensed to Buyers hereunder, the Parties shall amend Schedule 6.11.1 to specifically exclude such patent or patent application from the Excepted Shared Intellectual Property, and Buyers shall receive, via amendment to this Master Sale and Purchase Agreement, a license under such patent or patent application with terms identical to those of the license granted in Section 6.11.1. The Parties each covenant and agree on behalf of themselves and their respective Affiliates to execute all documents reasonably requested by the other Party to effect such license.
9. TERMINATION.
               9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
             9.1.1 By the mutual written consent of Delphi and Buyer Parent.
             9.1.2 By either Party:

                    A. If the Closing will not have occurred within one hundred eighty (180) days after entry of the Sale Approval Order for any reason other than a failure of the conditions set forth in Sections 7.1.2 or 7.1.3, unless the Closing has not occurred due to a material breach by the terminating party of its obligations under this Agreement.
                    B. If Seller consummates an Alternative Transaction.
                    C. If any Governmental Authority of competent jurisdiction (other than the Bankruptcy Court) will have issued a Governmental Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Governmental Order or other action has become final and nonappealable, unless due to a material breach by the terminating party.
                    D. If the Bankruptcy Court has not entered the Sale Approval Order on or before the date that is ninety (90) days after the date of this Agreement and such order is not a Final Order or if the Bidding Procedures Order is not a Final Order within eleven (11) days after it is entered on the Bankruptcy Court’s docket.
             9.1.3 By Buyer Parent, upon written notice to Delphi and provided that Buyer Parent is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement:
                    A. if Delphi has breached or failed to perform in any material respect any of its obligations or covenants contained in this Agreement, and such material breach or material failure to perform: (i) is not cured within thirty (30) days after written notice thereof or, in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from the non-breaching party; or (ii) is incapable of being cured by Delphi;
                    B. if a Material Adverse Effect will have occurred, Buyer Parent may terminate within ten (10) Business Days after becoming aware of such event so long as such event is continuing at the time of any such termination and not reasonably capable of being cured within ninety (90) days after entry of the Sale Approval Order;
                    C. if any Seller enters into an agreement or understanding for an Alternative Transaction other than regarding a Successful Bidder at the Auction where Buyer Parent is the Alternate Bidder;
                    D. if any Seller (i) seeks or supports, or fails to oppose, Bankruptcy Court approval of a competing bid for any or all of the Business or the Purchased Assets or (ii) executes and delivers an agreement or understanding of any kind with respect to an Alternative

Transaction; in each case other than in connection with Qualified Bids at the Auction or regarding a Successful Bidder at the Auction where Buyer Parent is the Alternate Bidder; or
                    E. If the Bankruptcy Court declines to enter the Sale Approval Order because the Bankruptcy Court finds that the Sale under this Agreement can only be approved through or in the context of a plan of reorganization, unless the right of Buyer to purchase the Business on substantially the same terms as this Agreement is preserved in such plan of reorganization and the plan is consummated pursuant to a Final Order of the Bankruptcy Court confirming such Plan of Reorganization on or before one hundred and twenty (120) days after the date of this Agreement.
                    F. If Buyer becomes an Alternate Bidder pursuant to Section 10.9 hereof but Delphi fails to consummate the transaction with the Successful Bidder within ninety (90) days of entry of the Sale Order.
                    G. The sale, transfer, lease or other disposition, directly or indirectly of any portion of the Business or the Acquired Assets (other than as a going concern) in connection with the closure, liquidation or winding up of the Business or any of the Sellers or Sale Companies.
For purposes of Sections 9.1.3.C and 9.1.3.D, the Sellers’ negotiations with, and possible selection of, the Qualified Bid that shall serve as the floor bid at the Auction does not give rise to an “understanding” for, or with respect to, an Alternative Transaction, provided, however, that an Auction is actually held pursuant to Section 10 hereof.
             9.1.4 By Delphi, upon written notice to Buyer Parent and provided that Delphi is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, if the Buyer Parent or any Buyer has breached or failed to perform in any material respect any of its obligations or covenants contained in this Agreement, and such material breach or material failure to perform: (i) is not cured within thirty (30) days after written notice thereof or, in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from the non-breaching party; or (ii) is incapable of being cured by Buyer Parent or any Buyer.
               9.2 Break-Up Fee; Expense Reimbursement.
             9.2.1 Solely in the event that this Agreement is terminated pursuant to Sections 9.1.2.B, 9.1.3.C, 9.1.3.D, or 9.1.3.F, Delphi shall pay to Buyer Parent in immediately available funds a cash fee of $6,000,000 (the “Break-Up Fee”), such fee to be paid upon the consummation of an Alternative Transaction.

             9.2.2 In the event this Agreement is terminated pursuant to any provision of Section 9 other than Section 9.1.4 and provided that Buyer Parent is not then in breach of this Agreement or the Bidding Procedures, then Sellers shall, jointly and severally, pay to Buyer Parent an amount equal to Buyer Parent’s reasonable, actual out-of-pocket fees and expenses (including, without limitation, reasonable attorneys’ fees, expenses of its financial advisors, and expenses of other consultants) incurred in connection with the transactions contemplated by this Agreement in immediately available funds up to a maximum of (i) $2,000,000 if a Break-up Fee is paid or (ii) the amount of the Break-up Fee if a Break-Up Fee is not paid (the “Expense Reimbursement”). Any Expense Reimbursement payable upon termination of this Agreement will be immediately earned upon such termination and payable by Delphi to Buyer Parent upon the delivery of an invoice related to such Expense Reimbursement to Delphi by Buyer Parent to be delivered to Delphi within ten (10) Business Days of termination of this Agreement; provided, however, that if Delphi believes, in good faith, that the amount of the Expense Reimbursement sought by Buyer Parent is not reasonable, then Delphi will have the right to seek Bankruptcy Court review thereof prior to paying such amount.
             9.2.3 If Buyer Parent actually receives the required Break-Up Fee and/or Expense Reimbursement when due, then such Break-Up Fee and/or Expense Reimbursement will be the sole and exclusive remedy of Buyer Parent, whether at law or in equity, for any breach by Delphi or any of its Affiliates of the terms and conditions of this Agreement, provided, however, that Buyer shall retain its rights and remedies under the Deposit Escrow Agreement and Section 3 of this Agreement governing the return of the Deposit Amount in all such circumstances.
             9.2.4 Delphi’s obligation to pay the Break-Up Fee and Expense Reimbursement pursuant to this Section 9.2 shall survive termination of this Agreement and shall constitute an administrative expense of the Sellers under Section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.
               9.3 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 9.1, written notice thereof will forthwith be given to all other Parties. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein:
             9.3.1 Buyers will redeliver to Sellers all documents, work papers and other material of any of Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof;
             9.3.2 The provisions of the Confidentiality Agreement will continue in full force and effect; and

             9.3.3 The following Sections of this Agreement will survive any termination of this Agreement and remain in full force and effect: (i) Article 9 (Termination); and (ii) Sections 3.1 (Deposit Amount), 9.1 (Termination), 9.2 (Break-Up Fee, Expense Reimbursement), 11 (Liability; Indemnification), 12.1 (Fees and Expenses), 12.5 (Assignment), 12.6 (Waiver), 12.7 (Notices), 12.8 (Entire Agreement), 12.10 (Publicity), 12.14 (Governing Law), and 12.15 (Venue and Retention of Jurisdiction).
             9.3.4 No party to this Agreement will have any Liability under this Agreement to any other except: (i) that nothing herein will relieve any party from any Liability for any breach of any of the representations, warranties, covenants and agreements set forth in this Agreement occurring before such termination, and, except as provided by Section 9.2.3 above, no Party waives any Claim with respect thereto; and (ii) nothing herein will relieve Sellers of their obligation to pay Buyer Parent the Break-Up Fee and/or Expense Reimbursement pursuant to Section 9.2. above.
10. BIDDING PROCEDURES.
               10.1 Delphi Initial Bankruptcy Actions.
             10.1.1 This Article 10 sets forth the bidding procedures (the “Bidding Procedures”) to be employed with respect to the Agreement and the Sale of the Purchased Assets. The Sale is subject to competitive bidding as set forth herein and approval by the Bankruptcy Court in the Sale Approval Order. The following overbid provisions and related Bidding Procedures are designed to compensate Buyers for their efforts and agreements to date and to facilitate a full and fair process (the “Bidding Process”) designed to maximize the value of the Purchased Assets for the benefit of Sellers’ and their Affiliates’ creditors, shareholders and bankruptcy estate.
               10.2 Qualified Bidder. Unless otherwise ordered by the Bankruptcy Court, for cause shown, or as otherwise determined by Sellers, in order to participate in the Bidding Process, each person (a “Potential Bidder”), other than Buyer Parent, must deliver (unless previously delivered) to Delphi, its counsel, its in-house counsel, and its financial advisors at the addresses provided in Section 10.3:
             10.2.1 An executed Confidentiality Agreement in form and substance satisfactory to Delphi.
             10.2.2 Current audited financial statements of the Potential Bidder, or, if the Potential Bidder is an entity formed for the purpose of acquiring the Purchased Assets and the Business, current audited financial statements of the equity holders of the Potential Bidder who will guarantee the obligations of the Potential Bidder, or such other form of financial disclosure and credit-quality support or enhancement acceptable to Delphi and its financial advisors; and

     10.2.3 A preliminary (non-binding) written proposal regarding: (i) the purchase price range; (ii) any assets and/or equity interests expected to be excluded; (iii) the structure and financing of the transaction (including, but not limited to, the sources of financing for the purchase price and all requisite financial assurance); (iv) any anticipated regulatory approvals required to close the transaction, the anticipated time frame and any anticipated impediments for obtaining such approvals; (v) any conditions to closing that it may wish to impose in addition to those set forth in this Agreement; and (vi) the nature and extent of additional due diligence it may wish to conduct and the date by which such due diligence will be completed.
A Potential Bidder that delivers the documents described in the previous subparagraphs above and whose financial information and credit-quality support or enhancement demonstrate the financial capability of the Potential Bidder to consummate the Sale and perform post-Closing, if selected as a Successful Bidder, and that Delphi determines in its sole discretion is likely (based on availability of financing, experience and other considerations) to be able to consummate the Sale within the time frame provided by this Agreement will be deemed a “Qualified Bidder”. As promptly as practicable, after a Potential Bidder delivers all of the materials required above, Delphi will determine, and will notify the Potential Bidder, if such Potential Bidder is a Qualified Bidder. At the same time that Delphi notifies the Potential Bidder that it is a Qualified Bidder, Delphi will allow the Qualified Bidder to begin to conduct due diligence with respect to the Purchased Assets and the Business as provided in Section 10.4 below. Buyer Parent will be deemed a Qualified Bidder for purposes of the Bidding Process and Qualified Bids and for all purposes hereunder.
          10.3 Bid Deadline. A Qualified Bidder that desires to make a bid will deliver written copies of its bid to: Delphi Automotive Systems LLC, 5725 Delphi Drive, Troy, Michigan 48098 Attention: Director, Mergers & Acquisitions, with copies to: (i) Delphi’s counsel, Skadden, Arps, Slate, Meagher & Flom LLP, at 333 West Wacker Drive, Chicago, Illinois 60601-1285, Attention: John K. Lyons and Ron E. Meisler; (ii) Delphi’s in-house counsel, Delphi Corporation, 5725 Delphi Drive, Troy, Michigan 48098, Attn: Deputy General Counsel – Transactional & Restructuring; (iii) Delphi’s financial advisor, Rothschild, Inc., 1251 Avenue of the Americas, New York, NY 10020, Attention: William Shaw; (iv) counsel to the official committee of unsecured creditors appointed in the Bankruptcy Cases (the “Committee”), Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, Attention: Robert Rosenberg and Mark A. Broude; and (v) counsel for the agent under Delphi’s postpetition credit facility, Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, Attention: Donald S. Bernstein and Brian Resnick; so as to be received not later than 11:00 A.M. (EST), on a date to be determined by Delphi that is at least six (6) Business Days before the date of Sale Hearing (the “Bid Deadline”). Delphi may extend the Bid Deadline once or successively, but is not obligated to do so; provided however, that for any such extension beyond February 1, 2008, Delphi shall have obtained the written consent of Buyer Parent, which consent will not be unreasonably withheld. If Delphi extends the Bid Deadline, it will promptly notify all Qualified Bidders of such extension. As soon as reasonably practicable following receipt of each Qualified Bid, Sellers will deliver complete copies of all items and information enumerated in the Section below entitled “Qualified Bids” to counsel for the Official Committee of Equity Security Holders

(the “Equityholders’ Committee”). The Sellers also will provide the UAW with notice of all Qualified Bidders and their contact information.
          10.4 Due Diligence. Delphi will afford each Qualified Bidder due diligence access to the Purchased Assets and the Business. Due diligence access may include Management Presentations as may be scheduled by Delphi, access to Data Rooms, on site inspections and such other matters which a Qualified Bidder may request and as to which Delphi, in its sole discretion, may agree. Delphi will designate an employee or other representative to coordinate all reasonable requests for additional information and due diligence access from Qualified Bidders. Any additional due diligence will not continue after the Bid Deadline. Delphi may, in its discretion, coordinate diligence efforts such that multiple Qualified Bidders have simultaneous access to due diligence materials and/or simultaneous attendance at Management Presentations or site inspections. Neither Delphi nor any of its Affiliates (nor any of their respective representatives) will be obligated to furnish any information relating to Purchased Assets and the Business to any Person other than to Qualified Bidders who make an acceptable preliminary proposal.
          10.5 Qualified Bids. A bid will be considered a Qualified Bid only if the bid complies with all of the following (“Qualified Bid”):
     10.5.1 Includes a letter stating that the bidder’s offer is irrevocable until two (2) Business Days after the Closing of the Sale of the Purchased Assets.
     10.5.2 Includes an executed copy of this Agreement, together with all Schedules and Exhibits (a “Marked Agreement”), marked to show those amendments and modifications to such agreement that the Qualified Bidder proposes, including the Purchase Price (as defined in this Agreement).
     10.5.3 Includes a good faith deposit (the “Good Faith Deposit”) in the form of a certified bank check from a U.S. bank or by wire transfer (or other form acceptable to Delphi in its sole discretion) payable to the order of Delphi (or such other party as Delphi may determine) in an amount equal to $9.5 million.
     10.5.4 Includes written evidence of a commitment for financing or other evidence of ability to consummate the proposed transaction satisfactory to Delphi and its advisors.
     10.5.5 Is not conditioned on obtaining financing or on the outcome of unperformed due diligence by the bidder.

     10.5.6 Proposes a transaction on terms and conditions that Delphi determines, in its sole discretion, are similar to, and are not materially more burdensome or conditional than the terms of the Agreement and that has a value, either individually or, when evaluated in conjunction with any other Qualified Bid, greater than or equal to the sum of (i) the Preliminary Purchase Price plus (ii) the Assumed Liabilities plus (iii) the Break-Up Fee plus (iv) the Expense Reimbursement plus (v) plus $1,000,000.
     10.5.7 Is not conditioned upon any bid protections, such as a break-up fee, termination fee, expense reimbursement or similar type of payment.
     10.5.8 Includes an acknowledgement and representation that the bidder: (i) has had an opportunity to conduct any and all due diligence regarding the Purchased Assets prior to making its offer; (ii) has relied solely upon its own independent review, investigation and/or inspection of any documents and/or the Purchased Assets in making its bid; (iii) did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Purchased Assets, or the completeness of any information provided in connection therewith or the Auction, except as expressly stated in the Agreement or the Marked Agreement; and (iv) agrees that any non disclosure agreement or confidentiality agreement entered into with Delphi shall be enforceable by the Successful Bidder.
     10.5.9 Includes a commitment to consummate the purchase of the Purchased Assets (including the receipt of any required Governmental Approvals) within not more than fifteen (15) days after entry of an order by the Bankruptcy Court approving such purchase, subject to the receipt of any Governmental Approvals which must be obtained within sixty (60) days after entry of such order.
     10.5.10 Is on terms acceptable to General Motors, as provided in any agreement between General Motors and Delphi which facilitates the transactions contemplated hereunder.
     10.5.11 Is received by the Bid Deadline.
     10.5.12 Delphi will have the right, in its sole discretion, to entertain bids for the Purchased Assets that do not conform to one or more of the requirements specified herein and deem such bids to be Qualified Bids. Notwithstanding the foregoing, Buyer Parent will be deemed a Qualified Bidder, and the Agreement will be deemed a Qualified Bid, for all purposes in connection with the Bidding Process, the Auction, and the Sale. A Qualified Bid will be valued based upon factors such as the net value provided by such bid and the likelihood and timing of consummating such transaction.

          10.6 Subsequent Bid. Each Qualified Bid other than the initial bid of Buyer Parent is referred to as a “Subsequent Bid”. If Delphi does not receive any Qualified Bids other than the Agreement received from Buyer Parent, Delphi will report the same to the Bankruptcy Court and will proceed with the Sale pursuant to the terms of this Agreement. If Delphi receives a bid that does not conform to one or more of the requirements specified in Section 10.5 herein, but determines that such bid is to be treated as a Qualified Bid with a higher value as defined in Section 10.5.6 herein, then any Qualified Bidder (including Buyer) shall have the opportunity to submit a bid at the Auction on the same basis, so long as such bid has a value of at least $1,000,000 more than the non-conforming bid. Delphi shall notify the Buyer and all Qualified Bidders in writing as to whether or not any bids constitute Qualified Bids no later than five (5) days following the expiration of the Bid Deadline.
          10.7 Bid Protection. Recognizing Buyer Parent’s expenditure of time, energy and resources, Delphi has agreed to provide certain bidding protections to Buyer Parent. Specifically, Delphi has determined that the Agreement will further the goals of the Bidding Procedures by setting a floor that all other Potential Bids must exceed. As a result, Delphi has agreed that it will pay to Buyer Parent the Break-Up Fee and/or the Expense Reimbursement pursuant to, and subject to the terms of, Section 9.2 hereof.
          10.8 Auction, Bidding Increments and Bids Remaining Open. If Delphi receives at least one (1) Qualified Bid in addition to the Agreement, Delphi will conduct an auction (the “Auction”) of the Purchased Assets and the Business (upon notice to all Qualified Bidders who have submitted Qualified Bids) at 10:00 a.m. EST on or before the tenth (10th) Business Day following the expiration of the Bid Deadline, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60601-1285 or Four Times Square, New York, New York 10036 (at Delphi’s election) or such later time or other place as Delphi will notify with Buyer Parent’s consent not to be unreasonably withheld all Qualified Bidders who have submitted Qualified Bids (but in no event later than the second (2nd) Business Day prior to the Sale Hearing), in accordance with the following procedures:
     10.8.1 Only Delphi, Buyer Parent, any representative of GM, any representative of the UAW, any representative of the Committee and the Equityholders’ Committee, any representative of Delphi’s secured lenders (and the legal and financial advisers to each of the foregoing), and any Qualified Bidder who has timely submitted a Qualified Bid will be entitled to attend the Auction, and only Buyer Parent and the other Qualified Bidders who have timely submitted a Qualified Bid will be entitled to make any Subsequent Bids at the Auction. At the Auction, each Qualified Bidder will confirm on the record that it has not engaged in any collusion with respect to the Bidding Process or the Sale.
     10.8.2 At least three (3) Business Days prior to the Auction, each Qualified Bidder who has timely submitted a Qualified Bid must inform Delphi whether it intends to participate in the Auction and at least two (2) Business Days prior to the Auction, Delphi will provide copies of the Qualified Bid or combination of Qualified Bids which Delphi believes is the highest or otherwise best offer to all Qualified Bidders who have informed Delphi of their intent to participate in the Auction, GM, and the UAW.
     10.8.3 All Qualified Bidders will be entitled to be present for all Subsequent Bids with the understanding that the true identity of each bidder will be fully disclosed to all other bidders and that all material terms of each Subsequent Bid will be fully disclosed to all other bidders throughout the entire Auction and put on the record.
     10.8.4 Sellers may employ and announce at the Auction additional procedural rules that are reasonable under the circumstances (e.g., the amount of time allotted to make Subsequent Bids) for conducting the Auction, provided that such rules are not inconsistent with these Bidding Procedures, the Bankruptcy Code, General Order M-331 issued by the United States Bankruptcy Court for the Southern District of New York, or any order of the Bankruptcy Court entered in connection herewith.
     10.8.5 Bidding at the Auction will begin with the highest or otherwise best Qualified Bid and continue in minimum increments of at least $1,000,000 higher than the previous bid or bids. The Auction will continue in one or more rounds of bidding and will conclude after each Qualified Bidder has had the opportunity to submit an additional Subsequent Bid with full knowledge and written confirmation of the then-existing highest bid or bids. For the purpose of evaluating the value of the consideration provided by Subsequent Bids (a) Buyer Parent may elect to have the amount of the Break-Up Fee and Expense Reimbursement, as provided in Section 10.5.6, credited towards its Subsequent Bids and (b) Sellers may consider the value of any assets and/or equity interests to be retained by any Seller or any Liabilities to be assumed by the Bidder.
     10.8.6 The concluding date and time of the Auction shall be stated on the record. At the conclusion of the Auction, or as soon thereafter as practicable, Seller, in consultation with its financial advisors, will: (i) review each Qualified Bid on the basis of financial and contractual terms and the factors relevant to the sale process, including those factors affecting the speed and certainty of consummating the sale; and (ii) identify the highest or otherwise best offer(s) for the Purchased Assets and the Business received at the Auction (the “Successful Bid”, and the bidder making such bid, the “Successful Bidder”), as well as identifying the Alternate Bidder. No further bids shall be considered by Delphi or the Bankruptcy Court following the conclusion of the Auction.
          10.9 Acceptance of Qualified Bids. Sellers will sell the Purchased Assets for the highest or otherwise best Qualified Bid, as determined by Delphi, upon the approval of such Qualified Bid by the Bankruptcy Court after the hearing (the “Sale Hearing”). If, after an Auction in which Buyer Parent: (i) will have bid an amount in excess of the consideration presently provided for in the Agreement with respect to the transactions contemplated under the Agreement; and (ii) is the Successful Bidder, it will, at the Closing under the Agreement, pay, in full satisfaction of the Successful Bid, an amount equal to: (a) the amount of the Successful Bid;

less (b) the Break-Up Fee, Expense Reimbursement and Deposit Amount. Delphi’s presentation of a particular Qualified Bid to the Bankruptcy Court for approval does not constitute Delphi’s acceptance of the bid. Delphi will be deemed to have accepted a bid only when the bid has been approved by the Bankruptcy Court at the Sale Hearing.
          10.10 Sale Hearing. The Sale Hearing will be held before the Honorable Judge Robert Drain on February 26, 2008 at 10:00 a.m. (prevailing Eastern Time) at the United States Bankruptcy Court for the Southern District of New York, located in New York, New York, but may be adjourned or rescheduled in Delphi’s sole discretion, subject to Bankruptcy Court Approval, as necessary, without further notice by an announcement of the adjourned date at the Sale Hearing only if (a) such extension would still enable Sellers to comply with the time requirements in Section 9.1.2.D hereof after consultation with Buyer or (b) Buyer is not the Successful Bidder at the Auction. In all other instances, the Sale Hearing may only be adjourned upon written consent of Buyer, which consent shall not be unreasonably withheld. If Delphi does not receive any Qualified Bids (other than the Qualified Bid of Buyer Parent), Delphi will report the same to the Bankruptcy Court at the Sale Hearing and will proceed with a sale of the Purchased Assets to Buyer Parent following entry of the Sale Approval Order. If Delphi does receive additional Qualified Bids, then, at the Sale Hearing, Delphi will seek approval of the Successful Bid, as well as the second highest or best Qualified Bid (the “Alternate Bid” and such bidder, the “Alternate Bidder(s)”). Following approval of the sale to the Successful Bidder, if the Successful Bidder fails to consummate the sale because of: (i) failure of a condition precedent beyond the control of either Delphi or the Successful Bidder; or (ii) a breach or failure to perform on the part of such Successful Bidder, then the Alternate Bid will be deemed to be the Successful Bid and Delphi will be authorized, but not directed, to effectuate a sale to the Alternate Bidder without further order of the Bankruptcy Court.
          10.11 Return of Good Faith Deposit. The Good Faith Deposits of all Qualified Bidders (except for the Successful Bidder) will be held in an interest-bearing escrow account and all Qualified Bids (except for the Successful Bidder) will remain open (notwithstanding Bankruptcy Court approval of a sale pursuant to the Successful Bid by a Qualified Bidder), until two (2) Business Days following the Closing of the Sale (the “Return Date”). If a Successful Bidder breaches its obligations under the Bidding Procedures Order or any agreement entered into with respect to its Successful Bid or fails to consummate a sale because of a breach or failure to perform on the part of such Successful Bidder, Delphi will not have any obligation to return the Good Faith Deposit deposited by such Successful Bidder, and such Good Faith Deposit will irrevocably become property of Delphi. On the Return Date, Delphi will return the Good Faith Deposits of all other Qualified Bidders, together with the accrued interest thereon.
          10.12 Reservation of Rights. Delphi, after consultation with the agents for its secured lenders and the Committee: (i) may determine, which Qualified Bid, if any, is the highest or otherwise best offer; and (ii) may reject at any time, any bid (other than Buyer Parent’s Qualified Bid) that is: (a) inadequate or insufficient; (b) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures or the terms and conditions of the Sale; or (c)

contrary to the best interests of Sellers, their estates and creditors as determined by Delphi in its sole discretion.
11. LIABILITY, INDEMNIFICATION.
     11.1 LIMITATIONS OF LIABILITY. NONE OF THE BUYERS OR SELLERS UNDERTAKES ANY LIABILITY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES; DELPHI WILL NOT BE LIABLE FOR ANY, AND BUYERS ASSUME LIABILITY FOR ALL, PERSONAL INJURY AND PROPERTY DAMAGE CONNECTED WITH BUYERS INVESTIGATION AND EXAMINATION OF THE ACQUIRED ASSETS AND THE SALE COMPANIES, AND OTHER THAN AS EXPRESSLY SET FORTH HEREIN, THE HANDLING, TRANSPORTATION, POSSESSION, PROCESSING, FURTHER MANUFACTURE OR OTHER USE OR RESALE OF ANY OF THE ACQUIRED ASSETS OR THE ASSETS OF THE SALE COMPANIES AFTER THE CLOSING DATE, WHETHER SUCH ACQUIRED ASSETS OR THE ASSETS OF THE SALE COMPANIES ARE USED OR RESOLD ALONE OR IN COMBINATION WITH OTHER ASSETS OR MATERIALS; AND BUYERS ACKNOWLEDGE THAT, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES MADE HEREIN AND IN THE ANCILLARY AGREEMENTS, THE ACQUIRED ASSETS AND SALE SECURITIES ARE BEING SOLD IN THEIR PRESENT STATE AND CONDITION, “AS IS, WHERE IS,” WITH ALL FAULTS, AND BUYERS ARE PURCHASING AND ACQUIRING SUCH ACQUIRED ASSETS AND SALE SECURITIES ON THAT BASIS PURSUANT TO BUYERS’ OWN INVESTIGATION AND EXAMINATION AFTER HAVING BEEN PROVIDED WITH AN ADEQUATE OPPORTUNITY AND ACCESS TO SUCH ACQUIRED ASSETS AND THE SALE COMPANIES TO COMPLETE SUCH INVESTIGATION OR EXAMINATION.
     11.2 Survival. Except with respect to Sections 2.1 (Transfers by Sellers and their Affiliates), 2.2 (Assumption of Liabilities), 2.3 (Retained Liabilities), 2.4 (Sale Company Liabilities), 2.5 (JV Company Liabilities), 2.6 (Deferred Items), 3.3 (Preparation of Closing Net Assets Statement), 3.4 (Post-Closing Purchase Price Adjustment), 3.5 (Allocation of Purchase Price), 6.1 (Conduct of the Business) which will survive for only 120 days following Closing, 6.4 (Non-Competition), 6.5 (Tax Matters; Cooperation; Preparation of Returns; Tax Elections), 6.6 (Employees; Benefit Plans; Labor Matters), 6.8 (Technical Documentation), 6.9 (Books and Records and Litigation Assistance from and after Closing), 6.10 (Corporate Names), 6.11 (Information Technology; Intellectual Property Rights and Licenses), 6.12 (Letters of Credit), Section 6.13 (Competition Clearance), 6.14 (Further Actions), 6.15 (Further Assurances), 6.16 (Shared Items Transferred to Buyers), 6.18 (Guarantee by Buyer Parent), 6.19 (Customs Duties), 6.20 (Nonsolicitation), 6.21 (Confidentiality), 6.22 (KDAC), 6.23 (No Right of Set-Off), 6.24 (Enterprise Contracts), 6.25 (Buyer’s Covenant to Manufacture Products), 6.27 (Somerton Equipment), 6.29 (2007 Dividends), 6.31 (Athens, Alabama – Plant 22), 6.33 (Doblo 262 Column Program), 8.6 (Post-Closing Transfer of Intellectual Property Rights), Article 11 (Liability, Indemnification) and Article 12 (Miscellaneous) (and the definitions referenced in this Agreement and used therein), the representations, warranties, covenants and agreements of the parties will not survive the Closing.

     11.3 Indemnification. Except as may be expressly set forth in this Agreement or in an Ancillary Agreement, no Seller or Buyer will be required to indemnify any other party to any of such agreements.
     11.3.1 Buyers’ Indemnification of Delphi. Subject to Section 6.18, from and after the Closing, Buyers will, severally and not jointly indemnify, defend and hold harmless Sellers and their Affiliates and their respective directors, officers, employees, advisors, representatives and agents from and against all Losses actually incurred by Sellers and their Affiliates and their respective directors, officers, employees, partners, advisors, representatives and agents, including in connection with any actions, suits, demands, assessments, judgments and settlements, in any such case reduced by the amount of (i) insurance proceeds recovered from any Person or entity with respect thereto and (ii) other third party recoupment (“Indemnifiable Losses”) relating to, resulting from or arising out of:
               A. Any Assumed Liability or the failure of any of the Sale Companies (or their successors or assigns) to pay, perform and discharge when due any of their respective Liabilities except, in the case of the Sale Companies, for any matters for which Sellers have expressly agreed to indemnify Buyer and its Affiliates pursuant to this Agreement or any Ancillary Agreement; and
               B. Any breach by any Buyer of any covenant or agreement of any Buyer contained in this Agreement or any Ancillary Agreements.
     11.3.2 Sellers’ Indemnification of Buyers. From and after the Closing, each Seller will (with respect to the Acquired Assets, Liabilities and/or covenants sold by, retained by or applicable to such Seller), severally (and, solely with respect to the obligations of the Filing Affiliates pursuant thereto, Delphi will jointly and severally), indemnify, defend and hold harmless Buyers and their Affiliates and their respective directors, officers, employees, partners, advisors, representatives and agents from and against all Indemnifiable Losses relating to, resulting from or arising out of:
               A. Any Retained Liability and Indemnifiable Sale Company Liabilities, but only to the extent that a written notice of claim thereof is delivered to the Sellers during the:
     (i) in the case of any Product Warranty Liability, seventy-two (72) months after the Closing Date;
     (ii) in the case of Products Liability and Insured Liabilities, thirty-six (36) months after the Closing Date;

     (iii) in the case of Retained Environmental Liabilities, ninety-six (96) months after the Closing Date.
               B. Any breach by any Seller of any covenant or agreement of any Seller contained in this Agreement or any Ancillary Agreements:
     11.3.3 Additional Provisions Regarding Environmental Indemnification and Covenants.
               A. Solely for Environmental Damages arising from circumstances which are simultaneously Pre-Closing Environmental Contamination and Post-Closing Environmental Contamination, or simultaneously a Pre-Closing Compliance Matter and a Post-Closing Compliance Matter (as the case may be), such Environmental Damages shall be allocated between Sellers and Buyers in an equitable manner based upon available evidence with respect to the timing, duration and causation of, and culpability for, the facts, events and circumstances giving rise to such Environmental Damages. In the absence of reasonable basis for allocation in accordance with the previous sentence, such allocation shall be established in proportion to the time that such Pre-Closing Environmental Contamination or Pre-Closing Compliance Matter existed as compared to the time that such Post-Closing Environmental Contamination or Post-Closing Compliance Matter existed, as the case may be.
               B. Sellers shall not be liable for Environmental Damages:
     (i) where Buyers make a claim for Pre-Closing Environmental Contamination based on information other than from an Environmental Claim or a subsurface investigation which is not (a) conducted at the direction of a Governmental Authority, or (b) required by Environmental Laws, it being agreed that Buyers cannot otherwise investigate or cause to be investigated any Pre-Closing Environmental Contamination;
     (ii) where Buyers disclose or cause to be disclosed information to any Governmental Authority or third party without the prior written consent of Sellers (not to be unreasonably withheld or delayed), insofar as Sellers and Buyers agree (except as provided above) to treat as confidential all information regarding the environmental condition of the facilities and all information gathered, known or obtained as a result of the sale and purchase of the Purchased Assets or performing any obligation or exercising any right under this Agreement; provided, however, that the following shall not be deemed to be a disclosure for purposes of this subsection (ii):

               (1) where the disclosure is required by an Environmental Law,
               (2) where the information is clearly in the public domain,
        (3) where the disclosure is necessary in connection with ordinary course communications with Governmental Authorities consistent with accepted industry practice, provided that any disclosure of Pre-Closing Environmental Contamination or Pre-Closing Compliance Matter initiated by Buyer or any gratuitous disclosure by Buyer of the existence of Pre-Closing Contamination or Pre-Closing Compliance Matter without an environmental regulatory justification shall not constitute “disclosure in connection with ordinary course communications” for purposes hereof, or
               (4) where the Parties agree in writing to such disclosure (such agreement not to be unreasonably withheld);
     (iii) where Buyers use a Real Property for a use other than an industrial use, or seek to or change the zoning or land use designation or classification of a Real Property to a classification more sensitive than the industrial zoning or land use designation or classification;
     (iv) where the Buyers make a claim and Buyers did not take reasonable action to avoid or mitigate any Environmental Damages; or
     (v) Except in connection with the closure of the Manufacturing Facilities listed on Schedule 11.3.3, to the extent Environmental Damages were created or increased where Buyers cease operations at or close or demolish all or a portion of a facility which is part of the Business which cessation or closure/demolition (a) causes an Environmental Claim to be brought against Buyers by operation of law or otherwise, or (b) increases the Environmental Damages as a result.
               C. The liability of the non-claiming Party for any claim for indemnification related to Assumed Environmental Liabilities or Retained Environmental Liabilities shall terminate absolutely twelve (12) months after a written denial by the non-claiming Party, if legal Proceedings in respect of such claim have not been commenced within such twelve (12) month period, except that the running of the 12 month period shall be tolled for the same time a pending resolution of an issue is the subject of any agreed dispute resolution procedure.
               D. (1) Environmental investigatory, remedial or corrective action with regard to matters constituting Retained Environmental Liabilities shall be conducted by the Sellers applying best engineering judgment and the common practices in the jurisdiction in which the relevant property is located. In connection therewith, the Sellers shall provide Buyers with an opportunity to review and comment on all such work plans or scopes of work, studies or site remediation plans, and any material decisions or determinations associated with the implementation thereof, which comments the Sellers will consider and adopt where reasonable, and Sellers shall not unreasonably interfere with Buyers’ conduct of the Business at the relevant property.
                    (2) As part of the strategy for conducting environmental remediation, Sellers can, at their option and to the extent permitted by Environmental Law, include environmental risk analysis and other risk evaluation methods, institutional engineering control as is appropriate.
                    (3) Sellers shall not be obligated to conduct environmental remediation to any standard beyond that which is required under applicable Environmental Law.
               E. On and after the Closing Date, Sellers and Buyers shall cooperate in taking reasonable steps to effect the transfer or procure the reissuance of any Environmental Permit necessary to operate the Business.
               F. With respect to disputes regarding matters related to Environmental Laws or environmental matters, any dispute resolution into which the parties enter shall be commenced and conducted as otherwise consistent with this Agreement, provided, however, that the individuals resolving any such dispute shall be skilled in environmental law, investigation and remediation in the jurisdiction in which the relevant Real Property is located, and shall be qualified environmental lawyers or environmental consultants as the circumstances of the dispute reasonably dictate.
     11.3.4 Defense of Claims.
               A. If any Indemnitee receives notice of the assertion of any Claim or of the commencement of any action or proceeding by any Person or Governmental Authority that is not a party to this Agreement (a “Third Party Claim”) against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 calendar days after receipt of notice of such Third Party Claim;

provided, however, that the failure of the Indemnitee to notify the Indemnifying Party shall only relieve the indemnifying party from its obligation to indemnify the Indemnitee pursuant to this Section 11.3 to the extent that the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise). Upon receipt of notification of a Third Party Claim, the Indemnifying Party shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof if such Indemnifying Party delivers a written agreement in form and substance reasonably satisfactory to the Indemnitee agreeing to indemnify the Indemnifying Party with respect to such Third Party Claim; provided that notwithstanding anything herein to the contrary, the Indemnifying Party shall have no right to assume or continue the defense of any Third Party Claim (and the Indemnitee shall have the exclusive right to defend it) if the Indemnitee reasonably determines that the Indemnifying Party does not have sufficient financial resources to defend or discharge such Third Party Claim. Whether or not the Indemnifying Party elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ one separate counsel (plus one separate local counsel) and to participate in the investigation and defense thereof; provided, however, that the Indemnitee shall pay the reasonable fees and disbursements of such separate counsel. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee unless such settlement includes as an unconditional term thereof the release of the Indemnitee from all liability in respect of such Third Party Claim.
               B. Any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof and the Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such claim.
               C. It is expressly agreed that any Product Warranty Liability for which indemnification may be sought is to be treated as a Third Party Claim and the Indemnifying Party shall be entitled to assume the defense of such claim and participate in the defense of such claim, and, in no event shall any Retained Product Warranty Liability be settled without the consent of Delphi (such consent not to be unreasonably withheld).
               D. The Indemnifying Party shall have the right to pursue any third-party for liability or contribution in connection with any Liability for which indemnification is sought, including the right to pursue suppliers, and each Party shall be deemed to have assigned or retained, as appropriate, such contractual or other rights as are necessary for such Party to prosecute such action.
12. MISCELLANEOUS.
     12.1 Fees and Expenses. Except as set forth in Section 9.2 hereof and except as otherwise provided in the Ancillary Agreements, Delphi, on behalf of Sellers, on the one hand, and Buyer Parent, on behalf of Buyers, on the other hand, will each bear its own expenses and the expenses of its Affiliates in connection with the preparation and negotiation of this

Agreement. Except as set forth in Section 9.2 hereof, Buyer Parent will be solely responsible for: (i) all expenses in connection with its due diligence review of the Business, including, without limitation, surveys, title work, title inspections, title searches, environmental testing or inspections, building inspections, UCC lien and other searches; and (ii) any cost (including any filing fees) in connection with notarization, registration or recording of this Agreement or an Ancillary Agreement required by applicable Law.
          12.2 Bulk Sales Laws Each Party hereto waives compliance by the other Parties with any applicable bulk sales Law.
          12.3 Payments in Dollars. Except as otherwise provided in this Agreement or an Ancillary Agreement, all payments pursuant hereto will be made by wire transfer in U.S. Dollars in same day or immediately available funds.
          12.4 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the duly authorized representative or officer of the Parties.
          12.5 Assignment. This Agreement will be binding on and inure to the benefit of the successors and assigns of each Party and their Affiliates, provided, that no assignment of any rights or obligations hereunder will be made by any Seller or Buyer without the written consent of the other Party, except the assignment of this Agreement by a Filing Affiliate to a succeeding entity following such Filing Affiliate’s emergence from Chapter 11 (which assignment will not require the other Party’s consent); provided further that Buyers may assign all or a portion of their rights or obligations under this Agreement (i) to any subsidiary of Buyer Parent, (ii) in connection with the direct or indirect sale, merger, consolidation or similar reorganization of, all or a portion of Buyers or Buyers’ business and/or (iii) to their lenders under Buyers’ and their Affiliates’ financing documents; provided that each such entity or entities agree in writing to be bound by all of the terms, conditions and provisions contained herein and that neither the applicable Buyer(s) nor Buyer Parent is released from its obligations hereunder.
          12.6 No Successor Liability.  Except where expressly prohibited under applicable law or otherwise expressly ordered by the Bankruptcy Court, upon the Closing, the Buyers shall not be deemed to (a) be the successor of the Filing Affiliates, (b) have, de facto, or otherwise, merged with or into the Filing Affiliates, (c) be a mere continuation or substantial continuation of the Filing Affiliates or the enterprise(s) of the Filing Affiliates, or (d) be liable for any acts or omissions of the Filing Affiliates in the conduct of the Business or arising under or related to the Purchased Assets other than as set forth in this Agreement.  Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Buyers shall not be liable for any Claims against the Filing Affiliates or any of their predecessors or affiliates, and the Buyers shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing of the Sale, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business or any obligations of the Filing Affiliates arising prior to the Closing of the Sale, except as provided in the Agreement, including, but not limited to, liabilities on account of any taxes arising, accruing, or payable under, out of, in connection with, or in any way relating to the operation of the Business prior to the Closing of the Sale.  The Buyers acknowledge and agree that this Section 12.6 shall not in any be deemed to expand or modify Sellers’ indemnification obligations under this Agreement or any Ancillary Agreement.
          12.7 Waiver. Any waiver by Sellers or Buyers of any breach or of a failure to comply with any provision of this Agreement: (i) will be valid only if set forth in a written instrument signed by the Party to be bound; and (ii) will not constitute, or be construed as, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. At any time prior to the Closing Date, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Except as otherwise expressly provided in this Agreement, any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.
          12.8 Notices. Any notice, request, consent or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given or served for all purposes: (i) when personally delivered; (ii) on the first (1st) Business Day after sent by a nationally or internationally recognized overnight courier service with signature to the recipient at the address below indicated; (iii) on the third (3rd) Business Day after sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) when sent if sent by facsimile with confirmation of receipt:

If to any Buyer:	c/o PLATINUM EQUITY ADVISORS, LLC
360 N. Crescent Drive, South Building
Beverly Hills, CA 90210
Attn: Eva Kalawski
Tel.: (310) 712-1850
Fax.: (310) 712-1863

With a copy to:	KIRKLAND & ELLIS LLP
777 South Figueroa Street, 37th Floor
Los Angeles, CA 90017
Attn: Richard L. Wynne
Tel.: (213) 680-8202
Fax.: (213) 680-8500

If to Delphi:	DELPHI CORPORATION
5725 Delphi Drive
Troy, Michigan 48098
Attn:
Fax No.:

With a copy to:	DELPHI CORPORATION
5725 Delphi Drive
Troy, Michigan 48098
Attn: Deputy General Counsel -
Transactional & Restructuring
Fax: (248) 813-2491

With a copy to:	SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
4 Times Square
New York, New York 10036
Attn: Eric Cochrane
Marie Gibson
Fax: (212) 735-2000
provided, however, if either Party will have designated a different addressee by notice, then to the last addressee so designated.
          12.9 Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.
          12.10 Counterparts This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same Agreement. Facsimile signatures will be treated as originals.
          12.11 Publicity. Prior to the Closing and for thirty days thereafter, except as required by Law (and then only after prior consultation with the other Party) or in connection with the Bankruptcy Cases, neither Party (nor any of the other Buyers and Sellers) will issue any press release or make any public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party (not to be unreasonably withheld, delayed or conditioned).
          12.12 Headings. The headings contained in this Agreement are for convenience only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof.
          12.13 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (i) a suitable and equitable provision will be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          12.14 Third Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give to any Person, other than the Parties, their Affiliates and their respective permitted successors or assigns, any Claims, rights or remedies under or by reason of this Agreement.
          12.15 Governing Law. This Agreement will in all respects be governed by and construed in accordance with the laws of the State of New York, and to the extent applicable the Bankruptcy Code, without giving effect to rules governing the conflict of laws.
          12.16 Venue and Retention of Jurisdiction. The Parties irrevocably and unconditionally submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in the Bankruptcy Court); provided, however, this Section 12.16 shall not be applicable in the event the Bankruptcy Cases have closed, in which case the Parties irrevocably and unconditionally submit to the jurisdiction of the federal courts in the Southern District of New York and state courts of the State of New York, county of Manhattan, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in the federal courts in the Southern District of New York and state courts of the State of New York, county of Manhattan).
          12.17 No Right of Setoff. Except as otherwise provided herein, neither Party nor any of its Affiliates may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it under this Agreement or any Ancillary Agreement against any amounts owed under this Agreement or any Ancillary Agreement by such Person to the other Party or any of such other Party’s Affiliates.
          12.18 Risk of Loss. Prior to the Closing, all risk of loss, damage or destruction to all or any part of the Acquired Assets or the Business will be borne exclusively by Sellers.
          12.19 Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Ancillary Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement and to enforce specifically the terms and provisions hereof and thereof, this being in addition to all other remedies available at law or in equity.
          12.20 Sellers’ Payment Obligations. The Sellers’ payment obligations to Buyers under this Agreement, the Exhibits to this Agreement, or the Ancillary Agreements shall survive termination of this Agreement and shall constitute an administrative expense of the Sellers pursuant to Sections 503(b) or 507(b) of the Bankruptcy Code, except that the Sellers’ obligation to pay the Break-Up Fee and Expense Reimbursement shall constitute a super-priority administrative expense claim pursuant to Section 9.2.4 hereof. Nothing contained in any chapter 11 plan confirmed in these cases or any order confirming any such plan or in any other order in these cases (including any order entered after any conversion of these cases to cases under chapter 7 of the Bankruptcy Code) shall alter, conflict with, or derogate from, the provisions of the Agreement, the Bidding Procedures Order and the Sale Approval Order. The Debtors’ obligations under this Agreement (including all Exhibits and Ancillary Agreements) shall survive confirmation of any plan of reorganization or discharge of claims thereunder and shall be binding upon Debtors, and the reorganized or reconstituted debtors, as the case may be, after the effective date of the confirmed plan or plans in the Debtors’ cases.
          12.21 Bankruptcy Court Approval. Notwithstanding anything to the contrary herein, Sellers’ obligations under Section 9.2. are expressly subject to entry of the Bidding Procedures Order. All other obligations of the Sellers hereunder are subject to entry of the Sale Approval Order.
[Remainder of the page left intentionally blank.]

          IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

DELPHI CORPORATION
By:	/s/ John P. Arle
	Name:	John P. Arle
	Title:	Vice President & Treasurer

STEERING SOLUTIONS CORPORATION
By:	/s/ Eva M. Kalawski
	Name:	Eva M. Kalawski
	Title:	Vice President & Secretary

     The following U.S. Persons sign this Agreement solely with respect to the Acquired Assets or Sale Securities being bought or sold by such Person.

DELPHI AUTOMOTIVE SYSTEMS LLC		DELPHI CHINA LLC

By:	/s/ John P. Arle	By:	/s/ John P. Arle

	Name: John P. Arle		Name: John P. Arle
	Title: Vice President & Treasurer		Title: Vice President & Treasurer

DELPHI TECHNOLOGIES, INC.		DELPHI AUTOMOTIVE SYSTEMS (HOLDINGS) INC.

By:	/s/ John P. Arle	By:	/s/ John P. Arle

	Name: John P. Arle		Name: John P. Arle
	Title: Vice President & Treasurer		Title: Chief Financial Officer & Treasurer

SCHEDULES

Schedule 1	Detail of Sellers and Buyers
Schedule 1.1.A	Buyers Knowledge
Schedule 1.1.B	Sellers Knowledge
Schedule 1.1.C	Products
Schedule 1.1.E	NTD/POS
Schedule 1.1.F	Replacement Licenses
Schedule 1.2	Details of Buyers
Schedule 2.1.2.	Acquired Assets of Technical Centers and Sales Offices
Schedule 2.1.3.L	Cadiz included Contracts
Schedule 2.1.3.O	Excluded Computer Hardware, Equipment, Software, Contracts and Other Assets
Schedule 2.2.15	Export Liabilities
Schedule 3.3.1	Net Assets
Schedule 4.3.1	Sale Companies and JV Companies
Schedule 4.3.2	Capital Stock
Schedule 4.4.1(a)	Historical Financial Statements
Schedule 4.4.1(b)	Transferable Balance Sheet
Schedule 4.4.2	Exceptions to GAAP
Schedule 4.5	No Conflicts or Approvals
Schedule 4.6	Sufficiency of Acquired Assets
Schedule 4.7	Noncompliance with Law
Schedule 4.8	Proceedings against Sellers
Schedule 4.9	Absence of Certain Changes
Schedule 4.10.3	Tax Matters
Schedule 4.10.4	Tax Examinations
Schedule 4.10.7	Tax Liens
Schedule 4.11.1	Employees
Schedule 4.11.2	Employee Benefit Plans
Schedule 4.11.4	ERISA Compliance
Schedule 4.11.5	Proceedings Relating to Seller Employee Benefit Plans
Schedule 4.11.6	ERISA Liabilities
Schedule 4.11.8	Welfare Benefits
Schedule 4.11.9	Contributions to Seller Employee Benefit Plans
Schedule 4.11.11	Collective Bargaining Agreements
Schedule 4.11.12	Labor Relations
Schedule 4.12.1.A	Patents
Schedule 4.12.1.B	Trademarks
Schedule 4.12.1.C	Copyrights
Schedule 4.12.2	Licenses to Affiliates
Schedule 4.12.3	Infringement and Allegations of Infringement of Third Party Intellectual Property
Schedule 4.12.4	Infringement of the Purchased Intellectual Property
Schedule 4.12.5	Intellectual Property Notices

1

Schedule 4.13.1	Material Contracts
Schedule 4.13.2	Default/Post-Petition Contracts
Schedule 4.14	Environmental Matters
Schedule 4.15 (a)	Insurance Policies
Schedule 4.15(b)	Transferred Insurance Policies
Schedule 4.16.1	Defects in Title for Personal Property Assets
Schedule 4.16.3	Other Inventory Locations
Schedule 4.16.4	Machinery, Equipment and Capitalized Tools
Schedule 4.17.1	Leased Real Property
Schedule 4.17.2	Owned Real Property
Schedule 4.19	Affiliate Transactions
Schedule 6.1.1	Exceptions to Covenants Regarding Conduct of Business prior to the Closing
Schedule 6.3	Assumed and Assigned U.S. Contracts
Schedule 6.4.1	Product Subcomponents
Schedule 6.6.7	Severance or Termination Agreements
Schedule 6.11.1	Excepted Shared Intellectual Property
Schedule 6.11.1.A	Excluded Products
Schedule 6.11.5	Transfer of Proportional Share of Licenses
Schedule 6.11.8.A	Separation Plan
Schedule 6.11.8.B	Facilities Separation Plan
Schedule 6.11.8.C	Certain IT Separation Activities
Schedule 6.12	Letters of Credit
Schedule 6.16	Shared Items Transferred to Buyers
Schedule 6.22	KDAC Reference Balance Sheet
Schedule 6.24	Other Services
Schedule 7.2.4	Outsourcing Agreements
Schedule 8.2.2	Exceptions to Purchased Intellectual Property
Schedule 11.3.3	Certain Manufacturing Facilities

2

EXHIBITS

Exhibit 6.2.1.A	Bidding Procedures Order
Exhibit 6.2.1.B	Sale Approval Order
Exhibit 6.17.3	Buyers’ Balance Sheet
Exhibit 6.22	KDAC Share Transfer Agreement
Exhibit 8.2.1.A	Somerton, Australia Assignment and Assumption Agreement
Exhibit 8.2.1.B	Paris Technical Center Sublease
Exhibit 8.2.1.C	Mexico Technical Center Sublease
Exhibit 8.2.2.A	Patent Assignment
Exhibit 8.2.2.B	Trademark Assignment
Exhibit 8.2.2.C	Copyright Assignment
Exhibit 8.2.3.A	Mexico Asset Sale Agreement
Exhibit 8.2.3.B	China Share Transfer Agreements
Exhibit 8.2.3.C	France Asset Sale Agreement
Exhibit 8.2.3.D	Australia Asset Sale Agreement
Exhibit 8.2.3.E	India Asset Sale Agreement
Exhibit 8.2.3.F	Germany Asset Sale Agreement
Exhibit 8.2.3.G	Italy Asset Sale Agreement
Exhibit 8.2.3.H	Korea Asset Sale Agreement
Exhibit 8.2.3.I	Japan Asset Sale Agreement
Exhibit 8.2.3.J	Poland Share Transfer Agreement
Exhibit 8.2.3.K	Brazil Quota Transfer Agreement
Exhibit 8.2.4	Deposit Escrow Agreement
Exhibit 8.2.5	Transition Services Agreement
Exhibit 8.2.6	Bills of Sale
Exhibit 8.2.7	Assignment and Assumption Agreements
Exhibit 8.3.2	Quit Claim Deed for Owned Real Property

3

SCHEDULE 1
DETAILS OF SELLERS AND BUYERS

	ASSET/	SALE COMPANY/
	STOCK	JV COMPANIES	SELLER	BUYER
MANUFACTURING FACILITY:
Saginaw, Michigan	Asset	N/A	Delphi Automotive Systems LLC

New Castle, Indiana	Asset	N/A	Delphi Automotive Systems LLC

Athens, Alabama	Asset	N/A	Delphi Automotive Systems LLC

Queretaro, Mexico	Asset	N/A	Alambrados y Circuitos Electricos, S.A. de CV

Juarez, Mexico	Asset	N/A	Rio Bravo Electricos, S.A. de C.V.

Sabinas Hidalgo, Mexico	Asset	N/A	Delphi Ensamble de Cables y Componentes, S. de R.L. de C.V.

Strasbourg, France	Asset	N/A	Delphi France SAS

Somerton, Australia	Asset	N/A	Delphi Automotive Systems Australia Ltd.

Suzhou, China	Stock	Sale Company – Saginaw Steering (Suzhou) Co., Ltd.	Delphi Automotive Systems Singapore Pte. Ltd.

Bangalore, India	Asset	N/A	Delphi Automotive Systems Private Ltd.

Porto Alegre, Brazil	Stock	Sale Company – Newco (to be established)	99.9% - Delphi Automotive Systems do Brasil, Ltda. 0.1% - to be established

Tychy, Poland Gliwice, Poland	Stock	Sale Company - Delphi Polska Automotive Systems Sp. zoo	Delphi Automotive Systems (Holding), Inc.

Hebei, China	Stock (60%)	JV Company - Delphi Saginaw Lingyun Drive Shaft Co. Ltd.	60% - Delphi China LLC

Wuhu, China	Stock (60%)	JV Company - Saginaw Lingyun Driveshaft (Wuhu) Co., Ltd.	60% - Delphi Automotive Systems Singapore Pte. Ltd.

TECHNICAL CENTERS AND SALES OFFICES:
Dearborn, Michigan	Asset	N/A	Delphi Automotive Systems LLC

Milford, Michigan	Asset	N/A	Delphi Automotive Systems LLC

4

	ASSET/	SALE COMPANY/
	STOCK	JV COMPANIES	SELLER	BUYER
Troy, Michigan	Asset	N/A	Delphi Automotive Systems LLC

Casa Grande, Arizona	Asset	N/A	Delphi Automotive Systems LLC

Juarez, Mexico	Asset	N/A	Delphi Automotive Systems, S.A. de C.V.

Tremblay-en-France, France	Asset	N/A	Delphi France SAS

Ruesselsheim, Germany	Asset	N/A	Delphi Deutschland GmbH

Torino, Italy	Asset	N/A	Delphi Italia Automotive Systems S.r.l

Beijing, China	Asset	Sale Company – Saginaw Steering (Suzhou) Co., Ltd.	Delphi Automotive Systems Singapore Pte. Ltd.

Shanghai, China	Asset	Sale Company – Saginaw Steering (Suzhou) Co., Ltd.	Delphi Automotive Systems Singapore Pte. Ltd.

Akishima, Japan	Asset	N/A	Delphi Automotive Systems Japan, Ltd.

Seoul, Korea	Asset	N/A	Delphi Korea Corporation

INTELLECTUAL PROPERTY:
	Asset	N/A	Delphi Technologies, Inc.

5

SCHEDULE 1.1.C.
PRODUCTS
1.	Halfshafts and components for halfshafts:
•	Inboard and outboard CV Joints

•	Axle shafts
2.	Propeller shaft joints

3.	Products primarily intended to provide directional control in response to the driver’s inputs:
•	Columns, including:
•	intermediate shafts

•	energy absorption mechanisms

•	mechatronic systems and associated sensors

•	mechanical and electromechanical systems for positioning the column

•	column adjustment controllers and algorithms

•	steering angle, velocity and torque sensors

•	signal processing electronics

•	signal processing algorithms

•	interfaces for components provided with the column (levers and switches)

•	styled components for driver operation (levers)

•	cosmetic enclosures
•	Steering systems, including:
•	Mechanical steering components
s	Rack and pinion and tie rods

s	Torsion bar
•	Hydraulic steering assist system:
s	Pumps, reservoirs, hoses, coolers and valves

s	Variable effort assist

s	Controllers for steering function

s	Steering control algorithms

s	Angular position, angular velocity, torque, and pressure sensors

s	Integral gears
•	Electric steering assist systems:
s	Actuators (motors, sensors and reduction mechanisms)

s	Controllers and algorithms for steering functions

s	Steering control algorithms (and steering control software)
➢	Motor control, sensor signal processing and diagnostics

s	Torque and angular position sensors
•	Steer-by-wire systems:
s	Steering wheel actuator (motors and mechanisms)

s	Road wheel actuators (motors and mechanisms)

s	Torque/force sensors

s	Steering angle sensors

s	Rack position sensors

s	Controllers for steering functions

s	Steering system safety features:
➢	Diagnostics algorithms

➢	Fault management
4.	Systems relying on steering, but not primarily responsive to driver’s inputs for providing directional control:
•	Active steering control systems:
s	Rear steering:
➢	Actuators (motors and mechanisms)

➢	Rear wheel steering controllers

➢	Rack position sensors
s	Front steering:
➢	Actuators (motors and mechanisms)

➢	Controllers for front wheel steering angle

➢	Controllers for steering gear ratio

➢	Torque and angular position sensors
s	Steering control algorithms (and steering control software)
5.	Steering components (as described above) for use in systems providing functions other than directional control:
•	Parking assist

•	Brake-by-steering

•	Lane departure warning

•	Steering response to drowsy driver

•	Vehicle dynamics control:
s	Lane keeping

s	Collision avoidance

s	Stability control:
➢	Yaw stability

➢	Compensation for split mu conditions

➢	Rollover stability
s	Autonomous Steering